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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-117668

PROSPECTUS

AMF BOWLING WORLDWIDE, INC.

EXCHANGE OFFER FOR
$150,000,000
10% SENIOR SUBORDINATED NOTES DUE 2010

We are offering to exchange:

up to $150,000,000 of our new 10% Senior Subordinated Notes due 2010, Series B

for

a like amount of our outstanding 10% Senior Subordinated Notes due 2010.

Material Terms of Exchange Offer

  •
  The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

  •
  The exchange notes will be guaranteed jointly and severally by each of our wholly owned domestic subsidiaries on a senior subordinated basis.

  •
  There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

  •
  You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on November 18, 2004, unless extended.

  •
  The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

  •
  The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the Staff of the SEC.

  •
  We will not receive any proceeds from the exchange offer.

        For a discussion of certain factors that you should consider before participating in this exchange offer, see "Risk Factors" beginning on page 10 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

October 19, 2004

        We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

        Until January 16, 2005, all dealers that buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

MARKET AND INDUSTRY DATA

        Industry and market data included in this prospectus were obtained from our own research, studies conducted by third parties and industry and general publications published by third parties and, in some cases, are management estimates based on industry and other knowledge. We do not make any representations as to the accuracy of such information. Information about international markets is inherently more uncertain than U.S. information. While we believe our internal estimates are generally reliable and market definitions are appropriate, they have not been verified by any independent sources, and neither we nor the initial purchasers make any representations as to the accuracy of such estimates.

TRADEMARKS

        We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Each trademark, trade name, or service mark by any other company appearing in this prospectus belongs to its holder.

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SUMMARY

        The following summary does not contain all the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading "Risk Factors" before making an investment decision. In this prospectus, unless the context requires otherwise: (i) "AMF," "Company," "we," "us" and "our" refer to AMF Bowling Worldwide, Inc. and its subsidiaries; and (ii) "Issuer" and "AMF Worldwide" refer to AMF Bowling Worldwide, Inc., exclusive of its subsidiaries.

The Company

Overview

        We are the leading bowling company in the world, tracing our roots back to 1946, when the AMF automatic pinspotter revolutionized the sport of bowling. We are engaged in two business segments: the operation of bowling centers in the United States and internationally; and the manufacture and sale of bowling equipment, such as automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, lane machines, bowling center supplies and the resale of other related products, including bowling bags and shoes. We had revenue and operating loss of $678.8 million and $0.8 million, respectively, for the year ended June 27, 2004.

        As of June 27, 2004, we operated 465 bowling centers worldwide, which we estimate received over 50 million customer visits per year in each of the last five years. In the United States, we operate 370 centers and are the largest operator with nearly four times as many centers as our closest competitor. As of June 27, 2004, we operated 95 bowling centers in five foreign countries. On September 30, 2004, we sold 33 centers in the United Kingdom and exited bowling center operations in that country. On October 15, 2004, we entered into an agreement to sell our 45 operating bowling centers in Australia. The transaction is expected to close by the end of November 2004.

        The majority of our bowling centers are clustered in areas where we have significant market share, many of which are major metropolitan areas. This clustering strategy, along with the average size of each of our bowling centers and our total number of bowling centers, allows us to achieve economies of scale in our operating, purchasing and marketing efforts.

        In addition to being the world's largest bowling center operator, we are a global leader in the manufacturing and distribution of bowling products.

Competitive Strengths

        Stability of Revenue and Operating Income of the U.S. Bowling Business:    Our U.S. bowling center operations have recorded steady performance over the past four years, generating continuing center compound annual growth rates in revenue and operating income of 0.6% and 26.7%, respectively. The operating income margins in our U.S. bowling center operations, which averaged approximately 8.2% during the past four years, increased by 460 basis points over the course of that four-year period.

        Stable and Predictable Cash Flow Characteristics:    In addition to the relatively stable and predictable revenue characteristics of our bowling center operations, the maintenance capital expenditure and working capital requirements associated with those operations have been relatively stable and predictable as well.

        Leading Position in a Mature Industry:    As a global market leader, we derive and expect to continue to derive significant economies of scale as a result of our size. Our U.S. bowling centers have 39 lanes on average compared with 21 lanes on average for all U.S. bowling centers. We believe larger bowling centers can be more profitable, as their size facilitates incremental revenue over a relatively fixed cost structure as compared with smaller centers.

        Diverse Geographic Footprint and Customer Base:    With our U.S. bowling centers located in 38 states and in Puerto Rico, our geographic footprint is diverse. For additional information, see "—Recent Developments."

        Stability and Support of New Ownership:    We receive strong support and stability from our new ownership. Our new owners, led by Code Hennessy & Simmons LLC ("CHS"), are investing in our future and providing support and guidance for the development of a long-term strategic plan. Our senior management, led by our new CEO, Frederick R. Hipp, is concentrating fully on the development and implementation of that plan. Mr. Hipp has extensive experience in the restaurant and leisure industry, most recently serving as President and Chief Executive Officer of California Pizza Kitchen.

Business Strategy

        We continue to focus on our core U.S. bowling centers and bowling products businesses and will continue to consider strategic opportunities including acquisitions, divestitures and joint ventures as opportunities arise.

        Focused Marketing and Sales Efforts:    U.S. bowling center marketing expenses constituted just 2.2% of revenue in 2004. We believe that a modest investment in local marketing and sales expertise at the appropriate time may add incremental revenue at attractive profit margins. The core aspect of this strategy is to selectively add field marketing professionals who will focus on increasing group events that generate traffic and incremental revenue opportunities, such as corporate outings, birthday parties, school events and new league offerings.

        Implement Shared Retail Best Practices Across Bowling Centers:    We continue the transition from a collection of independent bowling centers to a retail chain with best practices and centrally established strategies and execution plans. Key elements of this process include:

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  Pricing discipline.

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  Improved food and beverage offerings.

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  Better management, training and measurement.

        We are testing programs to support each of these elements and expect to execute plans upon successful completion of these tests.

        Selectively Invest in Facility Improvements:    In an effort to improve the customer experience, we plan to make selective facility improvements to key centers, such as upgraded food and beverage offerings, new scoring systems, improved lighting and interior decor, larger arcades and modernized restrooms. We are conducting a comprehensive strategic market analysis to rank the bowling centers on management's estimate of their performance potential and will initiate this facility improvement program based upon those results.

        Improve Management Information Systems:    We recently began the process of upgrading our point-of-sale (POS) system and linking it to certain scoring systems and believe that this upgrading and integration will enhance information capabilities. In the past, the lack of integration between these systems could have led to games played not being reported to the front desk.

        Realize Improved Results from Restructured Products Business:    We continue to focus on new product introductions, cost reduction opportunities to existing products and better working capital management. We have also taken steps to make our bowling products business a stand alone business unit that will perform many of the management and administrative services formerly provided by AMF Worldwide.

The Merger and Related Financing Transactions

        On November 26, 2003, Kingpin Holdings, LLC ("Kingpin Holdings") and its wholly-owned subsidiary, Kingpin Merger Sub, Inc. ("Merger Sub"), entered into an Agreement and Plan of Merger with AMF Worldwide (the "Merger Agreement"). Pursuant to the Merger Agreement, on February 27, 2004, Merger Sub was merged into AMF Worldwide, with AMF Worldwide being the surviving corporation (the "merger"). Each shareholder of AMF Worldwide received $25.00 in cash for each share of AMF Worldwide common stock that was outstanding prior to the merger, including vested options and warrants, for aggregate proceeds (including option proceeds) of $258.7 million. Kingpin

Holdings is a Delaware limited liability company formed at the direction of CHS. Kingpin Holdings is owned by Code Hennessy & Simmons IV LP ("CHS IV"), Mr. Hipp and other equity investors (collectively referred to herein as the "equity investors"). As a result of the merger, CHS IV has majority voting control over Kingpin Holdings. In connection with the merger, the following events, which we refer to collectively as the "Transactions," occurred:

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  The borrowing by AMF Worldwide of approximately $135.0 million in term loans (with an aggregate revolving loan commitment of $40.0 million which was undrawn at the closing of the Transactions but we had outstanding $14.3 million of stand-by letters of credit) under our senior secured credit facility (the "senior secured credit facility");

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  The repurchase of $150.0 million in aggregate principal amount of our then outstanding 13% senior subordinated notes due 2008;

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  The offering of $150.0 million in aggregate principal amount of the outstanding notes described in this prospectus;

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  The sale of certain of our real estate under a sale-leaseback facility for gross proceeds of $254.0 million;

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  An investment made by the equity investors in Kingpin Holdings totaling approximately $135.0 million, less equity syndication costs of $1.3 million;

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  The payment of the merger consideration of $258.7 million (including option proceeds) and the consummation of the merger;

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  The repayment of $228.1 million of our existing senior indebtedness; and

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  The payment of certain fees and expenses incurred in connection with the Transactions.

Recent Developments

Amendment to Senior Secured Credit Facility

        On September 20, 2004, we entered into an amendment to our senior secured credit facility. The amendment became effective on September 24, 2004. The amendment, among other things, requires us to prepay loans and/or cash collateralize or pay certain letter of credit obligations under the senior secured credit facility in an amount equal to 20% of the net cash proceeds from any sale, transfer or other disposition of the assets or stock of certain of our subsidiaries that operate overseas. The amendment also permits us to redeem, purchase, prepay, retire, defease or otherwise acquire the notes described in this prospectus for cash consideration that does not exceed 80% of the net cash proceeds from those sales of assets or stock within a specified time period.

Sale of UK Bowling Centers

        On September 30, 2004, we sold our bowling center business that operated 33 bowling centers in the United Kingdom for gross cash proceeds of approximately $72.0 million and exited bowling center operations in that country.

Sale of Australia Bowling Centers

        On October 15, 2004, we entered into a definitive agreement to sell our 45 operating bowling centers in Australia for approximately $49.3 million, subject to certain adjustments to be made at closing. The sale will also include the real estate associated with one closed bowling center. The transaction is expected to close by the end of November 2004, subject to certain closing conditions. Following the consummation of the sale, we will have exited our bowling center operations in Australia.

Additional Information

        Our principal executive offices are located at 8100 AMF Drive, Mechanicsville, Virginia 23111, and our telephone number is (804) 730-4000.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes	We sold the outstanding notes on February 27, 2004 to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston LLC. We collectively refer to those parties in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the outstanding notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, as amended.
Registration Rights Agreement
Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to commence and complete this exchange offer within 240 days of issuing the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.
The Exchange Offer
We are offering to exchange the exchange notes, which will be registered under the Securities Act, for your outstanding notes, which were issued on February 27, 2004 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.
Resales
We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:
• the exchange notes are being acquired in the ordinary course of your business;
•
you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and
• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.
Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on October 19, 2004.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, November 18, 2004, unless we decide to extend the expiration date.
Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.
Procedures for Tendering Outstanding Notes	If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:
•
an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or
•
If the notes you own are held of record by The Depository Trust Company, or "DTC," in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or "ATOP," in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the notes exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:
• a timely confirmation of book-entry transfer of your outstanding notes into the account of the notes exchange agent at DTC if you are effecting delivery of book-entry transfer, or
• if necessary, the documents required for compliance with the guaranteed delivery procedures.
Special Procedures for Beneficial Owners
If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.
Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on November 18, 2004.
Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.
Exchange Agent	Wilmington Trust Company is serving as the exchange agent in connection with the exchange offer.

Summary of Terms of the Exchange Notes

        The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. Unless the context otherwise requires, we use the term "notes" in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	AMF Bowling Worldwide, Inc.
Securities	$150.0 million aggregate principal amount of 10% Senior Subordinated Notes due 2010, Series B.
Maturity	March 1, 2010
Interest payment dates	March 1 and September 1, commencing September 1, 2004.
Guarantees	Each of our wholly owned domestic subsidiaries will jointly and severally, fully and unconditionally, guarantee the exchange notes on a senior subordinated basis. Future domestic subsidiaries may also be required to guarantee the exchange notes.
Ranking	The exchange notes will be unsecured senior subordinated obligations and will be subordinated to our senior secured credit facility and other existing and future senior indebtedness. The exchange notes will rank equally to our senior subordinated indebtedness and will rank senior to our subordinated indebtedness. Each guarantee will be unsecured and subordinated to senior indebtedness of the applicable guarantor. In addition, the exchange notes will effectively rank junior to all existing and future indebtedness and other liabilities of our subsidiaries that are not guarantors, which will initially consist of our non-domestic subsidiaries and our non-wholly owned domestic subsidiaries. Because the exchange notes are subordinated, in the event of bankruptcy, liquidation or dissolution and acceleration of or payment default on senior indebtedness, holders of the exchange notes will not receive any payment until holders of senior indebtedness and senior guarantor indebtedness have been paid in full. The exchange notes will also be subordinated to our secured indebtedness, including our senior secured credit facility, as to the assets securing such indebtedness.
As of June 27, 2004,
• we had outstanding $138.8 million of senior indebtedness, all of which was secured;
• our subsidiaries that are guarantors had outstanding $3.4 million of senior indebtedness (excluding guarantees of our senior secured credit facility); and

	•	our subsidiaries that are not guarantors (initially consisting of our foreign subsidiaries and non-wholly owned domestic subsidiaries) had outstanding $0.4 million of senior indebtedness, other than intercompany debt and the guarantees of our senior secured credit facility by our non-wholly owned domestic subsidiaries.
Optional redemption	We may redeem some or all of the exchange notes, at any time after March 1, 2007, at the redemption prices described in this prospectus.
Public equity offering optional redemption	Before March 1, 2007, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of certain public equity offerings at 110% of the principal amount of the exchange notes, plus accrued interest, if at least 65% of the aggregate principal amount of the exchange notes originally issued remains outstanding after such redemption.
Change of control	When a change of control occurs, each holder of exchange notes may require us to repurchase some or all of its exchange notes at a purchase price equal to 101% of the principal amount of the exchange notes, plus accrued interest.
Covenants	The indenture under which the outstanding notes were issued will govern the exchange notes. The indenture contains covenants that, among other things, limit our ability and the ability of our subsidiaries to:
	•	incur additional indebtedness;
	•	pay dividends on, redeem or repurchase our capital stock;
	•	make investments;
	•	create certain liens;
	•	sell assets;
	•	in the case of our restricted subsidiaries, incur obligations that restrict their ability to make dividend or other payments to us;
	•	in the case of our restricted subsidiaries, guarantee or secure indebtedness;
	•	enter into transactions with affiliates;
	•	create unrestricted subsidiaries; and
	•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.
These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Notes" in this prospectus.

Risk Factors

        You should refer to the section entitled "Risk Factors" elsewhere in this prospectus for an explanation of certain risks of participating in the exchange offer.

Summary Financial Data

        The following tables should be read in conjunction with our consolidated financial statements and the related notes thereto, and the sections entitled "Unaudited Pro Forma Financial Information," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. All amounts in the following tables are in millions unless otherwise indicated, and certain totals may be affected by rounding. References in this table to "Reorganized Predecessor Company" refers to AMF Worldwide and its subsidiaries before consummation of the Transactions.

	Reorganized Predecessor Company		Pro Forma
	Fiscal Year ended June 29, 2003	Fiscal Year ended June 27, 2004 (b)	Fiscal Year ended June 27, 2004 (c)
Statement of Operations Data(a):
Operating revenue	$667.6	$678.8	$678.8
Operating expenses:
Cost of goods sold	135.0	152.2	143.5
Bowling center operating expenses	369.3	398.5	404.3
Selling, general and administrative expenses	42.2	66.1	43.8
Restructuring, refinancing and other charges	1.1	0.8	0.8
Depreciation and amortization	80.7	62.0	63.8

Total operating expenses	628.3	679.6	656.2
Operating income (loss)	39.3	(0.8)	22.6
Nonoperating expenses (income):
Interest expense	39.8	32.6	24.7
Interest income	(0.7)	(0.7)	(0.7)
Loss on extinguishment of debt	—	35.3	—
Other expense (income), net	(4.0)	(2.9)	(2.9)

Total nonoperating expenses, net	35.1	64.3	21.1
Reorganization items expenses (income), net	(0.3)	(0.3)	(0.3)
Provision for income taxes	1.1	2.0	1.1

Net income (loss)	$3.4	$(66.8)	$0.7

		Actual
		As of June 27, 2004
Balance Sheet Data:
Cash and cash equivalents		$12.7
Working capital (deficit)		(15.5)
Goodwill		—
Total assets		502.1
Total debt		288.8
Stockholder's equity		111.4

(a)
Certain amounts have been reclassified to conform with current period presentation.

(b)
The fiscal year ended June 27, 2004 is the combination of the four months ended June 27, 2004, and the eight months ended February 29, 2004. These combined periods are not comparable because they are not presented on the same basis of accounting due to the application of purchase method accounting and are therefore not presented in accordance with U.S. generally accepted accounting principles ("GAAP").

(c)
The unaudited pro forma financial data for the fiscal year ended June 27, 2004 has been prepared to give pro forma effect to the Transactions. The pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Transactions actually been consummated at the beginning of the period presented or on June 27, 2004 and do not purport to indicate financial data as of any future date or for any future period.

RISK FACTORS

        You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus, when deciding whether to participate in the exchange offer. The risks and uncertainties described below are not the only ones we or you may face. The following risks, together with additional risks and uncertainties not currently known to us or that we may currently deem immaterial, could impair our financial condition and results of operations.

Risks Associated with the Exchange Offer

Because there is no public market for the notes, you may not be able to resell your notes.

        The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

  •
  the liquidity of any trading market that may develop;

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  the ability of holders to sell their exchange notes; or

  •
  the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

        We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid. The exchange notes are expected to be eligible for trading by qualified buyers in the PORTAL market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through The Nasdaq National Market.

        In addition, any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see "Exchange Offer."

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

        We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we may not accept your notes for exchange. For more information, see "Exchange Offer."

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

        We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks Relating to the Notes

Our substantial indebtedness and our ability to incur further indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and otherwise adversely impact our business and growth prospects.

        As a result of the Transactions, we have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to you. As of June 27, 2004, we had $138.8 million of senior indebtedness outstanding, our subsidiaries that are guarantors had $3.4 million of senior indebtedness outstanding (other than indebtedness under our senior secured credit facility) and our subsidiaries that are not guarantors had $0.4 million of senior indebtedness outstanding (other than intercompany debt and the guarantees by our non-wholly owned subsidiaries of our obligations under our senior secured credit facility). In addition, we had $150 million of debt outstanding pursuant to these notes.

        Our substantial indebtedness could have important consequences for you, including:

  •
  we may have difficulty satisfying our obligations with respect to the notes;

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  we may have difficulty obtaining financing in the future for working capital, capital expenditures or other purposes;

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  we will need to use a substantial portion of our available cash flow to pay interest and principal on our debt, which will reduce the amount of money available to finance our operations and other business activities;

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  we may be restricted from making acquisitions or exploiting business opportunities;

  •
  some of our debt, including our borrowings under our senior secured credit facility, will have variable rates of interest, which will expose us to the risk of increased interest rates;

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  our debt level will increase our vulnerability to general economic downturns and adverse industry conditions;

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  our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general;

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  our substantial amount of debt and the amount we need to pay to service our debt obligations could place us at a competitive disadvantage compared to our competitors that have less debt;

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  we may not have sufficient funds available, and our debt level may also restrict us from raising the funds necessary, to repurchase all of the notes tendered to us upon the occurrence of a change of control, which would constitute an event of default under the notes;

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  our failure to comply with the financial and other restrictive covenants in our debt instruments which, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects; and

  •
  if we are unable to meet our indebtedness obligations, we could be forced to restructure or refinance our obligations, seek equity financing or sell assets. We may be unable to restructure or refinance these obligations, obtain equity financing or sell assets in a timely manner on terms satisfactory to us or at all. If we are unable to restructure or refinance our obligations, we may default under our obligations. Upon an acceleration of such indebtedness, we may not be able to make payments under our indebtedness, including the notes.

        Despite our substantial leverage, we and our subsidiaries may be able to incur significantly more indebtedness in the future. The terms of the indenture and the senior secured credit facility allow us and our subsidiaries to issue and incur additional debt upon satisfaction of certain conditions. If new debt is added to current levels, this could exacerbate the risks described above, including our ability to service our indebtedness.

Your right to receive payments on the notes is junior to our existing senior indebtedness and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all of the guarantors' existing senior indebtedness and possibly to all their future borrowings.

        The notes and the guarantees rank behind all of our and the guarantors' existing and future senior indebtedness and are subordinated in right of payment to all of our and the guarantors' existing and future senior indebtedness.

        As a result of such subordination, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantor subsidiaries or our or the guarantors' property, the holders of our and the guarantors' senior debt will be entitled to be paid in full before any payment may be made with respect to these notes or the guarantees. In addition, we and the guarantors will be prohibited from making payments on the notes in the event of a payment default and certain non-payment defaults on the our senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with all other holders of ours and the guarantors' senior subordinated indebtedness in the assets remaining after we and the guarantors have paid all of the senior debt. However, because the indenture relating to the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our or their creditors and holders of notes may receive less, ratably, than the holders of senior debt.

        As of June 27, 2004, we had approximately $138.8 million of senior debt outstanding to which the notes and the guarantees are subordinated.

Since the notes are unsecured, your right to enforce remedies is impaired by the rights of holders of secured debt and our assets may be insufficient to pay amounts due on your notes.

        In addition to being contractually subordinated to all existing and future senior indebtedness, our obligations under the notes are general unsecured obligations while obligations under our senior secured credit facility are secured by substantially all of our domestic assets and those of our subsidiaries. Accordingly, if we or any of the guarantors becomes insolvent or is liquidated, or if payment under the senior secured credit facility is accelerated, the lenders under the senior secured credit facility will be entitled to exercise the remedies available to a secured lender under applicable law and will have a secured claim on all assets securing the senior secured credit facility before the holders of unsecured debt, including the notes and guarantees. If this were to occur, it is possible that there would be no assets remaining after payment of these lenders from which claims of the holders of the notes could be satisfied. In addition, the lessor under our sale-leaseback facility has typical remedies for a sale-leaseback arrangement with respect to such property. See "Description of Certain Indebtedness." None of our existing foreign subsidiaries guarantee the notes.

        As of June 27, 2004, we had approximately $138.8 million of secured indebtedness, including indebtedness outstanding under our senior secured credit facility.

We will require a significant amount of cash to service our indebtedness and our sale-leaseback facility. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the notes and amounts borrowed under the senior secured credit facility, to pay for the sale-leaseback facility and to fund planned capital expenditures and expansion efforts and any strategic acquisitions we may make in the future, if any, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

        Based on our current level of operations, we believe our cash flow from operations, together with available cash and available borrowings under the senior secured credit facility, will be adequate to meet future liquidity needs for at least the next twelve months. However, we cannot assure you that our business will generate sufficient cash flow from operations in the future due to, among other reasons, the factors set forth in this "Risk Factors" section, that our currently anticipated growth in net revenue and cash flow will be realized on schedule or that future borrowings will be available to us under the senior secured credit facility, in each case, in an amount sufficient to enable us to repay our indebtedness, including the notes, or to fund our other liquidity needs, including with respect to the sale-leaseback facility. If we cannot service our indebtedness, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may have to take actions such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional financing. We cannot assure you that any refinancing of our indebtedness, including the senior secured credit facility and the notes, would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on commercially reasonable terms, if at all. In addition, the terms of our existing or future debt agreements and our sale-leaseback facility, including our senior secured credit facility and the indenture governing the notes, may restrict us from pursuing any of these alternatives. Our inability to generate sufficient cash flow to satisfy our debt service obligations and our sale-leaseback facility, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition, results, operations and prospects as well as on our ability to satisfy our obligations on the notes.

The indenture related to the notes, the senior secured credit facility and the sale-leaseback facility contain a number of restrictive covenants which will limit our ability to finance future operations, capitalize on business opportunities or otherwise operate our business.

        The senior secured credit facility, the sale-leaseback facility and the indenture related to the notes contain certain covenants that, among other things, restrict our and certain of our subsidiaries' ability to:

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  incur additional indebtedness;

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  pay dividends on stock or purchase stock;

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  make investments and other restricted payments;

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  use assets as security in other transactions;

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  sell certain assets or merge with or into other companies;

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  guarantee other indebtedness;

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  enter into certain transactions with affiliates;

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  sell stock in certain of our subsidiaries; and

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  restrict dividends or other payments to our company.

        In addition, the senior secured credit facility requires us to maintain specified financial ratios and to satisfy certain financial covenants including requiring us to use a portion of the proceeds we receive in specified debt or equity issuances to repay outstanding borrowings under our senior secured credit facility. All of these covenants may restrict our ability to expand or to fully pursue our business strategies. Our ability to comply with these and other provisions of the indenture and the senior secured credit facility may be affected by changes in our operating and financial performance, changes in general business and economic conditions or other events beyond our control. We may not be able to meet these ratios or satisfy these covenants and we cannot assure you that our lenders will waive any failure to do so.

        A breach of any of the covenants in, or our inability to maintain the required financial ratios under, the senior secured credit facility could result in a default under our senior secured credit facility and/or under the notes. Upon occurrence of an event of default under our senior secured credit facility, the lenders could elect to declare all amounts outstanding under our senior credit facility, together with interest and other fees, to be immediately due and payable and terminate all commitments to extend further credit, which could result in an event of default under the notes. If the lenders under our senior secured credit facility accelerate the repayments of borrowings, we may not have sufficient assets to repay our senior secured credit facility and our other indebtedness, including the notes. If we are unable to repay those amounts, the lenders under our senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness.

We may not be permitted or have the ability to purchase the notes upon a change of control as required by the indenture.

        Upon occurrence of a "change of control" as defined in the indenture, we will be required, in most circumstances, to make an offer to repurchase all outstanding notes at a price equal to 101% of the principal amount of such outstanding notes, plus accrued and unpaid interest, if any, to the date of the repurchase. The source of funds for any purchase of the notes would be our available cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by our existing or new equityholders. We cannot assure you that these sources will be available or sufficient to make the required repurchase of notes. In addition, our senior secured credit facility restricts our ability to repurchase the notes, including pursuant to a change of control offer and a change of control will result in an event of default under our senior secured credit facility and may result in an event of default under other indebtedness that we may incur in the future. An event of default under our senior secured credit facility or other future senior indebtedness could result in an acceleration of such indebtedness, in which case the subordination provisions of the notes would require payment in full of such senior indebtedness before we could repurchase the notes. We cannot assure you that we would have sufficient resources to repurchase the notes and pay our other obligations if the indebtedness under our senior secured credit facility or other future senior indebtedness were accelerated upon the occurrence of a change of control. See "Description of the Notes—Purchase of Notes Upon a Change of Control" and "Description of Certain Indebtedness."

None of our existing foreign or non-wholly owned domestic subsidiaries are guarantors and you may not be able to look to the assets of such subsidiaries for payment on the notes. In addition, because the notes are structurally subordinated to the indebtedness of our non-guarantor subsidiaries, your right to receive payments on the notes could be adversely affected if any of our foreign subsidiaries or other non-guarantor domestic subsidiaries declare bankruptcy, liquidate, or reorganize.

        Holders of notes will not have any claim as creditors of our subsidiaries that are not guarantors of the notes. None of our foreign subsidiaries or non-wholly owned subsidiaries guarantee the notes. In addition, the terms of the notes permit subsidiary guarantors to be released in certain circumstances.

The notes are structurally subordinated to any existing and future preferred stock, indebtedness and other liabilities of any of our subsidiaries that do not guarantee the notes. This is so even if such obligations do not constitute senior indebtedness. In addition, the indenture will, subject to limitations, permit our non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities that may be incurred by these subsidiaries. Our non-wholly owned non-guarantors can guarantee certain types of other debt so long as they constitute less than 3% of our consolidated net income. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of preferred stock, indebtedness and other liabilities of such non-guarantor subsidiaries will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets are made available for distribution to us. In addition, the ability of the non-guarantor subsidiaries to pay dividends or distributions to us is subject to applicable local laws, tax laws and other restrictions. In addition, if we sell our international operations, we may be able to make a restricted payment of 35% of the proceeds subject to compliance with the terms of our senior secured credit facility and "Description of Notes—Limitation on Restricted Payments." We amended our senior secured credit facility effective September 24, 2004, to, among other things, reduce the required prepayments on loans and/or cash collateralization or payment of certain letter of credit obligations under the senior secured credit facility from 65% to 20% of net cash proceeds of certain sales of international operations. We are currently reviewing our operations to determine if there are any assets that we should sell, including our international operations. On September 30, 2004 we sold our bowing center operations in the United Kingdom for gross cash proceeds of approximately $72.0 million. On October 15, 2004, we entered into an agreement to sell our 45 operating bowling centers in Australia for approximately $49.3 million. During the year ended June 27, 2004, our non-guarantor subsidiaries accounted for approximately 13% of our net revenue and, as of June 27, 2004, approximately 17% of our total assets.

Under fraudulent conveyance laws, a court could void obligations under the notes or the guarantees by our subsidiaries. These risks are enhanced because the proceeds of our offering are being used to fund an acquisition.

        Under the federal bankruptcy laws and comparable provisions of state fraudulent conveyance laws, a court could void obligations under the notes or the guarantees by our subsidiaries, subordinate those obligations to more junior obligations or require holders of the notes to repay any payments made under the notes or pursuant to the guarantees, if an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or our company as a debtor-in-possession, claims that the notes or the subsidiary guarantees constituted a fraudulent conveyance. These risks are enhanced because the proceeds of our offering were used to fund the Transactions. For this claim to succeed, the claimant must generally show that:

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  fair consideration or reasonably equivalent value was not received in exchange for the obligation; and

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  at the time the obligation was incurred, the obligor:

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  was insolvent;

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  was rendered insolvent by reason of the obligation;

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  was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

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  intended to incur, or believed that it would incur, debts beyond its ability to pay them as debts matured.

        The measure of insolvency for these purposes will depend upon the law of the jurisdiction being applied. Generally, however, an obligor will be considered insolvent for these purposes if:

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  the sum of its debts, including contingent liabilities, was greater than the salable value of all of its assets at a fair valuation;

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  the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including under our senior secured credit facility, the notes or the guarantees, if it determined that the transaction was made with intent to hinder, delay or defraud our or our guarantors' creditors.

        On the basis of historical financial information, recent operating history and other factors, we believe that we and each of our guarantors, after giving effect to the debt incurred in connection with the offering of the notes and the borrowings under our senior secured credit facility and the use of proceeds therefrom, did not become insolvent, did not have unreasonably small capital for the business in which we are or each of our guarantors is engaged and did not incur debts beyond our or each of our guarantors' ability to pay our or our guarantors' debts as they mature. However, we cannot assure you as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Risks Relating to Our Business and Operations

Our bowling centers business faces intense competition from other leisure activities, and, in particular, has experienced declines in the number of games bowled.

        Bowling is both a competitive sport and a recreational entertainment activity and faces competition from numerous alternative leisure activities. The success of our bowling centers business is subject to continued interest in bowling, the availability and affordability of other recreational and entertainment alternatives, the amount of customer leisure time, and other social and economic factors over which we have no control.

        Our bowling center business has experienced and is continuing to experience a decline in the number of games bowled per lane per day, also known as "lineage." This decline has been primarily caused by a decrease in the number of league bowlers. We believe this decline is attributable to changing lifestyles, resulting in fewer players willing or able to make the commitment to the traditional 30-week league season. Although more people are bowling at our bowling centers, they are bowling less often. While we are seeking to improve lineage at the bowling centers and offset the financial impact of lineage declines, we have experienced difficulty in our efforts to increase lineage and cannot assure you that we will be successful in offsetting further declines in lineage, or that lineage will not further decrease.

        In evaluating our bowling center operations from time to time, we may determine that the long-term financial viability of our bowling centers business is best served by ending operations at certain under-performing centers or in specific regions or countries. We would expect to incur charges with respect to any actions to end operations at under-performing centers.

We face significant global competition in our bowling products business.

        AMF and Brunswick Corporation are the two largest manufacturers of bowling center equipment and are the only full-line manufacturers of bowling equipment and supplies that compete globally. We also compete with smaller, focused companies in certain product lines. In recent years, we have experienced price pressure and loss of market share in connection with the growth of lower cost, lower quality bowling products and readily available low cost used equipment. We expect the trend toward lower cost products to continue.

Our foreign operations are subject to various risks which may have a material adverse effect on our business.

        We have operations outside of the United States, including, but not limited to, bowling center operations in Australia (46 centers), Mexico (9 centers), France (4 centers) and Japan (3 centers). For additional information, see "Summary—Recent Developments." Our bowling products business also has a significant sales presence in Europe, with European operations centralized out of Rotterdam, the Netherlands. Our international operations are subject to the usual risks inherent in operating abroad, including, but not limited to, currency exchange rate fluctuations, restrictive laws, tariffs, import and export duties and quotas, foreign customers, value added taxes, difficulty in obtaining distribution and support for products, the laws and policies of the United States affecting trade, international investment and loans, and foreign tax law changes. We do not currently hedge for currency fluctuations. Furthermore, our products business experiences significant volatility in international demand for New Center Packages ("NCPs"). For example, from 1997 to 2000, the revenue from bowling products sold in China dropped from approximately $70 million to less than $5 million.

We may not be able to renew real property leases for certain bowling centers on current favorable terms.

        Of the 370 bowling centers that we currently operate in the United States, 304 are operated on premises under existing leases and 66 are owned properties in the United States. 186 properties were sold to and leased back from an unaffiliated third party upon completion of the sale-leaseback facility. We refer to such leases as our "leaseback leases." Certain of our U.S. leases are long term leases at rents we believe to be below current market rates. Other such leases have rents fixed at a percentage of the revenue generated by the bowling center on the leased premises. If revenue generated by these bowling centers decreases, landlords may decide not to renew the leases or to change the terms of the rents to be paid under the leases. Of our 304 U.S. leases, 68 expire within the next five years, of which 21 do not have options to further extend the lease term. We cannot assure you that we will succeed in negotiating leases at these centers on favorable terms. We also may choose not to renew, or may not be able to renew, certain of such existing leases if the capital investment then required to maintain the centers at leased locations is not justified by the return on the investment required. If we are not able to renew our leases at rents that allow such centers to remain profitable as their terms expire, the number of our U.S. bowling centers may decrease, resulting in lower revenue from bowling center operations, which may impact our ability to meet our financial goals. Bowling centers subject to the sale-leaseback facility have an initial lease term of approximately 20 years, with 9 renewal terms, the first of which being for a term of 10 years and the remainder being for a term of 5 years each. To the extent we are in default under the sale-leaseback facility, our operation of all of these facilities could be negatively impacted.

We depend on key personnel for our current and future performance.

        Our current and future performance depends to a significant degree upon the continued contributions of our senior management team and other key personnel, especially at the bowling center level. We have experienced significant corporate management turnover in the past and we are presently led by a new Chief Executive Officer, as further discussed in the section entitled "Management." Any additional new corporate management would be untested. The loss or unavailability of any member of our corporate management team or a key employee could adversely affect us. In addition, we may have higher than normal turnover as a result of the consummation of the Transactions. We cannot assure you that we would be able to locate or employ qualified replacements on acceptable terms for senior management or key employees if their services are no longer available.

Our results of operations fluctuate on a seasonal basis.

        Our financial performance is seasonal. Revenue and cash flow peak in the winter months and reach their lows in the summer. The seasonality is based on both the bowling league season and bowling's popularity as an indoor activity, especially in cold and/or rainy weather. A shortage of cash flow in summer months could result in an inability to service our debt. Furthermore, unusual weather conditions such as heavy snow, ice storms or unseasonably pleasant weather in early spring or late fall can reduce traffic at our bowling centers during those periods.

Our bankruptcy reorganization could harm our business, financial condition and results of operations.

        We emerged from bankruptcy in March 2002. There may still be a perception that we may not be able to satisfy debt and other obligations in the future as a result of our bankruptcy reorganization and this could adversely affect our ability to obtain adequate financing, our relationships with our customers and suppliers, and our ability to retain or attract high-quality employees.

Our operations are subject to many governmental regulations that could adversely affect our operations.

        Various federal, state and local laws and permitting and licensing requirements affect our business, including alcoholic beverage, health and safety and fire agencies in the state, county or municipality in which our operations are located. For example, each bowling center is required to maintain a license to sell alcoholic beverages on the premises. We are also subject to state and federal regulations regarding employees, such as minimum wage and overtime pay laws which may impact our financial performance. There are no unique regulations applicable to bowing center operations or bowling equipment manufacturing. Currently, and from time to time, we are subject to claims relating to the violations of such regulations. Any future legislative changes in these areas could adversely affect our business.

We are subject to environmental laws and regulations that could adversely affect our business, financial condition and result of operations.

        Our operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of, certain materials, substances and wastes. The manufacturing facilities operated by our products business have received in the past notices of noncompliance with various environmental laws and regulations and have paid fines and undertaken corrective action in connection with such noncompliance. In the future, we could incur substantial costs, including fines or sanctions, in order to achieve and maintain compliance with such environmental laws and regulations.

        We are also subject to laws and regulations governing remediation of contamination at facilities currently or formerly owned or operated by us or to which we have sent hazardous substances or wastes for treatment, recycling or disposal. Certain of our present and former properties are, or may be, contaminated with hazardous materials. In addition, some of our older bowling centers may contain asbestos-containing materials. We could incur substantial costs and liabilities, including cleanup costs and third-party claims for property damage or personal injury, in connection with such environmental laws and regulations relating to hazardous substance contamination. We cannot assure you that such costs or liabilities will not be material.

        We cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. We also cannot predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to environmental claims.

The nature of our bowling center operations gives rise to a number of lawsuits.

        Injuries at our bowling centers include injuries resulting from slips or falls on bowling lanes, injuries as a result of crimes occurring in the parking lots of various bowling centers, and alcohol-related injuries. Most of the claims or proceedings arising from these injuries are not considered material on an individual basis, but in the aggregate, such claims or proceedings and resulting losses may have a material adverse effect on our financial condition. Furthermore, we currently self-insure liability for each occurrence up to $500,000, therefore, we must satisfy in full each individual claim unless and until such claim exceeds $500,000 and then seek insurance reimbursements for any excess losses. The adverse impact of an increase in claims or our experience in favorably resolving claims could adversely affect the results of operations.

        In addition, one of our subsidiaries is a defendant in certain actions alleging violations of federal legislation involving unsolicited communications. These actions were brought by plaintiffs who received unsolicited marketing materials by facsimile. The plaintiffs in these actions seek statutory damages and have requested geographically-limited class certifications. In one of these actions, which was brought in Georgia state court, the court recently approved a settlement of the class action. It is not possible at this time to predict the outcome of the remaining action. From time to time, we resolve claims alleging similar violations in order to avoid litigation.

        We are also subject to various other litigation claims in the ordinary course of business.

We have incurred and may continue to incur costs related to the Americans with Disabilities Act of 1990.

        Our bowling centers must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") and analogous state and local laws. Compliance with the ADA requires, among other things, that public facilities "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines. We have been and continue to be involved in litigation in which it is claimed that certain of our bowling centers do not comply with the ADA. These cases and any future ADA litigation could result in fines, injunctive relief, awards for damages to private litigations and additional capital expenditures to remedy non-compliance.

The interests of our controlling shareholders may be in conflict with your interests as a holder of the notes.

        CHS IV has the ability to elect a majority of the board of managers or directors, as applicable, of Kingpin Holdings, AMF Worldwide and its subsidiaries and generally to control our affairs and policies. Circumstances may arise in which the interests of CHS IV or any other equity investor could be in conflict with the interests of the holders of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the equity holders may conflict with your interests as a holder of the notes. See "Certain Relationships and Related Transactions."

The increased capital expenditures and marketing and sales costs incurred in the execution of our future business strategy may not yield the expected results.

        We expect to selectively increase spending on capital improvements, food and beverage, and marketing and sales programs in an effort to grow revenue. This additional spending may not yield the positive results that we expect, and as a result, our cash flows could be significantly impaired.

We may be unable to protect our trademarks and other intellectual property; in addition, we may be subject to intellectual property litigation and infringement claims by third parties.

        We currently rely on a combination of registered and unregistered trademark, copyright, patent rights, and domain names to protect certain aspects of our business. We have licensed, and may license in the future, patents, trademarks, and similar proprietary rights to and from third parties, and have entered into, and may enter into in the future, other contractual arrangements with employees and third parties relating to our intellectual property rights. While we attempt to ensure that our intellectual property and similar proprietary rights are protected and that the third-party rights we need are licensed to us when entering into business relationships, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property, similar proprietary rights or reputation. Furthermore, we can give you no assurance that claims or litigation asserting infringement of intellectual property rights will not be initiated by third parties seeking damages, the payment of royalties or licensing fees and/or an injunction against the sale of our products or that we would prevail in any litigation or be successful in preventing such judgment. In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome. Although we believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products may infringe on the intellectual property rights of third parties and our intellectual property rights may not have the value we believe them to have.

Anti-smoking legislation in numerous states has affected and may continue to affect overall traffic and revenue in certain of our bowling centers.

        As a result of anti-smoking legislation, smoking is prohibited or restricted in our bowling centers in a number of states. We have found that centers subject to smoking prohibitions often experience a reduction in traffic and a corresponding drop in revenue. It is possible that anti-smoking legislation may be passed in additional states where we operate bowling centers. We cannot predict the effect of such legislation on our future bowling center revenue.

Our bowling products business is subject to retaliatory duties imposed by the European Union.

        As a result of certain rulings by the World Trade Organization with respect to tax benefits granted to U.S. exporters under U.S. tax laws, a substantial portion of our bowling products exported into European Union countries are subject to an additional duty. The additional duty was 5% ad valorem in March 2004 and increases 1% each month thereafter up to a maximum of 14%. These additional duties could have a material adverse effect on our revenue and cash flow. In addition, our business in the past has been affected by trade disputes between the U.S. and Europe. In the future, to the extent we are affected by trade disputes and increased tariffs are levied on our goods, our results of operations may be adversely impacted.

You are unlikely to be able to seek remedies against Arthur Andersen LLP, our former independent auditor.

        Our consolidated financial statements for fiscal year 2001 and for prior years, were audited by Arthur Andersen LLP, our former independent auditor. On June 15, 2002, Arthur Andersen was convicted of a federal obstruction of justice charge arising from the federal government's investigation of Enron Corporation. On August 31, 2002, Arthur Andersen ceased practicing before the SEC. SEC rules require us to present our audited financial statements in various SEC filings, along with Arthur Andersen's consent to our inclusion of its audit report in those filings. Arthur Andersen has not consented to the use of its audit report on our financial statements for fiscal years 1998-2001 included in this prospectus, and we do not expect to receive Arthur Andersen's consent in any filing that we make with the SEC, including the registration statement we are required to file with respect to the notes. Without this consent, it may become more difficult for you to seek remedies against Arthur Andersen. Furthermore, relief in connection with claims which may be available to investors under the federal securities laws against auditing firms may not be available as a practical matter against Arthur Andersen. You are unlikely to be able to exercise effective remedies or judgments against Arthur Andersen.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). The words "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors, risks and uncertainties include, but are not limited to, the following:

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  Our substantial indebtedness and the possibility that we may incur additional indebtedness going forward;

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  Our ability to generate sufficient cash flow to make interest payments on the notes;

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  Significant operating and financial restrictions placed on us by the indenture, our senior secured credit facility and the sale-leaseback facility;

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  Our ability to repurchase the notes upon a change of control;

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  The ability of the guarantors to make payments under their guarantees;

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  The popularity of bowling;

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  Competition in our bowling products business;

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  Risks related to our foreign operations;

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  The condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

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  Our ability to renew our real estate leases;

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  Our ability to retain and attract key employees;

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  The seasonality of and effect of unusual weather on our business;

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  The effect of our prior bankruptcy;

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  The effect of federal, state and local laws and permit requirements of governments, agencies and similar organizations in geographic areas where we have a financial interest;

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  The outcome of existing or future litigation or regulatory proceedings;

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  Potential conflicts of interest with holders of our equity securities;

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  Our ability to successfully implement our business initiatives;

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  The continued decline in lineage and our difficulty in increasing lineage;

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  The impact of anti-smoking legislation on our bowling center operations;

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  The continued price pressure from the growth of lower cost, lower quality bowling products and readily available, low cost used equipment;

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  The effect of retaliatory duties imposed on our products business by other countries; and

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  Other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

        These forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements included in this prospectus should not be construed as exhaustive. You should also read, among other things, the risks and uncertainties described in the section titled "Risk Factors" and in the documents that we refer to in the section titled "Where You Can Find Other Information." We qualify all our forward-looking statements by these cautionary statements.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement in connection with the issuance of the outstanding notes on February 27, 2004. Under the registration rights agreement, we and the guarantors agreed to:

  •
  file a registration statement within 150 days after the issue date of the outstanding enabling holders of outstanding notes to exchange the privately placed outstanding notes for publicly registered exchange notes with identical terms;

  •
  use our reasonable best efforts to cause the registration statement to become effective within 210 days after the issue date of the outstanding notes;

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  use our reasonable best efforts to complete the exchange offer within 240 days after the issue date of the outstanding notes; and

  •
  use our reasonable best efforts to file a shelf registration statement for the resale of the notes if we cannot effect an exchange offer within the time periods listed above and in other circumstances.

        We and the subsidiary guarantors will pay additional interest on the notes for the periods described below if:

  •
  we and the subsidiary guarantors do not file the required registration statement on time;

  •
  the SEC does not declare the required registration statement effective on time;

  •
  the exchange offer is not consummated or a shelf registration statement is not declare effective on time; or

  •
  the shelf registration statement is declared effective but shall later become unusable in connection with resales of the notes during the periods specified in the registration rights agreement.

        You will not have any remedy other than liquidated damages on the notes if we fail to meet the deadlines listed above, which we refer to as a registration default. When there is a registration default, the interest rate of the notes will increase by one-quarter of one percent per year for the first 90-day period. The interest rate (as so increased) will increase by an additional one-quarter of one percent each subsequent 90-day period until all registration defaults have been cured, up to an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

        The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

  •
  the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

  •
  the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

  •
  the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture relating to the outstanding notes.

        As of the date of this prospectus, $150,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on October 14, 2004 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

        Holders of outstanding notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

        We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

        If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offer.

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The term "expiration date" will mean 5:00 p.m., New York City time, on November 18, 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

        In order to extend the exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "—Conditions" have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner.

Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

        The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on September 1, 2004. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

        Interest on the exchange notes is payable semi-annually on each March 1 and September 1, commencing on September 1, 2004.

Procedures for Tendering

        Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

        By executing the letter of transmittal, each holder will make to us the representations set forth above in the third paragraph under the heading "—Purpose and Effect of the Exchange Offer."

        The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent's message.

        The method of delivery of outstanding notes and the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

        If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account with respect to the outstanding notes in accordance with DTC's procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

        Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

  (A)
  the tender is made through a member firm of the Medallion System;

  (B)
  prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

  (C)
  the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

  (1)
  specify the name of the person having deposited the outstanding notes to be withdrawn;

  (2)
  identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  (3)
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

  (4)
  specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

  (1)
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we reasonably believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

  (2)
  any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we reasonably believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

  (3)
  any governmental approval has not been obtained, which approval we reasonably believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

        If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see "—Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

        Wilmington Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail: Wilmington Trust Company DC-1626 Processing Unit P.O. Box 8861 Wilmington, Delaware 19899-8861	By Hand Prior to 4:30 p.m., New York City time, or Overnight Courier: Wilmington Trust Company Corporate Capital Markets 1100 North Market Street Rodney Square North Wilmington, Delaware 19890-1626
Facsimile Transmission: (302) 636-4145
For Information Telephone: (302) 636-6470

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and regular employees.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

        We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

        The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

  (1)
  to us upon redemption thereof or otherwise;

  (2)
  so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

  (3)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (4)
  pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

        With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

USE OF PROCEEDS

        This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

        We used the net proceeds from the issuance and sale of the outstanding notes of approximately $145.9 million, together with borrowings under our senior secured credit facility and proceeds received under the sale-leaseback facility, primarily to: (i) pay the merger consideration to the shareholders of AMF Worldwide; (ii) purchase the outstanding 13% senior subordinated notes due 2008 tendered in the tender offer; (iii) refinance existing indebtedness; and (iv) pay fees and expenses associated with the Transactions and for general corporate purposes.

CAPITALIZATION

        The following table sets forth our actual consolidated cash and cash equivalents and capitalization as of June 27, 2004. This table should be read in conjunction with our consolidated financial statements and the related notes thereto, the sections "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

As of June 27, 2004
($ in millions)
Cash and cash equivalents	$12.7

Debt:
Senior secured credit facility:
Revolver(1)	$—
Term loans	135.0
Outstanding notes	150.0
Other debt(2)	3.8

Total debt	288.8
Total stockholder's equity	111.4

Total capitalization	$400.2

(1)
$40 million aggregate commitment.

(2)
Consists primarily of capitalized leases.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        We derived the unaudited pro forma consolidated financial data set forth below by applying pro forma adjustments attributable to the Transactions to our historical consolidated financial statements appearing elsewhere in this prospectus.

        The unaudited pro forma consolidated statements of operations for the fiscal year ended June 27, 2004 give effect to the Transactions as if they were consummated on June 30, 2003. The unaudited pro forma consolidated financial data does not purport to represent what our results of operations would have been if the Transactions had occurred on the date indicated, nor are they indicative of results for any future periods.

        The unaudited pro forma consolidated statements of operations data has been prepared giving effect to the merger, which has been accounted for as a purchase in accordance with SFAS No. 141, "Business Combinations." Under purchase accounting, the total merger consideration was allocated to our assets and liabilities based upon management's preliminary estimates of fair value. The final allocation of the acquisition consideration will be based upon management's consideration of a final valuation analysis prepared by an independent valuation firm. Any adjustments based on that final valuation may change the allocations of the acquisition consideration, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma consolidated financial data.

        The unaudited pro forma consolidated financial data is presented for informational purposes only, is based upon available information and certain assumptions that we believe are reasonable, and exclude certain non-recurring charges. Certain amounts may be affected by rounding. You should read the unaudited pro forma consolidated financial data and the accompanying notes in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements including the notes thereto.

AMF BOWLING WORLDWIDE, INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Statement of Operations
For the Fiscal Year Ended June 27, 2004

($ in millions)

	Historical(1)	Adjustments		Pro Forma
Operating revenue	$678.8	$—		$678.8
Operating expenses:
Cost of goods sold	152.2	(8.7)	(2)	143.5
Bowling center operating expenses	398.5	5.8	(3)	404.3
Selling, general and administrative expenses	66.1	(22.3)	(4)	43.8
Restructuring, refinancing and other charges	0.8	—		0.8
Depreciation and amortization	62.0	1.8	(5)	63.8

Total operating expenses	679.6	(23.4)		656.2
Operating income (loss)	(0.8)	23.4		22.6
Non operating expenses (income):
Interest expense	32.6	(7.9)	(6)	24.7
Interest income	(0.7)	—		(0.7)
Loss on extinguishment of debt	35.3	(35.3)	(7)	—
Other expense (income), net	(2.9)	—		(2.9)

Total non operating expenses	64.3	(43.2)		21.1
Income (loss) before reorganization items, net and provision for income taxes	(65.1)	66.6		1.5
Reorganization items expense (income), net	(0.3)	—		(0.3)

Income (loss) before provision for income taxes	(64.8)	66.6		1.8
Provision for income taxes	2.0	(0.9)	(8)	1.1

Net income (loss)	$(66.8)	$67.5		$0.7

See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

AMF BOWLING WORLDWIDE, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Consolidated Statement of Operations

($ in millions)

(1)
Represents the historical consolidated statement of operations of AMF for the fiscal year ended June 27, 2004 which is the combination of the four months ended June 27, 2004, and the eight months ended February 29, 2004. These combined periods are not comparable because they are not presented on the same basis of accounting due to the application of purchase method accounting and are therefore not presented in accordance with GAAP.

(2)
The pro forma consolidated statement of operations for the fiscal year ended June 27, 2004 excludes the estimated $8.7 million one-time non-cash charge to cost of sales as the inventory which has been adjusted to fair value under purchase accounting was sold in the periods subsequent to the date of the Transactions and prior to June 27, 2004.

(3)
Reflects the adjustment to bowling center operating expenses for the rental expense that we would have incurred had the new sale-leaseback facility for certain of our U.S. bowling centers been in place on June 30, 2003. The facility requires monthly cash payments totaling $24.8 million for each of the twelve month periods ending February 28, 2005 to 2009, $27.2 million for each of the twelve month periods ending February 28, 2010 to 2014, $30.0 million for each of the twelve month periods ending February 28, 2015 to 2019, and $33.0 million for each of the twelve month periods ending February 28, 2020 to 2024. As a result, the annual straight-line rent charge will be $28.7 million. The pro forma adjustments do not reflect the impact of any increase to property taxes likely to result after the sale-leaseback transaction.

The fiscal year ended June 27, 2004 includes four months of historical rental expense under the sale-leaseback facility of $9.8 million and an adjustment for eight months of pro forma rental expense of $18.9 million. In addition, $13.1 million in closing costs related to the sale-leaseback facility have been excluded for the pro forma fiscal year ended June 27, 2004.

(4)
Reflects the net adjustment to selling, general and administrative expenses, as follows:

Public company board expenses (a)	$(0.5)
Management fees (b)	1.3
Transaction costs (c)	(23.1)

$(22.3)

  (a)
  Represents historical board expenses incurred as a result of our former public company status. These fees were terminated as a result of the Transactions.

  (b)
  Represents the management fee that will be charged to us by our new owners for certain financial, operational and management services. The fiscal year ended June 27, 2004 includes four months of historical expense of $0.7 million related to this management fee and an adjustment for eight months of pro forma management fee expense of $1.3 million.

  (c)
  Represents expenses directly related to the Transactions, primarily professional fees and certain employee retention payments.

(5)
Reflects the net adjustment to depreciation and amortization expense, as follows:

Additional depreciation expense as a result of purchase accounting (a)	$6.6
Reduction in depreciation expense as a result of the sale-leaseback facility (b)	(4.8)

$1.8

  (a)
  Represents additional depreciation expense arising from step-up to fair market value of property and equipment. The additional depreciation expense is calculated using the straight line method and a weighted average remaining useful life of approximately 6.1 years.

  (b)
  Represents the reduction of depreciation expense resulting from the sale-leaseback facility discussed in note (3) above. The adjustment assumes that the sale-leaseback facility had been in place on June 30, 2003.

(6)
Reflects adjustments to pro forma interest expense resulting from our new capital structure as follows:

Total interest expense	$20.9
Amortization of capitalized debt issuance costs (a)	3.8

Total pro forma interest expense	24.7
Less: historical interest expense	(32.6)

Net adjustment to interest expense	$(7.9)

  (a)
  Represents amortization expense on an estimated $22.0 million of capitalized debt issuance costs related to the Transactions. The debt issuance costs are being amortized over the related term of the debt instrument.

(7)
Reflects the adjustment to pro forma loss on extinguishment of debt for prepayment penalties of $26.5 million and the write-off of $8.8 million in deferred financing costs related to the Transactions.

(8)
Represents the tax effect of the pro forma adjustments described above.

SELECTED HISTORICAL FINANCIAL DATA

        The following selected historical financial data as of and for the fiscal years ended June 29, 2003 and June 27, 2004 and as of and for the six months ended June 30, 2002 have been derived from the audited consolidated financial statements of AMF, which were audited by KPMG LLP. The selected historical financial data as of and for the three fiscal years ended December 31, 2001 were derived from the audited consolidated financial statements of AMF, which were audited by Arthur Andersen LLP. The selected historical financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

        All dollar amounts in the following tables are in millions unless otherwise indicated. Certain totals may be affected by rounding.

	Predecessor Company			Transition Period		Reorganized Predecessor Company
	For the Fiscal Year ended December 31,
				Six Months ended June 30, 2002(c)		Fiscal Year ended June 29, 2003		Fiscal Year ended June 27, 2004(d)
	1999	2000	2001
Statement of Operations Data (a)(b):
Operating revenue	$732.7	$715.0	$694.9	$341.9		$667.6		$678.8
Operating expenses:
Costs of goods sold	177.2	173.1	154.6	66.9		135.0		152.2
Bowling center operating expenses	380.4	393.6	384.6	188.9		369.3		398.5
Selling, general, and administrative expenses	64.5	57.8	52.8	23.1		42.2		66.1
Restructuring, refinancing and other charges	16.6	11.5	18.6	4.2		1.1		0.8
Depreciation and amortization	132.7	136.0	130.0	46.0		80.7		62.0

Total operating expenses	771.4	772.0	740.6	329.1		628.3		679.6
Operating income (loss)	(38.7)	(57.0)	(45.7)	12.8		39.3		(0.8)
Nonoperating expenses (income):
Interest expense	111.3	121.5	104.9	23.3		39.8		32.6
Interest income	(1.9)	(1.4)	(1.0)	(0.6)		(0.7)		(0.7)
Loss on extinguishment of debt	—	—	—	—		—		35.3
Other expense (income), net	6.7	1.6	5.9	(3.4)		(4.0)		(2.9)

Total nonoperating expenses, net	116.1	121.7	109.8	19.3		35.1		64.3
Reorganization items expenses (income), net	—	—	56.7	13.3		(0.3)		(0.3)
Gain on debt discharge, net	—	—	—	(774.8)		—		—
Fresh start accounting adjustments	—	—	—	66.0		—		—
Provision for income taxes	27.6	2.3	4.8	5.1		1.1		—
Equity in loss of joint ventures, net	18.6	0.5	—	—		—		2.0
Cumulative effect of change in accounting for goodwill	—	—	—	718.4		—		—

Net income (loss)	$(201.0)	$(181.5)	$(217.0)	$(34.6)		$3.4		$(66.8)

Other Financial Data:
Ratio of earnings to fixed charges (b)	—	—	—	25.52	x	1.09	x	—
Deficiency to cover fixed charges	154.8	178.7	212.2	—		—		64.8
Balance Sheet Data:
Cash	$20.5	$46.8	$25.3	$34.2		$56.3		$12.7
Working capital (deficit)	7.1	(1,105.1)	(613.4)	(7.4)		(10.4)		(15.5)
Goodwill	765.1	746.1	718.4	—		—
Total assets	1,805.4	1,726.3	1,549.4	755.5		731.4		502.1
Total debt	1,048.6	1,136.6	619.5	441.1		416.5		288.8
Stockholder's equity	641.7	453.9	229.5	200.9		211.6		111.4

  (a)
  Certain amounts have been reclassified to conform with current year presentation.

  (b)
  Calculated by dividing earnings by total fixed charges. Earnings consist of net income plus income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, whether expensed or capitalized, amortization of debt expense and a portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

  (c)
  The Transition Period six months ended June 30, 2002 is the combination of the four months ended June 30, 2002, and the two months ended February 28, 2002. These combined periods are not comparable because they are not presented on the same basis of accounting due to the application of fresh start accounting and are therefore not presented in accordance with GAAP.

  (d)
  The fiscal year ended June 27, 2004 is the combination of the four months ended June 27, 2004, and the eight months ended February 29, 2004. These combined periods are not comparable because they are not presented on the same basis of accounting due to the application of purchase method accounting and are therefore not presented in accordance with GAAP.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

        We operate in two business segments: bowling center operations ("Centers") and bowling products operations ("Products"). To facilitate a meaningful comparison, certain portions of this Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") discuss the results of Centers and Products separately. In Fiscal Year 2004 (as defined in "Description of Reporting Periods" in this MD&A), Centers, the largest segment, represented 83% of consolidated revenue. In reviewing Centers, management focuses on Center revenue, operating expenses and capital expenditures. In reviewing Products, management focuses on working capital as well as revenue, operating expenses and gross profit margin.

        The following discussion should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year. Certain totals may be affected by rounding. Unless the context otherwise indicates, dollar amounts in this MD&A are in millions.

        On March 20, 2002, we changed our fiscal year end from December 31 to the Sunday closest to June 30. This results in fiscal years having 52 or 53 weeks. Previously, our fiscal year ran from January 1 through December 31. We also adopted a retail calendar year, with each quarter comprised of one 5-week period and two 4-week periods.

        Our Centers segment includes the operation of the U.S. and International facilities, which together operated 465 centers as of June 27, 2004. Our Products segment includes the manufacture of bowling equipment such as automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, lane machines, bowling center supplies and the resale of other related products, including bowling bags and shoes.

        Our operations discussed in this MD&A have been impacted by the following significant events:

Emergence from Chapter 11

        On February 1, 2002, the Bankruptcy Court confirmed the Second Amended Second Modified Joint Plan of Reorganization (the "Plan") of the AMF Worldwide and certain of its U.S. subsidiaries (collectively, the "Debtors"). The Plan became effective on March 8, 2002, which is the date on which the Debtors emerged from Chapter 11. On May 18, 2004, the Bankruptcy Court entered an order closing the Chapter 11 proceeding.

Merger

        On November 26, 2003, Kingpin Holdings, LLC ("Kingpin Holdings") and its wholly-owned subsidiary, Kingpin Merger Sub, Inc. ("Merger Sub"), entered into an Agreement and Plan of Merger with Worldwide (the "Merger Agreement"). Pursuant to the Merger Agreement, on February 27, 2004, the Merger Sub was merged into Worldwide with Worldwide being the surviving corporation (the "merger"). Each shareholder of AMF Worldwide received $25.00 in cash for each share of AMF Worldwide common stock that was outstanding prior to the merger (the "Old Common Stock") including vested options and warrants, for aggregate proceeds (including option proceeds) of $258.7 million. The Old Common Stock was canceled and the common stock of Merger Sub became the new common stock of Worldwide (the "New Common Stock"). As part of the merger, Kingpin Intermediate Corp., a wholly-owned subsidiary of Kingpin Holdings, became the sole shareholder of Worldwide.

        Kingpin Holdings is a Delaware limited liability company formed at the direction of Code Hennessy & Simmons LLC, a Chicago-based private equity firm ("CHS"). Kingpin Holdings is owned by Code Hennessy & Simmons IV, our chief executive officer and other equity investors (collectively, the "Equity Investors"). In connection with the merger, the following transactions occurred:

  •
  We borrowed $135.0 million in term loans under our senior secured credit facility, which also has an aggregate revolving loan commitment of $40.0 million;

  •
  We repaid the remaining outstanding borrowings of $228.1 million in term loans under the old senior secured credit facility;

  •
  We issued $150.0 million of the notes described in this prospectus;

  •
  We completed a tender offer for all of our then outstanding 13% senior subordinated notes due September 2008 of $150.0 million, with each holder who tendered the notes and related consents on or before the consent expiration date receiving $1,176.58 for each $1,000.00 principal amount of the tendered notes, including a $30.00 consent payment, and each holder who tendered notes and the related consents after the consent expiration date receiving $1,146.58 for each $1,000.00 principal amount of the tendered notes. Payment for the validly tendered notes was made on February 27, 2004;

  •
  We received an equity investment of $135.0 million, less equity syndication costs of $1.3 million;

  •
  AMF Centers and American Recreation Corporation, both wholly-owned indirect subsidiaries of ours, sold the land and related improvements of 186 owned bowling centers in the U.S. to unrelated third parties for gross proceeds of $254.0 million and AMF Centers simultaneously leased these bowling centers from the purchaser pursuant to two leases, each for an initial lease term of approximately 20 years, with 9 consecutive renewal terms, the first of which being for a term of 10 years and the second through ninth of which being for a term of 5 years each (the "sale-leaseback facility"), with initial cash rental payments of $24.8 million for each of the first five years; and

  •
  We paid a dividend of $250.3 million to Kingpin Intermediate Corp. which was deposited with our disbursement agent for payment to AMF Worldwide's then common stockholders, which included $1.0 million for the benefit of unissued equity holders under the Plan.

        Simultaneously with the merger, all of the directors resigned and George W. Vieth, Jr. resigned as President and Chief Executive Officer. Frederick R. Hipp was elected as the sole director and the President and Chief Executive Officer.

Outlook

        In Fiscal Year 2004, management spent considerable time and effort in selling our company to our new shareholder. With the merger, we now have an experienced and permanent chief executive officer. Going forward, management expects to focus on our core U.S. Centers and Products businesses. We will continue to explore strategic opportunities including acquisitions, divestitures and joint ventures as opportunities arise. For additional information, see "Summary—Recent Developments."

Consolidated Results

        The results of operations of the consolidated group of companies, Centers and Products are discussed below. The business segment results are presented before intersegment eliminations since we believe this provides a more accurate comparison of performance by segment. The intersegment eliminations are included in the consolidated results and are not material.

Description of Reporting Periods

        The following table describes the periods presented in the MD&A and in the related notes:

Period	Referred to as
Results for the New Company from March 1, 2004 through June 27, 2004	"New Company 2004 Four Months"
Results for the Reorganized Predecessor Company From June 30, 2003 through February 29, 2004	"Reorganized Predecessor Company 2004 Eight Months"
Combined New Company 2004 Four Months and Reorganized Predecessor Company 2004 Eight Months	"Fiscal Year 2004" *
Results for the Reorganized Predecessor Company from July 1, 2002 through June 29, 2003	"Fiscal Year 2003"
Results for the Reorganized Predecessor Company from March 1, 2002 through June 30, 2002	"Reorganized Predecessor Company 2002 Four Months"
Results for the Predecessor Company from January 1, 2002 through February 28, 2002	"Predecessor Company 2002 Two Months"
Combined Reorganized Predecessor Company 2002 Four Months and Predecessor Company 2002 Two Months	"Transition Period" **
Combined Predecessor Company Six Months ended December 31, 2001 and Transition Period	"Fiscal Year 2002"
Results for the Predecessor Company from January 1 through December 31, 2001	"Fiscal Year 2001"

*
These combined periods are not comparable because they are not presented on the same basis of accounting due to the application of purchase method accounting and are therefore not presented in accordance with GAAP.

**
These combined periods are not comparable because they are not presented on the same basis of accounting due to the application of fresh start accounting and are therefore not presented in accordance with GAAP.

Consolidated Group

	Fiscal Year
(In millions)
	2002	2003	2004
Operating revenue	$679.7	$667.6	$678.8
Cost of good sold	144.3	135.0	152.2
Bowling center operating expenses	378.0	369.3	398.5
Selling, general and administrative expenses	53.2	42.2	66.1
Restructuring, refinancing and other charges	9.2	1.1	0.8
Depreciation and amortization	109.5	80.7	62.0

Operating income (loss)	(14.5)	39.3	(0.8)
Interest expense, net	55.3	39.1	31.9
Loss on extinguishment of debt	—	—	35.3
Other (income) expense, net	(3.0)	(4.0)	(2.9)

Income (loss) before reorganization items, net, gain on discharge of debt, net, fresh start accounting adjustments, provision for income taxes and cumulative effect of change in accounting for goodwill	(66.8)	4.2	(65.1)
Reorganizations items, net	70.0	(0.3)	(0.3)
Gain on discharge of debt, net	(774.8)	—	—
Fresh start accounting adjustments	66.0	—	—

Income (loss) before provision for income taxes and cumulative effect of change in accounting for goodwill	572.0	4.5	(64.8)
Provision for income taxes	6.8	1.1	2.0

Income (loss) before cumulative effect of change in accounting for goodwill	565.2	3.4	(66.8)
Cumulative effect of change in accounting for goodwill	(718.4)	—	—

Net income (loss)	$(153.2)	$3.4	$(66.8)

Fiscal Year 2004 compared with Fiscal Year 2003

        Consolidated operating revenue was $678.8 million in Fiscal Year 2004, an increase of $11.2 million, or 1.7%, compared with Fiscal Year 2003. This increase was attributable to a $14.0 million increase in Products revenue primarily due to an increase in revenue in the Japanese and U.S. markets. This increase was partially offset by a decrease in Centers revenue of $0.1 million primarily attributable to a decrease in U.S. Centers revenue as a result of a decrease in bowling, food and beverage and ancillary sources due to a decrease in lineage.

        Operating loss was $0.8 million in Fiscal Year 2004 compared with operating income of $39.3 million in Fiscal Year 2003, a decrease of $40.1 million. This decrease was primarily due to $36.2 million of expenses incurred in connection with the merger. Additionally, $2.3 million of expenses were incurred in Fiscal Year 2004 related to the exploration of strategic opportunities.

Fiscal Year 2003 compared with Fiscal Year 2002

        Consolidated operating revenue was $667.6 million in Fiscal Year 2003 compared with $679.7 million in Fiscal Year 2002, a decrease of $12.1 million, or 1.8%. This decrease was primarily due to a $12.9 million, or 2.2%, decline in Centers operating revenue, primarily due to the closing of 45 centers since June 2001. Constant centers operating revenue increased $4.9 million, or 0.9%. Products revenue increased $0.7 million, or 0.6%.

        Our operating income was $39.3 million in Fiscal Year 2003 compared with a $14.5 million loss in Fiscal Year 2002, an increase of $53.8 million. In addition to the changes in depreciation and amortization, restructuring, refinancing and other charges discussed below, operating income in Fiscal Year 2003 increased primarily due to a $11.0 million decrease in selling, general and administrative expenses primarily attributable to charges in Products recorded in Fiscal Year 2002 of $6.8 million reflecting increased reserves for accounts receivable, the adjustment of the net carrying value of certain other assets and liabilities of $2.5 million, charges of $0.7 million for certain legal matters and reserves, a $8.7 million decrease in bowling center operating expenses primarily attributable to bowling center closings and a $9.3 million decrease in cost of goods sold. Our total decrease in operating expenses of $65.9 million, or 9.5% more than offset the $12.1 million decline in operating revenue, resulting in the $53.8 million improvement in operating income.

Restructuring, Asset Impairment, Refinancing and Special Charges

        We recorded approximately $0.8 million in Fiscal Year 2004, $1.1 million in Fiscal Year 2003 and $3.5 million in Fiscal Year 2002 related to asset impairment charges representing the difference between the fair market value and carrying value of impaired assets of closed bowling centers in the U.S. Additionally, in Fiscal Year 2002 we recorded approximately $5.7 million related to restructuring certain operations.

Depreciation and Amortization

        For Fiscal Year 2004 depreciation and amortization decreased $18.7 million, or 23.2%, compared with Fiscal Year 2003. This change was primarily attributable to decreased Centers depreciation as a result of certain U.S. assets acquired in 1996 becoming fully depreciated and due to center closures there are 27 fewer centers when compared with the prior year. Additionally, $2.9 million of this decrease was attributable to the impact of the sale-leaseback facility on depreciation.

        For Fiscal Year 2003, depreciation and amortization decreased $28.8 million, or 26.3%, compared with Fiscal Year 2002. This was principally related to the write-off of $718.4 million of goodwill as of January 1, 2002, in accordance with our adoption of SFAS No. 142 "Goodwill and Other Intangible Assets." In addition, we wrote down long lived assets (including other intangible assets) by approximately $66.0 million in connection with the application of fresh start accounting. Under SOP 90-7, the reorganization value, which was established for purposes of the Plan, was allocated to our various assets in accordance with SFAS No. 141 "Business Combinations" and our liabilities were stated at their present values.

Interest Expense, net

        Interest expense, net decreased $7.2 million, or 18.4%, in Fiscal Year 2004 compared with Fiscal Year 2003 primarily the result of lower principal amounts and interest rates under the Credit Agreement.

        Interest expense, net decreased $16.2 million, or 29.3%, in Fiscal Year 2003 compared with Fiscal Year 2002. This decrease is primarily attributable to the discharge of debt under the senior secured credit agreement dated May 1, 1996, as amended and restated (the "Pre-petition Credit Agreement"), as well as the 10 7/8% Series B Senior Subordinated Notes due 2006 and the 12 1/4% Series B Senior Subordinated Notes due 2006 (the "Pre-petition Subordinated Notes") in connection with our emergence from Chapter 11, and lower principal amounts and interest rates under the Credit Agreement and the Subordinated Notes. As of July 2, 2001, the Predecessor Company did not accrue interest on its pre-petition subordinated debt. If such interest had continued to be accrued, interest expense for Fiscal Year 2002 would have been approximately $42.1 million higher than the reported amount. The indebtedness represented by the Pre-petition Subordinated Notes was materially impaired or discharged in the Chapter 11 proceeding. See "Note 7. Long-Term Debt" in the Notes to the Condensed Consolidated Financial Statements and "Liquidity" and "Capital Resources" for further description of the debt.

Reorganization Items, Net

	Fiscal Year
(In millions)
	2002	2003	2004
Professional fees (a)	$30.1	$—	$—
Provision for center closing	22.4	—	—
Write-off of deferred financing costs (b)	9.1	—	—
Claims settlement (c)	4.8	—	—
Employee retention program (d)	2.4	—	—
Other	1.2	(0.3)	(0.3)

Net reorganization items expense	$70.0	$(0.3)	$(0.3)

(a)
Includes amounts for legal, accounting and financial advisory fees related to the Chapter 11 proceeding.

(b)
Represented financing costs associated with amount borrowed under the pre-petition credit agreement and with the issuance of the pre-petition subordinated notes.

(c)
Includes amounts reserved for the settlement of administration claims, property tax interest and penalties and the related professional fees.

(d)
Represented a bonus, severance and retention program approved by the Bankruptcy Court to ensure the retention of certain employees who were actively involved in our restructuring.

Provision for Income Taxes

        We had net operating losses of approximately $96.0 million in Fiscal Year 2004, $37.6 million in Fiscal Year 2003 and $30.1 million in Fiscal Year 2002. The net operating losses will begin to expire in 2022. We have a valuation reserve as of June 27, 2004, totaling $216.6 million against the deferred tax asset related to net operating losses and future deductible temporary items on which management believes we will not realize the benefits based on the "more likely than not" criteria of SFAS No. 109 "Accounting for Income Taxes." The tax provision recorded for Fiscal Year 2004 primarily relates to certain state, local and foreign taxes.

Net Income (Loss)

        Net loss in Fiscal Year 2004 was $66.8 million compared with net income of $3.4 million in Fiscal Year 2003. This decrease was primarily attributable to costs totaling $36.2 million incurred in Fiscal Year 2004 related to the merger, as well as a loss on the extinguishment of debt of $26.5 million in prepayment penalties and the write-off of $8.8 million in deferred financing costs related to the tender of the 13% senior subordinated notes. Additionally, we incurred a charge of $0.6 million related to severance for the former chief executive officer. These increases were partially offset by the decrease in depreciation and amortization discussed above.

        Net income in Fiscal Year 2003 was $3.4 million compared with a net loss of $153.2 million in Fiscal Year 2002. In Fiscal Year 2002, we incurred certain charges of $15.1 million within Products, which included $6.8 million related to increased reserves for accounts receivable, $5.1 million for increased reserves related to excess inventory, $2.5 million to adjust the net carrying value of certain assets and liabilities, $0.7 million related to legal matters and claims in Germany and an increase in the reserve for expenses involving a former employee. In addition to the changes in operating income (loss) discussed above, charges were recorded in Fiscal Year 2002 as follows:

(In millions)
Change in accounting for goodwill	$(718.4)
Gain on debt discharge, net	774.8
Reorganization items, net	(70.0)
Fresh start accounting adjustments	(66.0)

Total	$(79.6)

Performance by Business Segment

Centers

        Centers results reflect worldwide bowling centers operations. To facilitate a meaningful comparison, the constant center results reflect 463 centers (369 U.S. Centers and 94 International Centers) that have been in operation two full fiscal years as of June 27, 2004.

	Fiscal Year
(In millions)
	2002	2003	2004
Centers (a):
Operating revenue	$573.9	$561.0	$560.9
Cost of goods sold	57.3	54.4	60.7
Bowling center operating expenses	378.7	370.2	399.8
Restructuring, refinancing and other charges	4.1	1.1	0.8
Depreciation and amortization	94.1	74.3	54.8

Operating income	$39.7	$61.0	$44.8

Selected data:
Number of centers, end of period	490	475	465
Number of lanes, end of period	17,428	17,000	16,674

(a)
Before intersegment eliminations.

        The three principal sources of revenue and the percentage of each to total revenue is presented below:

	Fiscal Year
	2002	2003	2004
Revenue:
Bowling	58.5%	58.6%	58.2%
Food and beverage	27.4%	27.4%	27.7%
Ancillary sources	14.1%	14.0%	14.1%

        Fiscal Year 2004 compared with Fiscal Year 2003.    Centers operating revenue decreased $0.1 million compared with the prior year. U.S. constant center revenue decreased $5.1 million, or 1.2%, primarily the result of a decrease in lineage. Also contributing to this decrease is a decline in revenue of $10.9 million attributable to the closure of 27 bowling centers since June 30, 2002. These decreases were partially offset by an increase in international constant center revenue of $15.4 million, or 15.0%, primarily attributable to a favorable foreign exchange rate variance of $13.8 million. In addition, new center revenue increased $0.5 million.

        Bowling center operating expenses increased $29.6 million, or 8.0%, of which approximately $13.1 million were costs incurred in connection with the merger. Additionally, U.S. constant center operating expense increased $17.2 million, or 6.4% primarily attributable to increased payroll and $10.0 million of additional rent expense associated with the sale-leaseback agreements. International constant center expenses increased $11.3 million, or 18.4%, primarily attributable to an unfavorable foreign exchange rate variance of $9.7 million, and increases in payroll expense and marketing efforts. These increases were partially offset by a decrease in operating expenses as a result of closed centers of $9.0 million. Additionally, U.S. Centers recognized $1.5 million related to gains on casualty losses and $0.7 million related to gains on disposals of fixed assets, while International Centers recognized $2.2 million related to gains on disposals of fixed assets. Severance for the former U.S. Centers chief operating officer totaling approximately $0.3 million is included within payroll. Additionally, U.S. Centers also includes a charge totaling $0.6 million related to actions alleging violations of federal legislation involving unsolicited communications. As a percentage of revenue, operating expenses were 71.3% in Fiscal Year 2004 and 66.0% in Fiscal Year 2003.

        Depreciation and amortization decreased $19.5 million, or 26.2%, primarily attributable to a decrease in U.S. Centers depreciation expense as machinery and equipment acquired in 1996 became fully depreciated and due to center closures there are 27 less centers when compared with the prior fiscal year. Additionally, $2.9 million of the decrease was due to the impact of the sale-leaseback facility on depreciation.

        Operating income decreased $16.2 million, or 26.6%, versus Fiscal Year 2003 primarily due to the increase in operating expenses partially offset by the decrease in depreciation and amortization. In Fiscal Year 2004, Centers incurred a $6.3 million increase in cost of sales in conjunction with the application of purchase method accounting. Additionally, Centers recorded charges related to asset impairment resulting from center closures of $0.8 million and $1.1 million, in Fiscal Year 2004 and 2003, respectively.

        Fiscal Year 2003 compared with Fiscal Year 2002.    Centers operating revenue decreased $12.9 million, or 2.2%, compared with the prior year, of which $18.9 million was attributable to the closure of 45 bowling centers since June 30, 2001. Constant center revenue was up $4.9 million, or 0.9%. U.S. constant centers revenue decreased $0.9 million, or 0.2%. Decreases in lineage were partially offset by an increase in the U.S. constant centers "average price per game." International constant centers revenue increased approximately $5.8 million, or 5.9%, primarily attributable to a favorable foreign exchange rate variance of $9.1 million, partially offset by a decline in lineage.

        Bowling center operating expenses decreased $8.5 million, or 2.2%, primarily a result of center closings ($16.7 million). Constant centers operating expenses increased $7.4 million, or 2.2%. U.S. constant centers increased $1.6 million, or 0.6%, while international constant centers increased $5.8 million, or 10.3%. The U.S. constant centers increase was attributable to an increase of $2.3 million in insurance, taxes and licenses expense and $1.1 million associated with potential lease closure costs, partially offset by a decrease in advertising and maintenance expenses of $1.1 million and $0.7 million, respectively. U.S. Centers also includes a charge totaling $1.3 million related to one action alleging violations of federal legislation involving unsolicited communications. International constant center operating expenses were impacted by an unfavorable foreign exchange rate variance of $5.4 million and $0.2 million associated with potential lease closure costs. As a percentage of revenue, operating expenses were 66.0% in Fiscal Year 2003 and Fiscal Year 2002.

        Depreciation and amortization decreased $19.8 million, or 21.0%, primarily due to the write-off of $268.6 million of goodwill as of January 1, 2002 in accordance with our adoption of SFAS No. 142. In connection with the Chapter 11 proceeding, we wrote down $76.4 million of long lived assets. In addition, center closures contributed to the reduction in deprecation expense.

        Operating income increased $21.3 million, or 53.7%, versus Fiscal Year 2002 primarily due to the decrease in operating expenses, depreciation and amortization. In addition to the impact of the changes discussed above, Centers recorded charges related to asset impairment resulting from center closures of $1.1 million and $3.5 million, in Fiscal Year 2003 and 2002, respectively, and $0.6 million related to restructuring in Fiscal Year 2002.

Products

	Fiscal Year
(In millions)
	2002	2003	2004
Products (a):
Operating revenue	$123.3	$124.0	$138.0
Cost of goods sold	103.1	97.0	110.1

Gross profit	20.2	27.0	27.9
Selling, general and administrative charges	33.9	23.0	22.2
Restructuring, refinancing and other charges	5.2	—	—
Depreciation and amortization	15.5	5.8	6.1

Operating loss	$(34.4)	$(1.8)	$(0.4)

Selected data:
Gross profit margin	16.4%	21.8%	20.2%

(a)
Before intersegment eliminations.

        Fiscal Year 2004 compared with Fiscal Year 2003.    Products operating revenue increased $14.0 million, or 11.3%. The increase in the NCP market had a favorable impact on results. During Fiscal Year 2004, Products recorded NCP shipments of 918 units compared with 877 units in Fiscal Year 2003. Revenue in Japan increased $7.4 million as a result of increased demand in the Japanese market. Additionally, revenue increased $4.8 million in the U.S. as a result of stronger demand and a new product introduction. Revenue also increased in Europe by $1.3 million, primarily the result of increased volume as well as favorable exchange rate variances.

        Gross profit increased by $0.9 million, or 3.3%. The gross profit margin was 20.2% in Fiscal Year 2004 compared with 21.8% in Fiscal Year 2003. The decreased margin was primarily attributable to a $2.3 million increase in cost of sales in conjunction with the application of purchase method accounting.

        Products selling, general and administrative expenses decreased $0.8 million, or 3.5%, compared with Fiscal Year 2003. This decrease is primarily attributable to a decrease in bad debt expenses.

        Depreciation and amortization increased $0.3 million, or 5.2%, primarily due to adjustments made as a result of the application of purchase method accounting.

        Operating loss for Fiscal Year 2004 was $0.4 million compared with an operating loss of $1.8 million in Fiscal Year 2003. The decrease in the operating loss is primarily attributable to the increase in revenue as discussed above which was partially offset by the cost of sales adjustment of $2.3 million.

        Fiscal Year 2003 compared with Fiscal Year 2002.    Products operating revenue increased $0.7 million, or 0.6%. The increase in the NCP market had a favorable impact on results. During Fiscal Year 2003, Products recorded NCP shipments of 877 units compared with 765 units in Fiscal Year 2002. The European region reflected an increase in revenue of $5.2 million, partially offset by decreased sales of modernization equipment in the U.S.

        Gross profit increased $6.8 million, or 33.7%. The gross profit margin was 21.8% in Fiscal Year 2003 compared with 16.4% in Fiscal Year 2002. The improved margin percentage was primarily due to $5.1 million of additional reserves recorded in Fiscal Year 2002 related to the estimated net realizable value of certain excess inventory. In addition, cost of goods sold in Fiscal Year 2002 includes $1.3 million related to the consolidation of European operations into the Rotterdam logistics center and $0.9 million for the write-down of the carrying value of certain inventory in the U.S. and Japan.

        Selling, general and administrative expenses decreased $10.9 million, or 32.2%. This reduction is primarily attributable to charges recorded in Fiscal Year 2002 of $6.8 million reflecting increased reserves for accounts receivable, the adjustment of the net carrying value of certain other assets and liabilities of $2.5 million, charges of $0.7 million for certain legal matters and claims in Germany and reserves for expenses involving a former employee.

        Depreciation and amortization decreased $9.7 million, or 62.6%, primarily due to the write-off of $449.8 million of goodwill as of January 1, 2002 in accordance with our adoption of SFAS No. 142.

        Operating loss for Fiscal Year 2003 was $1.8 million compared with a loss of $34.4 million in Fiscal Year 2002. In addition to the impact of the charges discussed above, the prior year also included non-recurring charges of $4.9 million for increased reserves related to excess inventory and $0.3 million related to asset impairment charges.

Liquidity—Capital Resources—Asset Sales—Capital Expenditures

General

        In connection with the merger, as of February 27, 2004, we entered into the senior secured credit facility that consisted of a $135.0 million term loan maturing in August 2009 and a $40.0 million revolver maturing in February 2009.

        We generally rely on cash flow from operations and borrowings under our $40.0 million revolver to fund our liquidity and capital expenditure needs. Our ability to repay our indebtedness will depend on future performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors. Management believes that available cash flow from operations and borrowings available or capacity under the revolver will be sufficient to fund its liquidity and capital expenditure needs.

        Both the senior secured credit facility and the indenture governing the notes contain certain restrictive covenants, including the achievement of certain financial covenants and maximum levels of capital expenditures. We are in compliance with the covenants as of June 27, 2004.

Liquidity

        Fiscal Year 2004 compared with Fiscal Year 2003.    As of June 27, 2004, working capital deficit was $15.5 million compared with a working capital deficit of $10.4 million at June 29, 2003, an increase in the deficit of $5.1 million. This change was primarily attributable to a decrease in cash due to expenses incurred in connection with the merger, partially offset by a decrease in the current portion of long-term debt outstanding as a result of the merger.

        Fiscal Year 2003 compared with Fiscal Year 2002.    As of June 29, 2003, working capital was a deficit of $10.4 million compared with a working capital deficit of $7.4 million at June 30, 2002, a decrease of $3.0 million. The decrease in working capital at June 29, 2003 compared with June 29, 2002, was primarily attributable to an increase of $23.9 million in the current portion of long-term debt and decreases of $3.1 million in receivables and $4.9 million in inventory. This decrease in working capital was offset by an increase in working capital attributable to an increase of $22.1 million in cash and a decrease of $7.1 million in accounts payable and accrued expenses.

Operating Cash Flow

	Fiscal Year
(In millions)
	2002	2003	2004
Cash flows from operating activities:
Before changes in assets and liabilities	$15.0	$87.2	$10.1
Working capital	(7.4)	(10.4)	(15.5)
Other changes	67.2	14.5	17.0

Total	$74.8	$91.3	$11.6

        Net cash provided by operating activities was $11.6 million in Fiscal Year 2004 compared with $91.3 million in Fiscal Year 2003, a decrease of $79.7 million. This decrease is primarily the result of decreased operating net income of $70.2 million, decreased depreciation and amortization expense of $18.7 million and a $5.5 million increase in the gain on the sale of property and equipment. These decreases were partially offset by increases in cash flow as a result of the merger, write-off of $8.8 million in deferred financing costs and non-cash purchase method accounting adjustments of $8.7 million.

        Net cash provided from operating activities was $91.3 million in Fiscal Year 2003 compared with $74.8 million in Fiscal Year 2002, an increase of $16.5 million. The increase primarily resulted from an increase in cash generated by working capital in Fiscal Year 2003 and an improvement in operating performance primarily through the reduction of operating expenses.

Investing

	Fiscal Year
(In millions)
	2002	2003	2004
Cash flows from investing activities:
Purchases of property and equipment	$(47.8)	$(38.9)	$(48.1)
Proceeds from the sale of property and equipment	1.1	1.3	9.4
Proceeds from the sale-leaseback facility	—	—	254.0
Other	—	0.1	—

Total	$(46.7)	$(37.5)	$215.3

        Net cash provided by investing activities was $215.3 million in Fiscal Year 2004 compared with net cash used in investing activities of $37.5 million in Fiscal Year 2003. In Fiscal Year 2004, we received proceeds of $254.0 million related to the sale-leaseback facility in connection with the merger. Additionally, we received $9.4 million related to proceeds from the sale of property and equipment in Fiscal Year 2004 compared with $1.2 million in Fiscal Year 2003. These increases in cash flows were partially offset by an increase in Centers expenditures, primarily related to capital improvements and an investment in a new point-of-sale system for U.S. Centers.

        Net cash used in investing activities was $37.5 million in Fiscal Year 2003 compared with $46.7 million in Fiscal Year 2002, a decrease of $9.2 million. Purchases of property and equipment decreased by $8.9 million in Fiscal Year 2003. This decrease is primarily due to decreased Centers expenditures, primarily related to capital improvements of $7.6 million and a decrease in Products expenditures of $1.2 million.

Financing

	Fiscal Year
(In millions)
	2002	2003	2004
Cash flows from financing activities:
Borrowings (repayments) of debt, net	$1.3	$(25.8)	$(127.2)
Payments under capital lease obligations	—	(0.2)	(0.5)
Deferred financing costs	(12.3)	—	(22.0)
Dividends paid	—	—	(250.3)
Equity Investment	—	—	133.7
Other	—	—	(0.9)

Total	$(11.0)	$(26.0)	$(267.2)

        Net cash used in financing activities was $267.2 million in Fiscal Year 2004 compared with net cash used in financing activities of $26.0 million in Fiscal Year 2003. This increase is primarily the result of the satisfaction of the 13% senior subordinated notes and the old senior secured credit facility. Additionally, we paid dividends of $250.3 million in connection with the merger. We also received a net equity investment of $133.7 million from the equity investors in connection with the merger.

        Net cash used in financing activities was $26.0 million in Fiscal Year 2003 compared with $11.0 million in Fiscal Year 2002, an increase of $15.0 million. Payments of long-term debt and capital lease obligations exceeded proceeds by $26.0 million.

        As a result of the aforementioned, cash decreased by $44.6 million in Fiscal Year 2004 compared with an increase of $22.1 million in Fiscal Year 2003.

Capital Resources

        The following table shows our debt balance at June 29, 2003 and June 27, 2004:

		New Company
	Reorganized Predecessor Company
(In millions)		June 27, 2004
	June 29, 2003
Term Loan	$—	$135.0
Old Term Facility	262.2	—
10% senior subordinated notes due 2010	—	150.0
13% senior subordinated notes due 2008	150.0	—
Revolver	—	—
Mortgage note and capitalized leases	4.3	3.8

Total debt	$416.5	$288.8

        As of June 27, 2004, we had approximately $21.9 million available for borrowing under the revolver, with no amounts outstanding and approximately $18.1 million of issued but undrawn standby letters of credit. The revolver continues to be available for our working capital and general corporate needs, subject to customary borrowing conditions. On September 10, 2004, we made a $0.3 million repayment required due to certain asset sale proceeds which is not reflected in the Consolidated

Balance Sheet at June 27, 2004. In addition, on October 14, 2004, we made a required payment under our senior secured credit facility of approximately $16.1 million due to the sale of our bowling center operations in the United Kingdom and property sales in Australia and France.

        During Fiscal Year 2004, we funded our obligations primarily through cash flows from operations and borrowings under the revolver. We made cash interest payments of $32.5 million and paid $26.5 million in prepayment penalties on the 13% senior subordinated notes.

        For Fiscal Year 2003, we calculated a mandatory prepayment on the old senior secured credit facility of $24.4 million based on consolidated excess cash flow, $23.3 million of which was paid and applied to the old senior secured credit facility on August 28, 2003. The remaining $1.1 million was paid on October 8, 2003 upon expiration of a Eurodollar loan contract. The prepayments reduced the remaining scheduled principal payments on a pro rata basis.

        During Fiscal Year 2002, we did not accrue approximately $42.1 million of interest under our pre-petition subordinated notes, which were discharged under the Plan or Reorganization.

        The table below includes certain significant contractual obligations June 27, 2004. This table should be read in conjunction with "Note 7. Long Term Debt" and "Note 11. Commitments and Contingencies" in the Notes to Consolidated Financial Statements.

		Payments due by period
(In millions)
	Total	2005	2006	2007	2008	2009	After
Long-term debt obligations	$287.0	$1.7	$1.4	$1.4	$1.0	$1.4	$280.1
Capital lease obligations	1.8	0.6	0.7	0.4	0.1	—	—
Operating lease obligations	811.1	53.1	51.9	50.2	45.9	43.2	566.8
Purchase obligations	—	—	—	—	—	—	—
Other long-term liabilities (a)	13.3	2.0	2.0	2.0	2.0	2.0	3.3

Total	$1,113.2	$57.4	$56.0	$54.0	$49.0	$46.6	$850.2

(a)
Other long-term liabilities represent annual payments to be made to CHS in accordance with the management agreement we entered into following the merger.

        Senior Secured Credit Facility.    In connection with the Transactions, we entered into a $175 million senior secured credit facility led by affiliates of Merrill Lynch Capital Corporation and Credit Suisse First Boston. The senior secured credit facility provides for $135 million in term loans and up to $40 million in revolving loans. The term loans will mature five-and-one-half years after the closing of the Transactions and the revolving loans will mature five years after the closing of the Transactions. The term loans will amortize at a rate of 1.00% per annum, with the balance of the payments due in the final year of the agreement. Borrowings will bear interest, at our option, at either a base rate or LIBOR rate plus, in each case, an applicable margin.

        The senior secured credit facility is guaranteed by Kingpin Holdings and substantially all of our direct or indirect domestic subsidiaries. The facility is secured by a perfected first priority security interest in (i) substantially all of our tangible and intangible assets and property located in the United States and (ii) the capital stock and intercompany notes of AMF Worldwide and its subsidiaries, except that with respect to foreign subsidiaries, only 65% of the stock of those entities need be pledged. Among other things, the senior secured credit facility requires us to meet certain financial tests, including but not limited to, a maximum total leverage ratio, a minimum interest coverage ratio and a fixed charge coverage ratio. In addition, the senior secured credit facility contains restrictive covenants which will limit, among other things, the incurrence of additional indebtedness, investments, guarantees, dividends and similar distributions, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, liquidations, prepayments, repurchases and redemption of other indebtedness, liens, hedging agreements, amendments of debt agreements, organizational documents and other material agreements, lines of business, sale leaseback transactions and other matters customarily restricted in such agreements. The senior secured credit facility provides for customary events of default, which would include any event of default under the notes. For a discussion of additional terms of the senior secured credit facility, see "Description of Certain Indebtedness."

        Sale-Leaseback Facility.    In connection with the Transactions, we entered into a sale and leaseback transaction with an unaffiliated third party involving 186 of our owned U.S. bowling centers. In this transaction, we sold the land and related improvements with respect to those bowling centers to unaffiliated third parties and simultaneously leased those properties back pursuant to two leases, each for an initial lease term of approximately 20 years, with 9 renewal terms, the first of which being for a term of 10 years and the second through ninth of which being for a term of 5 years each. The purchase price for the portfolio of sale-leaseback properties was $250 million plus closing costs. The annual net rent payable under the leases is equal to the purchase price multiplied by a 9.75% cap rate, subject to increases as of the 6th, 11th, and 16th lease years by 10%, and, if the term of the leases are renewed, subject to further increases during the first renewal term as of the 21st and 26th lease years, and, if the term of the leases are further renewed, subject to further increases during the second through ninth renewal term based upon the then current fair market rental value. We account for these leases as operating leases. The annual payments are described in note 3 to "Unaudited Pro Forma Financial Information—Notes to Unaudited Pro Forma Consolidated Statement of Operations." For a discussion of additional terms of the sale-leaseback facility, see "Description of Certain Indebtedness."

Asset Sales

        From time to time, we will sell real estate on which a bowling center is or was operated, either in connection with the closing of a bowling center or in response to an attractive offer to buy the property.

        During Fiscal Year 2004, we sold the land and buildings associated with six bowling centers in the U.S. for net proceeds of $3.1 million and losses of $1.4 million, of which $0.8 million was reserved and excess real estate and equipment in the U.S. for net proceeds of $1.3 million and gains of the same amount. We also sold the land and building associated with two bowling centers in Australia for net proceeds of $4.0 million and a gain of $2.1 million.

        In Australia, we have actively reviewed our portfolio of real estate and undertaken a program to sell land and buildings of bowling centers where we believe the real estate values exceed the value of the businesses. In this process, in Fiscal Year 2005, we have completed the sale of the land and buildings associated with four bowling centers for net cash proceeds of approximately $8.9 million, signed a contract of sale for the land and building of one bowling center and are marketing the land and buildings associated with four bowling centers. In certain cases, we have leased back these Australian bowling centers from the purchasers under terms that range from six months to five years.

        In addition, in Fiscal Year 2005, we sold a U.S. bowling center for net proceeds of $1.5 million and terminated our license with the City of Paris, France to operate a bowling center for gross consideration of $4.5 million including indemnification in connection with the termination of employees.

        On September 30, 2004, we sold our bowling center business that operated 33 bowling centers in the United Kingdom for gross cash proceeds of approximately $72.0 million. On October 15, 2004, we entered into an agreement to sell our 45 operating bowling centers in Australia for approximately $49.3 million.

Capital Expenditures

	Fiscal Year
(In millions)
	2002	2003	2004
Centers	$42.3	$34.5	$43.8
Products	3.6	2.1	2.1
Corporate	1.9	2.3	2.2

Total	$47.8	$38.9	$48.1

        Capital expenditures increased $9.2 million in Fiscal Year 2004 compared to Fiscal Year 2003 primarily due to increased Centers expenditures, related to capital improvements targeted to enhance the appearance of our bowling centers to our customers and an investment in a new point-of-sale system for U.S. Centers. Capital expenditures are funded from cash generated from operations. We currently expect to have between $48 million and $51 million in capital expenditures in Fiscal Year 2005. Maintenance capital expenditures during Fiscal Year 2005 are expected to be consistent with prior years.

        Capital expenditures were $38.9 million in Fiscal Year 2003 compared with $47.8 million in Fiscal Year 2002, a decrease of $8.9 million. This decrease is primarily due to decreased Centers expenditures, primarily related to capital improvements of $7.6 million as a result of reduced levels of planned spending and a reduction in the total number of bowling centers. In addition, Products expenditures decreased $1.5 million, of which $1.0 million related to the development of new scoring products and an upgrade to the billiards plant in Fiscal Year 2002.

Seasonality and Market Development Cycles

        U.S. Centers constant center revenue for the four quarters of Fiscal Year 2004 and the percentage of the total for each of the four quarters are shown below:

	Quarter ended
(In millions)	September 28, 2003	December 28, 2003	March 28, 2004	June 27, 2004
Total Revenue	$89.3	$116.6	$140.3	$88.9
% of total	21%	27%	32%	20%

        Centers business is seasonal, primarily due to the bowling league season that begins in late summer and ends in mid spring. Cash flow from operations typically peaks in the winter and is lower in the summer.

        Products sales are also seasonal, most notably in Modernization and Consumer Products in the U.S. While U.S. bowling center operators purchase spare parts, supplies and consumer products throughout the year, they often place larger orders during the late spring and early summer in preparation for the start of league play in the late summer. Summer is also generally the peak period for installation of modernization equipment in the U.S. Operators in the U.S. typically sign purchase orders for modernization equipment during the spring, which is then shipped and installed during the summer when U.S. bowling centers usually have fewer bowlers.

Off-Balance Sheet Arrangements

        See "Note 11. Commitments and Contingencies" in the Notes to Consolidated Financial Statements for a discussion of our lease commitments, including our commitments under the sale-leaseback facility. We use these off-balance sheet arrangements to lower our cost of financings.

International Operations

        Our international operations are subject to the usual risks inherent in operating internationally, including, but not limited to, currency exchange rate fluctuations, economic and political instability, other disruption of markets, restrictive laws, tariffs and other actions by foreign governments (such as restrictions on transfer of funds, import and export duties and quotas, foreign customs, tariffs and value added taxes and unexpected changes in regulatory environments), difficulty in obtaining distribution and support for products, the risk of nationalization, the laws and policies of the U.S. affecting trade, international investment and loans, and foreign tax law changes. As is the case of other U.S.-based manufacturers with export sales, local currency devaluation increases the cost of Products bowling equipment. In addition, local currency devaluation negatively impacts the translation of operating results from International Centers.

Impact of Inflation

        We historically offset the impact of inflation through price increases. Periods of high inflation could have a material adverse impact on us to the extent that increased borrowing costs for floating rate debt may not be offset by increases in cash flow. There was no significant impact on our operations as a result of inflation during Fiscal Year 2004, Fiscal Year 2003 or Fiscal Year 2002.

Recent Accounting Pronouncements

        In December 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. ("FIN") 46R (revised December 2003) "Consolidation of Variable Interest Entities," which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FIN 46 "Consolidation of Variable Interest Entities," which was issued in January 2003. The application of this interpretation did not have a material effect on our financial condition or results of operations.

        In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits." The revised SFAS No. 132 retains disclosure requirements in the original statement and requires additional disclosures about pension plan assets, benefit obligations, cash flows, benefit costs and other relevant information. The new disclosures are effective for financial statements with fiscal years ending after December 15, 2003 and interim-period disclosures are effective for interim periods beginning after December 15, 2003. The statement also requires disclosures of information about foreign plans and estimated future benefit payments effective for fiscal years ending after June 15, 2004. The adoption of this statement did not have a material effect on our results of operations or financial condition or material impact on our disclosures about pension and other postretirement benefits.

        On June 30, 2003, we adopted the provisions of the FASB's Emerging Issues Task Force ("EITF") 00-21 "Revenue Arrangements with Multiple Deliverables." EITF 00-21 provides a model for use, in the context of a multiple deliverable arrangement, in determining how the arrangement consideration should be measured. The guidance in this EITF is effective for revenue arrangements entered into in periods beginning after June 15, 2003. The adoption of this statement did not have a material effect on our results of operations or financial condition.

Critical Accounting Policies

        Our significant accounting policies are summarized in "Note 4. Significant Accounting Policies" in the Notes to Consolidated Financial Statements attached hereto, which have been prepared in accordance with GAAP. In preparing the consolidated financial statements, GAAP requires management to select and apply accounting policies that involve estimates and judgment. The following accounting policies may require a higher degree of judgment or involve amounts that could have a material impact on the consolidated financial statements. The development and selection of the critical accounting policies, and the related disclosure below have been reviewed with the Audit Committee of our parent company.

Allowance for Doubtful Accounts

        Products maintains an allowance for doubtful accounts for estimated losses resulting from the failure of customers to make payment. Management determines the allowance based upon an evaluation of individual accounts, aging of the portfolio, issues raised by customers that may suggest non payment, historical experience and/or the current economic environment. A substantial portion of the allowance relates to the sale of new center packages to international customers. If the financial condition of individual customers or countries in which Products operates or the general worldwide economy were to vary materially from the assumptions made by management, the allowance may require adjustment in the future. We evaluate the adequacy of the allowance on a regular basis, modifying, as necessary, its assumptions, updating its record of historical experience and adjusting reserves as appropriate.

Impairment of Long-Lived Assets

        We assess the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets or the asset grouping may not be recoverable. Factors that are considered in deciding when to perform an impairment review include significant under-performance of a center or product line in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. As a result, we have closed certain individual center locations with some regularity. Recoverability of assets that will continue to be used in operations is measured by comparing the carrying amount of the asset with the related total future net cash flows. If an asset's carrying value is not recoverable through those cash flows, the asset is considered to be impaired. The impairment is measured by the difference between the asset's carrying amount and its fair value, based on the best information available, including market prices or a discounted cash flow analysis.

Inventory Obsolescence

        As we monitor working capital (defined as current assets minus current liabilities), net inventory represents nearly one third of our current assets. Products evaluates the levels, composition and salability of its inventory on a regular basis. The evaluations include assumptions regarding potential sales of such inventory, estimated time periods over which such sales might take place and assessment of the potential usability of such inventory in future production. Products modifies, as necessary, its assumptions, updates its record of historical experience and adjusts its reserves as appropriate.

Equipment Warranties

        Warranty expense is an indicator of product quality and handling. Products sells capital equipment where warranty and after sale service are very important to the customer. Products generally warrants all new products for one year and charges to expense an estimated amount for future warranty obligations. The reserve is determined based on prior warranty experience. If future warranty experience were to vary materially, management would review the reserve and make any appropriate adjustment. Products evaluates the adequacy of the reserve on a regular basis, modifying as necessary, its assumptions, updating its record of historical experience and adjusting its reserves as appropriate.

Self Insurance, Litigation and Claims

        We self-insure certain risks up to established limits, including general and product liability exposures, workers compensation, health care coverage, and property damage. Other risks, such as litigation and claims relating to contractual disputes and employment issues, may not be covered by insurance. The reserves related to such self-insurance programs and to such other risks are determined based on estimates of future settlements and costs of known and anticipated claims as well as on forces impacting the current economic environment. In the case of matters in litigation or involving threatened litigation, legal advice on our potential liability and the potential for the award of damages is considered in making any estimate. We maintain systems to track and monitor these risks. If actual results were to vary materially from the assumptions, management would review the reserve and make any appropriate adjustment. We evaluate the adequacy of these reserves on a regular basis, modifying, as necessary, our assumptions, updating our records of historical experience and adjusting our reserves as appropriate.

Deferred Tax Assets

        As of June 27, 2004, we had approximately $219.5 million of gross deferred tax assets on our consolidated balance sheet. See "Note 10 Income Taxes" in the Notes to Consolidated Financial Statements for more information. Management periodically reviews its gross deferred tax assets to determine if it is more likely than not that such assets will be realized. Such periodic reviews include, among other things, the nature and amount of the tax income and expense items, the expected timing when certain assets will be used or liabilities will be required to be reported, available tax planning strategies, and the reliability of profitability projections of businesses expected to provide future earnings. If after conducting such a review, management determines that the realization of the tax asset does not meet the "more likely than not" criteria of SFAS No. 109, an offsetting valuation allowance is recorded, thereby reducing net earnings and the deferred tax asset in that period. Due to our historical and expected future earnings from operations, management concluded that we "more likely than not" will not realize the benefit of a majority of our deferred tax assets. Therefore, a valuation reserve has been set up for the amount of $216.6 million against the deferred tax asset. If expectations for future performance, the timing of deductibility of expenses, or tax statutes change in the future, we could decide to adjust the valuation allowance, which may increase or decrease income tax expense.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to market risk from changes in foreign currency exchange rates and interest rates that could impact our results of operations and financial condition. We manage our exposure to these risks through our normal operating and financing activities and through the use of interest rate cap agreements. At June 27, 2004, one interest rate cap agreement was outstanding. There were no other derivative instruments outstanding during any of the periods presented. Management periodically reviews its exposure to changes in interest rates and may enter into interest rate cap agreements as it deems appropriate.

        As with other U.S.-based exporters, local currency devaluations increase the cost of our bowling equipment in that market. As a result, a strengthening U.S. dollar exchange rate may adversely impact sales volume and profit margins. Foreign currency exchange rates also impact the translation of operating results from the international bowling centers.

        We have not hedged against fluctuations in its investment in foreign operations.

        From time to time we used interest rate cap agreements to mitigate the effect of changes in interest rates on variable rate borrowings under the senior secured credit facility. While we are exposed to credit risk in the event of non-performance by the counterparties to the interest rate swap agreements, in all cases such counterparties are highly-rated financial institutions and we do not anticipate non-performance. We do not hold or issue derivative financial instruments for trading purposes.

        The following table provides information about our fixed and variable-rate debt at June 27, 2004, weighted average interest rates and respective maturity dates (dollar amounts in millions).

Maturity	Fixed Rate Debt	Weighted Average Interest Rate	Variable Rate Debt	Weighted Average Interest Rate
September 1, 2010	$150.0	10.00%	$—	—
August 27, 2009	—	—	$135.0	4.13%

        The fair value of the term loan and the outstanding notes at June 27, 2004 was approximately $135.0 million and $153.8 million, respectively.

BUSINESS

Overview

        We are engaged in two business segments: the operation of bowling centers in the United States and internationally; and the manufacture and sale of bowling equipment, such as automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, lane machines, bowling center supplies and the resale of other related products, including bowling bags and shoes. We had revenue and operating loss of $678.8 million and $0.8 million, respectively, for the year ended June 27, 2004. The relative contributions of our business segments for the year ended June 27, 2004 is summarized in the following table:

Segment	% of Revenue(1)	Number of Centers(2)(3)(4)	Number of States/Countries(2)(3)(4)
Bowling centers	83%	465	38 states, Puerto Rico and 5 countries
Products	20%	NA	50+ countries

(1)
Before intersegment eliminations.
(2)
As of June 27, 2004.
(3)
On September 30, 2004, we sold our 33 centers in the United Kingdom and exited bowling center operations in that country.
(4)
On October 15, 2004, we entered into an agreement to sell our 45 operating bowling centers in Australia. Following the consummation of the sale, which is expected by the end of November 2004, we will have exited our bowling center operations in that country.

        As of June 27, 2004, we operated 465 bowling centers worldwide, which we estimate received over 50 million customer visits per year in each of the last five years. In the United States, we operate 370 centers and are the largest operator with nearly four times as many centers as our closest competitor. At June 27, 2004, we operated 95 bowling centers in five foreign countries. On September 30, 2004, we sold 33 centers in the United Kingdom and exited bowling center operations in that country. On October 15, 2004, we entered into an agreement to sell our 45 operating bowling centers in Australia for approximately $49.3 million, subject to certain adjustments made at closing. The transaction is expected to close by the end of November 2004, subject to certain closing conditions. Following the consummation of the sale, we will have exited our bowling center operations in Australia.

        The majority of our bowling centers are clustered in major metropolitan areas. This clustering strategy, along with the average size of each of our bowling centers and our total number of bowling centers, allows us to achieve economies of scale in our operating, purchasing and marketing efforts. Our bowling centers derive revenue from three primary sources: (i) bowling, including league play, open play and tournament play; (ii) food and beverage, including snack bar offerings, soft drinks and alcoholic beverages; and (iii) ancillary sources, such as shoe rental, amusement video games and billiards.

        In addition to being the world's largest bowling center operator, we are a global leader in the manufacturing and distribution of bowling products. We believe we have the world's second largest installed base of bowling equipment. Revenue from our products business consists of two major sales categories: NCPs, which is all of the equipment necessary to outfit one lane at a new or existing bowling center; and modernization and consumer products, which is equipment used to upgrade an existing center, spare parts, pins, supplies and consumable products used in the operation of a center, and bowling balls and ancillary products for resale to bowlers. We also manufacture and sell our Playmaster, Highland and Renaissance brands of billiard tables.

Industry Overview

        The U.S. bowling center and bowling equipment industry generated in excess of $4 billion in revenue in 2003 and includes approximately 5,400 centers. We believe the international bowling center and bowling equipment industry is at least as large. According to industry sources, over 100 million people worldwide participate in bowling each year, including approximately 53 million Americans of all ages who bowl at least once a year, making bowling a top participation sport in the country. This is an increase of 10% over the approximately 48 million Americans who bowled in 1987, or a CAGR of 0.7%.

        Several key reasons account for the historical popularity of bowling in the United States and abroad: bowling is an indoor, all-weather sport with year-round appeal; it is a lifetime sport suitable for all age and socioeconomic groups; it is an interactive family and social entertainment option; and it is low in cost relative to other forms of entertainment. Despite the increase in the total number of people bowling since 1987, the operation of U.S. bowling centers has generally been characterized by declining league play, the revenue impact of which has been generally offset by increases in the average price per game as well as increases in open play and other revenue sources. We believe that reduced league play is largely attributable to changing lifestyles, resulting in fewer players willing or able to make the commitment to the traditional 30-week league season. The bowling industry is responding to this trend through the introduction of shorter league seasons and new league products such as novelty leagues and club programs. In addition, the bowling industry has attempted to expand open play participation with an increased emphasis on family and social programs and new products, such as Xtreme® bowling and the introduction of bumpers on lanes.

        The bowling center industry is highly fragmented. In the United States, the market consists of two relatively large bowling center operators: AMF (370 U.S. centers) and Brunswick Corporation (an estimated 104 U.S. centers), three medium-sized chains (under 25 centers each) and a large number of small chains and single-center operators. The top five operators, which account for approximately 10% of all U.S. bowling centers, generally operate bowling centers with 24 lanes or more, compared to an overall average U.S. bowling center size of only 21 lanes. Only approximately 2,000 of the 5,400 bowling centers in the United States have 24 lanes or more. All 370 of our U.S. bowling centers have 24 lanes or more. The international bowling center industry is also fragmented.

        We estimate the total revenue of the worldwide bowling products industry to be $575 million annually. Sales of modernization and consumer products are made to operators of existing bowling centers and are generally stable. Sales of NCPs are mostly to international customers and are characterized by fluctuations in demand, driven by both general economic conditions and local or regional lifestyle trends. For example, in the 1990's, demand for NCPs in China dramatically increased and then declined. While AMF and Brunswick are the only full-line manufacturers who compete on a worldwide basis, there are also numerous smaller competitors who manufacture and sell selected bowling equipment and products.

Competitive Strengths

        Stability of Revenue and Operating Income of the U.S. Bowling Business:    Our U.S. bowling center operations have recorded steady performance over the past four years, generating continuing center compound annual growth rates in revenue and operating income of 0.6% and 26.7%, respectively. The operating income margins in our U.S. bowling center operations, which averaged approximately 8.2% during the past four years, increased by 460 basis points over the course of that four-year period. Our steady performance during the past four years was maintained despite significant corporate management turnover, a prolonged financial reorganization and bankruptcy process, a change of ownership and a general economic slowdown. One reason for our stability is the perennial appeal of bowling as a year-round source of generally inexpensive and interactive entertainment for people of all ages, athletic skill levels and socioeconomic backgrounds. We also believe that bowling is less impacted by broader economic conditions than other more expensive entertainment options.

        Stable and Predictable Cash Flow Characteristics:    In addition to the relatively stable and predictable revenue characteristics of our bowling center operations, the maintenance capital expenditure and working capital requirements associated with those operations have been relatively stable and predictable as well. Our consolidated 2004 capital expenditures were approximately $48.1 million, or approximately 7.1% of our annual revenue in Fiscal Year 2004, of which approximately $35 million was related to U.S. bowling centers. Substantially all of that amount was used for maintenance capital expenditures. Maintenance expenditures have been adequate to maintain and equip our facilities in good working order in the past, and we estimate that our annual maintenance expenditure requirements going forward will be of a similar magnitude. Because our bowling center customers typically pay cash, our business does not require significant investments in working capital. As a result, we believe our business will continue to generate stable cash flows.

        Leading Position in a Mature Industry:    As a global market leader, we derive and expect to continue to derive significant economies of scale as a result of our size. Our U.S. bowling centers have 39 lanes on average compared with 21 lanes on average for all U.S. bowling centers. We believe larger bowling centers can be more profitable, as their size facilitates incremental revenue over a relatively fixed cost structure as compared with smaller centers. In addition, larger centers are better suited to hosting group events and functions and deriving other revenue from sources such as lounges, snack bars and video game arcades. As a result of our clustering strategy, we believe we are able to take advantage of economies of scale through expense management, including national purchasing programs and lower financing costs, as well as other management, operational and marketing efficiencies. Most operators in our industry operate single centers or small chains and therefore do not enjoy the same economies of scale. Given the maturity of the U.S. bowling center market and our advantages, we believe that we are well-positioned to take advantage of the gradual shift that the industry is experiencing from league play to open play, corporate parties and group event business.

        Diverse Geographic Footprint and Customer Base:    With our U.S. bowling centers located in 38 states and in Puerto Rico, our geographic footprint is diverse. In addition, our customers come from diverse socioeconomic backgrounds and age groups. These factors provide a broad revenue base and help to mitigate potential negative effects that can be caused by regional phenomena, such as unusual weather or economic difficulties. In addition, our bowling products business sold to customers in over 50 countries around the world during Fiscal Year 2004.

        Stability and Support of New Ownership:    We receive strong support and stability from our new ownership. From 1998 through early 2002, we experienced financial difficulties that resulted in bankruptcy and reorganization of our balance sheet and ownership structure. Consequently, financial resources and senior management's time were both disproportionately and necessarily focused on the demands created by these issues with inadequate attention available to address operational problems or to take advantage of business opportunities. After emergence from Chapter 11, we remained focused on short-term results as our then board of directors explored strategic alternatives, including the sale of the Company. In contrast, our new owners, led by CHS, plan to invest in our future and provide support and guidance for the development of a long-term strategic plan focused on our core U.S. bowling centers and bowling products businesses. Our senior management, led by our CEO, Frederick R. Hipp, is concentrating on the development and implementation of that plan. Mr. Hipp has extensive experience in the restaurant and leisure industry, most recently serving as President and Chief Executive Officer of California Pizza Kitchen.

Business Strategy

        We continue to focus on our core U.S. bowling centers and bowling products businesses and will continue to consider strategic opportunities including acquisitions, divestitures and joint ventures as opportunities arise. For additional information, see "Summary—Recent Developments."

        Focused Marketing and Sales Efforts:    U.S. bowling center marketing expenses constituted just 2.2% of revenue in 2004. We believe that a modest investment in local marketing and sales expertise at the appropriate time may add incremental revenue at attractive profit margins. The core aspect of this strategy is to selectively add field marketing professionals who will focus on increasing group events that generate traffic and incremental revenue opportunities, such as corporate outings, birthday parties, school events and new league offerings.

        Implement Shared Retail Best Practices Across Bowling Centers:    We continue the transition from a collection of independent bowling centers to a retail chain with best practices and centrally established strategies and execution plans. Key elements of this process include:

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  Pricing discipline: While prime time prices in our U.S. bowling centers range primarily from $3.25 - $4.50 per game, the realized open play average price per game is approximately $2.55, reflecting the large number of sanctioned and unsanctioned discounts. Greater pricing discipline through improved management information systems (as further discussed below) and a new pricing strategy that de-emphasizes discounting should improve our realized average price.

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  Improved food and beverage offerings: Food and beverage operations generated approximately 28% of our Fiscal Year 2004 U.S. bowling center revenue and gross profit margins of approximately 66%. Our customers currently spend an average of approximately $3.00 per visit on food and beverages, which we believe to be low compared with other entertainment alternatives. We plan to enhance our menu offerings in an effort to improve the quality and delivery to the customer and to develop a tiered food and beverage strategy to provide different offerings based on customer expectations and demands. We also plan to increase the number of bowling centers offering lane service for delivery of food and beverages directly to the customer. We believe this service is attractive to customers in the bowling centers in which it is currently offered.

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  Better management, training and measurement: Because we believe that bowling is evolving into a more service-oriented business, in 2001 we started the University of Bowling to improve our customer service capabilities. All district and center managers are required to attend the University of Bowling and complete a training course focused on operations and customer service. In addition, we are developing enhanced management and employee training programs to be implemented at the local level. We have also initiated a third party "secret shopper" program for objective measurement of the quality of the customer experience at our centers.

        We are testing programs to support each of these elements and expect to execute plans upon successful completion of these tests.

        Selectively Invest in Facility Improvements:    In an effort to improve the customer experience, we plan to make selective facility improvements to key centers, such as upgraded food and beverage offerings, new scoring systems, improved lighting and interior decor, larger arcades and modernized restrooms. We are conducting a comprehensive strategic market analysis to rank the bowling centers on management's estimate of their performance potential and will initiate this facility improvement program based upon those results.

        Improve Management Information Systems:    We recently began the process of upgrading our point-of-sale (POS) system and linking it to certain scoring systems and believe that this upgrading and integration will enhance information capabilities. In the past, the lack of integration between these systems could have led to games played not being reported to the front desk. We believe that better integration of these systems will not only reduce such leakage, but also enhance information management capabilities.

        Realize Improved Results from Restructured Products Business:    In response to a decline in demand for NCPs beginning in the late 1990s, we have made major operational changes to our bowling products business, right sizing costs and expenses to fit the worldwide demand for bowling products and reorganizing our broad and diverse product lines into five separate functional operating divisions. The manager of each division is now responsible for the division's financial performance and balance sheet and is also closer to customers, and therefore better able to provide customer satisfaction and effect innovative product development. We continue to focus on new product introductions, cost reduction opportunities to existing products and better working capital management. We have also taken steps to make our bowling products business a stand alone business unit that will perform many of the management and administrative services formerly provided by us. General and administrative costs related to our products business have been reduced from $42.2 million in 1998 to $22.2 million for the fiscal year ended June 27, 2004, or approximately 47%.

U.S. Bowling Center Operations

        General.    We are the largest operator of bowling centers in the United States, with 370 bowling centers in 38 states and Puerto Rico. Our U.S. bowling center operations had revenue and operating income of $440.6 million and $38.9 million, respectively, for the year ended June 27, 2004.

        Our bowling centers derive revenue from three sources: bowling, comprised of league play, open play, which includes both unscheduled recreational play and managed recreational play (e.g., birthday parties, corporate outings, etc.), and tournament play; food and beverage sales, comprised of sales through snack bars and lounges that offer food, soft drinks and, at most centers, alcoholic beverages; and ancillary sources, such as shoe rental, amusement machines, billiards and pro shops.

        In the year ended June 27, 2004, bowling, food and beverage sales and ancillary sources represented 58%, 28% and 14% of total bowling centers business revenue, respectively. Bowling revenue, the largest component of a center's revenue, is derived from league play and recreational play, each representing approximately 50% of annual bowling revenue in our U.S. bowling centers business. League lineage, which is number of games bowled per lane per day, has been declining for a number of years. Recreational play includes managed, or scheduled play, such as birthday or corporate parties, and open, or unscheduled play. The decline in our U.S. bowling centers business revenue that could be expected from the decline in lineage has been generally offset with price increases.

        Open Play.    Open play represented approximately 29% of our U.S. bowling center revenue for the year ended June 27, 2004. We expect open play to gradually represent an increasing percentage of our bowling center revenue in the future as compared with league play. To accommodate this revenue shift, our recent facility investments have focused on making our bowling centers and the bowling experience more exciting and attractive to open play bowlers. Innovations, such as bumpers (a "bumper" prevents the ball from rolling into the gutter) and Xtreme Bowling (glow-in-the-dark equipment, black lighting and music), have increased the appeal of bowling to recreational bowlers, including young adults, children, families and social groups.

        We are focused on responding to the trend toward increased open play, as open play bowlers generally spend more dollars per visit, reflecting higher food and beverage and ancillary revenue per visit. In addition, open play bowlers broaden a bowling center's customer base and are a source for new league bowlers.

        League Play.    League play represented approximately 28% of our U.S. bowling center revenue for the year ended June 27, 2004. Despite the shift toward open play, league play continues to provide our bowling centers with a relatively steady, predictable stream of revenue and cash flow. Typical league bowlers bowl once a week for approximately 30 weeks a year and follow a consistent routine each week in terms of number of games bowled and their level of food and beverage and ancillary spending. In addition, league bowlers are a steady source of open play and tournament revenue, as they practice for league matches and introduce their families and friends to recreational bowling.

        We are focused on enhancing league participation and developing and implementing alternate league programs that should help us limit the impact of declining league lines that have characterized the industry. We direct marketing and promotional programs inside and outside of our centers at current and potential league participants. We are also introducing new leagues, offering alternative league seasons and promoting more flexible regular group bowling with club and novelty programs.

        League lines have been declining between approximately 1.5% to 4.5% per annum for the past several years, as seasons have been shortened and less people bowl in multiple leagues. We continue to negotiate price increases each year with leagues to partially offset the revenue impact of the decline in lines.

        Tournament Play.    Tournament play represented approximately 2% of our U.S. bowling center revenue for the year ended June 27, 2004. Tournaments are a source of incremental revenue for centers, primarily appealing to league bowlers. Most tournaments are scheduled during off-peak times, filling lanes that might otherwise be vacant. We believe we have a competitive advantage with regard to tournament play over individual proprietors in many markets due to the size and clustering of our centers. Clustered centers enable us to offer multiple center tournaments, which are attractive to some customers. In addition, we compete for tournaments sponsored by local, state and national organizations.

        Food and Beverage Revenue.    Food and beverage represented approximately 28% of our U.S. bowling center revenue for the year ended June 27, 2004. A typical customer visit to one of our bowling centers lasts approximately two hours and is generally an active social event. The average customer visit generated approximately $3.00 of food and beverage revenue for the year ended June 27, 2004, a measure that we believe can be increased by expanded lane service and an enhanced menu. Most centers also serve beer, wine and liquor. Alcohol sales represented approximately 54% of our U.S. food and beverage revenue for the year ended June 27, 2004.

        Ancillary Revenue.    Ancillary revenue represented approximately 14% of our U.S. bowling center revenue for the year ended June 27, 2004. Ancillary revenue is derived primarily from shoe rental and coin-operated amusement machines, with additional revenue from billiards, pro shops and other sources. As with food and beverage revenue, growth in open play may increase ancillary revenue, since open play bowlers are often more likely to rent shoes and use amusement machines and other ancillary activities. Our U.S. bowling centers had ancillary revenue of $61.1 million for the year ended June 27, 2004.

        Clustering Strategy.    Our bowling centers are primarily clustered in metropolitan areas. This clustering strategy allows us to achieve economies of scale in our operations and marketing efforts, permitting us to reach more potential bowlers and raise the overall awareness of the sport in our key markets.

        The following table shows the clustering of our bowling centers in certain major domestic metropolitan areas.

Metro Area	AMF Centers	% of AMF Centers
New York	24	6.5%
Los Angeles	18	4.9%
Phoenix	15	4.1%
Washington, DC	14	3.8%
Baltimore	13	3.5%
Houston	12	3.2%
Dallas–Fort Worth	11	3.0%
Atlanta	10	2.7%
Norfolk–Newport News	10	2.7%
Kansas City	8	2.2%
Denver	8	2.2%
San Francisco Bay Area	7	1.9%
Buffalo	7	1.9%
Cleveland–Akron	7	1.9%
Minneapolis-St. Paul	7	1.9%
Orlando	7	1.9%
Portland–Salem	7	1.9%
Other centers in smaller clusters	99	26.8%

Subtotal	284	77.0%
Other centers	86	23.0%

Total	370	100.0%

        Average Center Economics.    Over time, we have attempted to maintain a portfolio of high performing bowling centers. Our average bowling center has 39 lanes, as compared with the industry average of 21 lanes. We believe that lane size is one of the keys to achieving maximum profitability in a bowling center. Our average bowling center had revenue of approximately $1.2 million for the year ended June 27, 2004.

        Game Pricing.    We determine our headline and peak pricing based on the price points of competing entertainment alternatives such as movie theatres and other bowling centers. Game pricing and discounts are managed through the point of sale system at each center. Most centers have generic point of sale discount buttons that offer various percentage or set price discounts, e.g., 10%, 20%, 30% or $0.75, $1.00, etc. We have the ability to create customized discount keys for promotional offers that are unique to individual centers. We are implementing certain initiatives to reduce the number of discount programs, which we believe will result in better operating standards and a more consistent price presentation to the customer.

        League play pricing is negotiated by the center manager and the league officers. Pricing negotiations are based primarily on historical league pricing experience and the posted open play per game pricing.

        Bowling Center Management.    Each bowling center is managed by a center manager. Center managers are responsible for overseeing the key business and operational elements of the bowling center in terms of, among other things, open play promotions and sales, league play organization and operation, center staffing, food and beverage operations and center maintenance. Centers are typically staffed with four salaried employees: a center manager, a facilities manager, a food and beverage manager and an assistant manager.

        Our U.S. bowling center operations are located in the eastern, central and western regions of the United States, which contain 136, 118 and 116 bowling centers, respectively. Each region is led by a regional vice president who manages 11 to 13 district managers. Each district manager is responsible for the operations of between 8 and 16 bowling centers that are geographically clustered to facilitate efficient management. District managers are responsible for the financial performance of their centers, marketing, staffing, hours of center operation, oversight of maintenance activities and other general managerial issues.

        We have placed increased emphasis on employee training as a key factor in the management of our bowling centers business, as evidenced by the creation of the University of Bowling in 2001. All district and center managers are required to attend the University of Bowling and complete a training course focused on operations and customer service. We are developing enhanced management and employee training programs to be implemented at the local level. We have also initiated a third party "secret shopper" program for objective measurement of the quality of customer experiences at our centers.

International Bowling Center Operations

        At June 27, 2004, we operated 95 bowling centers in five foreign countries. Our international bowling center operations had revenue and operating income of $120.3 million and $5.9 million, respectively, for the year ended June 27, 2004. On September 30, 2004, we sold 33 centers in the United Kingdom and exited bowling center operations in that country. On October 15, 2004, we entered into an agreement to sell our 45 operating bowling centers in Australia. Following the consummation of the sale, which is expected by the end of November 2004, we will have exited our bowling center operations in Australia.

        Like our U.S. bowling centers, our international bowling centers also derive revenue from three sources (revenue data is for the year ended June 27, 2004): bowling, comprised of league play (18% of revenue), open play (38% of revenue), which includes both unscheduled recreational play and managed recreational play (e.g., birthday parties, corporate outings, etc.), and tournament play (2% of revenue); food and beverage (27% of revenue), comprised of sales through snack bars and lounges that offer food, soft drinks and, at most centers, alcoholic beverages; and ancillary sources (15% of revenue), such as shoe rental, amusement machines, billiards and pro shops.

        Our international bowling centers business had an average bowling lineage mix of approximately 67% recreational lineage and 33% league lineage for the fiscal year ended June 27, 2004. This mix was driven by the United Kingdom where our business was heavily weighted to open play. Lineage, or the number of games bowled per lane per day, has been declining for a number of years. Similar to our bowing centers in the U.S., we are attempting to offset this decline with increased recreational play by targeting corporate events and birthday parties. The impact on revenue from the decline in our international bowling centers lineage has also been generally offset with inflationary price increases.

Products

        Our bowling equipment products business is one of only two full-line manufacturers of bowling equipment that compete on a global basis and enjoys a reputation for its quality bowling products and aftermarket support. Our products business manufactures and sells bowling equipment, such as automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns and lane machines. We also distribute bowling center supplies and other related products, including bowling balls, bags and shoes, made by third-party vendors. Finally, we manufacture and sell billiards and game tables. Our bowling products operations had revenue and operating losses of $117.9 million and $0.4 million, respectively, for the year ended June 27, 2004.

        Our product offerings are sold for two different uses: NCPs and modernization and consumer products. NCPs include all of the equipment necessary to outfit a new, or expand an existing bowling center. Modernization and consumer products consist of the products that bowling center owners purchase to modernize their facilities as well as spare parts and supplies used in the on-going operation of a bowling center and resale consumer products for bowlers. The same products sold collectively as NCPs are sold separately as modernization and consumer products. Currently, NCP sales account for approximately 15% of our products business revenue and modernization and consumer products sales account for approximately 85%. NCP revenue includes revenue from the sale of factory certified packages, which are combinations of refurbished pinspotters, new automatic scoring systems, lanes, bowler seating and other components.

        The modernization and consumer products and new center package businesses have differing demand characteristics. Sales of modernization and consumer products to bowling center operators provide a more stable base of recurring annual revenue than NCP sales. Some products in this category, such as bowling pins, are typically replaced annually to maintain a center. Other products, while purchased less frequently, are necessary to modernize a center or to replace worn out equipment. Over the last decade, the sale of modernization and consumer products has been a relatively stable business, contributing $94-$135 million in revenue per year driven by the steady need of aging bowling centers for modern replacement equipment, as well as for the general equipment and supplies necessary to operate a bowling center. Conversely, the demand for new center packages is driven by the worldwide demand for new bowling centers. When bowling is introduced and becomes popular in developing countries, the demand for new center packages can expand dramatically, as operating bowling centers becomes economically attractive. For example, the demand for new bowling center packages was high throughout the early to mid 1990s in markets such as China, Taiwan and South Korea. Revenue from new center packages peaked in 1997 at $165 million. As new center building activity slowed in Asia, the sales of new center packages contracted accordingly. For the year ended June 27, 2004, we recorded new center packages revenue of approximately $20.5 million.

        Products also manufactures and sells billiard and game tables, sales of which generate approximately $12 million of annual revenue. The billiards business maintains an independent management team, manufacturing operation and sales force. Sales are primarily to distributors in North America.

        Bowling products business revenue typically includes approximately $15 million to $20 million of intersegment sales to our bowling center operations. Intersegment sales are eliminated from our consolidated financial results, but are reflected in the bowling products business results.

        In 2001, management implemented a series of operational restructuring measures following the revenue declines in the late 1990s to reduce fixed costs and working capital requirements. General and administrative costs related to the products business have been reduced from $42.2 million in 1998 to $22.2 million for the year ended June 27, 2004, or approximately 47%. In addition, inventories and accounts receivable have been reduced by approximately 40%, or $30.9 million, over the last three years, from approximately $77.3 million at June 30, 2001 to approximately $46.4 million at June 27, 2004. We have also taken steps to make our bowling products business a stand alone business unit that will perform many of the management and administrative services formerly provided by AMF Worldwide.

        Products operates with five divisions, each of which has a general manager with financial performance and balance sheet responsibility, as follows:

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  Performance Equipment—manufactures and markets pinspotters, lanes, lane machines, bowling center furniture and other related equipment;

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  Advanced Technology and Scoring—manufactures and markets hardware and software for automatic scoring and back office systems and light and sound packages for Xtreme Bowling;

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  Consumer and Support Products—manufactures and markets spare parts, supplies, balls, bags and shoes;

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  Pins—manufactures and markets bowling pins; and

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  Billiards and Games—manufactures and markets billiards and game room tables.

        Products from the four divisions excluding Billiards and Games are sold as both NCPs and modernization and consumer products.

        Products' bowling equipment is manufactured in two locations. Pins are manufactured in Lowville, New York, near the supply of maple, a key component in pin manufacturing. All other bowling products are manufactured in our Richmond, Virginia facility. Billiards and games products are manufactured in Bland, Missouri. The principal raw materials used in our manufacturing operations include various plastics, metals and woods, each of which is readily available from multiple sources. We serve our customers through a network of warehouses in six countries, including the United States, Russia, Mexico, the Netherlands, Australia and Japan.

Competition

Centers

        Bowling is both a competitive sport and a recreational entertainment activity and as such, faces competition from numerous other sporting and leisure alternatives. Our bowling centers' performance and operating results are affected by many factors, including weather, the quality of the customer experience, the availability and affordability of other sports, recreational and entertainment alternatives, the amount of customer leisure time, as well as various other social and economic factors over which we have no control. We compete with other bowling centers primarily through customer service, quality of bowling equipment, location and facilities.

        The U.S. bowling center industry is highly fragmented. There are approximately 5,000 bowling centers that are owned by single-center and small-chain operators. Of these, approximately 2,000 have 24 lanes or more. In addition to us, there is only one other large bowling center operator which operates approximately 130 centers worldwide. There are three smaller chains that together operate approximately 55 bowling centers.

        The international bowling center industry is also fragmented. There are few bowling chain operators in countries in which we operate.

Products

        With respect to our bowling equipment products business, we are one of the two full-line manufacturers of bowling equipment and supplies that compete on a global basis. We believe full-line manufacturers have a competitive advantage in the case of equipment packages, such as NCPs, where purchasers often desire to buy all of the bowling equipment necessary to outfit a new center from a single supplier.

        We compete with other manufacturers primarily through price, service and after sale support. Management believes that the abundant supply of lower priced, used bowling equipment and additional competition from overseas manufacturers, which may enjoy a lower cost structure, have adversely impacted our competitive position. In addition, because purchasers of NCPs are often start-up businesses, current political and economic conditions increase the difficulty that purchasers face in obtaining financing to build and equip new bowling centers.

        In the sale of modernization and consumer products, we compete with Brunswick Corporation as well as with a large number of smaller companies. We expect the trend toward lower cost products and price competition to continue.

Employees

        As of September 1, 2004, our bowling centers business had approximately 13,800 full- and part-time employees worldwide, of which approximately 10,900 were employed in the U.S. and approximately 2,900 were employed internationally. The split between full-time and part-time employees is approximately 38% and 62%. Only a relatively small number of our employees in U.S. bowling centers are covered by collective bargaining agreements, and we have never experienced an organized work stoppage, strike, or labor dispute. We believe our working conditions and compensation packages are competitive with those offered by our competitors and consider relations with our employees to be good.

        As of September 1, 2004, our products business had 608 full-time employees worldwide, of which 285 were employed in manufacturing and 323 in sales, service, logistics and administration. We believe our relations with our products business employees are satisfactory. None of these employees are union members. As of September 1, 2004, we had 116 full-time corporate employees. We believe our relations with our corporate employees are satisfactory.

Intellectual Property Rights

        We rely on a combination of trademarks, patents, copyrights, domain names, and other intellectual property rights throughout the world to protect certain aspects of our business. We also have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to and from third parties. We do not believe that any individual item in our intellectual property portfolio is material to our current business.

Facilities

        Our 370 U.S. bowling center operations are located in the eastern, central and western regions of the United States, which contain 136, 118 and 116 bowling centers, respectively. At June 27, 2004, we had 95 international bowling centers located in five countries. For U.S. center operations, we own the real estate at 66 locations (18%) and lease the real estate at the remaining 304 (82%), with initial lease terms ranging from 1 to 54 years. For international center operations, we own the real estate at 42 locations (44%) and lease the real estate at the remaining 53 (56%). Pursuant to the sale-leaseback transaction, we sold and leased back 186 of our owned U.S. real property locations, as described in further detail in "Description of Certain Indebtedness." On September 30, 2004, we sold 33 centers (of which 21 were leased) in the United Kingdom and exited bowling center operations in that country. On October 15, 2004, we entered into an agreement to sell 45 bowling centers (of which 27 are leased) in Australia. Following the consummation of the sale, which is expected by the end of November 2004, we will have exited our bowling center operations in Australia.

Legal Proceedings

        We currently and from time to time are subject to claims and actions arising in the ordinary course of our business, including general liability, workers' compensation, employee compensation and environmental claims. In some actions, plaintiffs request punitive or other damages that may not be covered by insurance. In management's opinion, the claims and actions in which we are involved are not expected to have a material adverse impact on our financial position or results of operations. In addition, we are a defendant in certain actions alleging violations of federal legislation involving unsolicited communications. These actions were brought by plaintiffs who allegedly received unsolicited communications from us or from an agent on our behalf. The plaintiffs in these actions seek statutory damages and have requested geographically-limited class certifications. In one of these actions, which was brought in Georgia state court, the court recently approved a settlement of the class action. It is not possible at this time to predict the outcome of the remaining action. From time to time, we resolve claims alleging similar violations in order to avoid litigation.

        State and local governments require bowling centers to hold permits to sell alcoholic beverages, and, although regulations vary from state to state, once permits are issued, they generally remain in place indefinitely (except for routine renewals). There are no unique regulations applicable to bowling center operations or bowling equipment manufacturing. Currently, and from time to time, we are subject to claims relating to the violations of such regulations. We are also subject to "dram-shop" statutes in certain states in which our bowling centers are located. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment which wrongfully served alcoholic beverages to the intoxicated individual. We carry liquor liability coverage as part of our existing comprehensive general liability insurance.

        The Commission of the European Community increased tariffs this year on certain U.S. exports to the countries comprising the European Community ("EC") in response to benefits for U.S. exporters under the U.S. Foreign Sales Corporation/Extraterritorial Income Exclusion tax regimes, which were declared in violation of U.S. obligations by the World Trade Organization ("WTO"). A substantial portion of our bowling products imported into the EC is subject to the additional duty. The additional duty was 5% ad valorem in March 2004 and increases 1% each month thereafter up to a maximum of 14%. The U.S. Congress is considering changes to U.S. tax laws to address the adverse WTO rulings. There can be no assurance that absent appropriate Congressional action, the sanctions will not have an adverse impact on our sales in the EC or margin.

        We are subject to the Fair Labor Standards Act which governs such matters as minimum wages, overtime and other working conditions, along with the American With Disabilities Act and various family leave mandates. Although we expect increases in payroll expenses as a result of federal and state mandated increases in the minimum wage, such increases are not expected to be material. However, we are uncertain of the repercussion, if any, of increased minimum wages on our other expenses, as our suppliers may be more severely impacted by higher minimum wage standards.

Environmental Matters

        Our operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of, certain materials, substances and wastes. Our manufacturing facilities operated by our products business have received in the past notices of noncompliance with various environmental laws and regulations and have paid fines and undertaken corrective action in connection with such noncompliance. In the future, we could incur substantial costs, including fines or sanctions, in order to achieve and maintain compliance with such environmental laws and regulations.

        We are also subject to laws and regulations governing remediation of contamination at facilities currently or formerly owned or operated by us or to which we have sent hazardous substances or wastes for treatment, recycling or disposal. As of June 27, 2004, we owned and/or leased 3 manufacturing facilities in connection with our products business and 465 bowling centers in connection with our centers business. Certain of our current and former properties are, or may be, contaminated with hazardous substances. In addition, some of our older bowling centers may contain asbestos-containing materials. From time to time in the past, we have been subject to environmental claims relating to hazardous substance contamination. We could incur substantial costs and liabilities, including cleanup costs and third-party claims for property damage or personal injury, in connection with such environmental laws and regulations relating to hazardous substance contamination. We cannot assure you that such costs or liabilities will not be material.

        We cannot predict with any certainty whether existing conditions or future events, such as changes in existing laws and regulations, may give rise to additional environmental claims or costs. Furthermore, actions by federal, state, local and foreign governments concerning environmental matters could result in laws or regulations that could increase the cost of producing our products, or providing our services, or otherwise adversely affect the demand for our products or services.

MANAGEMENT

Directors

        In conjunction with the merger, each member of the Board of Directors resigned and Mr. Frederick R. Hipp, was elected as the sole director and President and Chief Executive Officer of AMF Worldwide.

        Our Board of Directors does not have an Audit Committee or Compensation Committee. The Board of Directors of Kingpin Holdings, our parent company, has an Audit Committee and Compensation Committee that oversee our activities. The Kingpin Holdings Audit Committee has at least one Board member who is independent and is an audit committee financial expert.

        We have adopted a general code of ethics applicable to all of our officers, directors and employees. We are currently drafting a Code of Ethics for our chief executive officer, chief financial officer and other employees responsible for the preparation of our financial statements.

Executive Officers

        The following table sets forth information concerning the executive officers as of September 1, 2004.

Name	Age	Position
Frederick R. Hipp	53	President and Chief Executive Officer
John B. Walker	48	President and Chief Operating Officer, Products
Christopher F. Caesar	39	Senior Vice President, Chief Financial Officer and Treasurer

        Frederick R. Hipp was named President and Chief Executive Officer of AMF Worldwide on February 27, 2004. Mr. Hipp has over 30 years experience in the service industry, most recently as President, Chief Executive Officer and a director of California Pizza Kitchen, Inc. from 1998 through 2003. From 1985 through 1998, Mr. Hipp was President and Chief Executive Officer of Gilbert/Robinson, Inc., a restaurant services company which operated restaurants such as Houlihan's, Darryl's and Bristol's Seafood Grill.

        John B. Walker was named interim President and Chief Operating Officer of Products on January 31, 2003, and was elected President and Chief Operating Officer of Products on April 8, 2003. Mr. Walker came to Products in 1998 to run our consumer products business. He became the Vice President of North American Sales and was promoted to Senior Vice President, Global Sales and Service in 2001. Prior to joining us, he was Executive Vice President for Crestar Investment Group.

        Christopher F. Caesar has been Senior Vice President, Chief Financial Officer and Treasurer since September 2001. He had been Vice President and Treasurer of AMF Worldwide since returning to us in February 1999. He joined us in 1996 as Director of Financial Planning and Investor Relations and in July 1998, he resigned. From July 1998 to January 1999, he was Vice President of Corporate Strategy for Danka Business Systems, PLC, a business systems provider.

Summary Compensation Table

        The following table shows for the year ended June 27, 2004, for the year ended June 29, 2003, for the Transition Period and for the year ended December 31, 2001, compensation for the chief executive officer, each of the other most highly compensated executive officers who were serving as executive officers at June 27, 2004, and our former Interim President and Chief Executive Officer (the "Named Executive Officers").

	Annual Compensation				Long-Term Compensation Awards(a)
Name & Principal Position	Period (b)	Salary ($)	Bonus ($)(c)	Other Annual Compensation ($)(d)	Securities Underlying Stock Options (#)	All Other Compensation ($)
Frederick R. Hipp President and Chief Executive Officer(e)	2004	242,308	—	—	—	—
George W. Vieth, Jr.(f) Interim President and Chief Executive Officer	2004 2003	270,578 196,539	441,973 275,000	— —	— 130,000	1,095,300 —	(g)
Christopher F. Caesar Senior Vice President, Chief Financial Officer and Treasurer	2004 2003 2002 2001	232,043 218,269 100,000 154,164	75,000 21,900 121,900 187,876	— — 6,682 6,456	— — 50,000 —	528,500 2,423 8,250 8,734	(h)
Timothy N. Scott(i) Senior Vice President, Marketing	2004 2003 2002 2001	228,575 223,001 109,907 215,381	— 11,150 92,556 202,830	— — 6,682 6,456	— — 50,000 —	113,500 — 8,250 9,226	(h)
John B. Walker President and Chief Operating Officer—Products	2004 2003	236,253 209,615	33,750 20,500	— —	— —	293,180 —	(h)

(a)
Options relate to the AMF common stock, which was canceled in the merger. There are no restricted stock awards or options with respect to the common stock of AMF Worldwide.

(b)
For 2004, represents the year ended June 27, 2004. For 2003, represents the year ended June 29, 2003. For 2002, represents the Transition Period. For 2001, represents year ended December 31.

(c)
With respect to Named Executive Officers, includes annual bonus paid as well as (1) cash payments in 2001 in lieu of stock option grants as follows: $27,062 to Mr. Caesar and $42,152 to Mr. Scott, and (2) retention bonus payments as follows: to Mr. Caesar, $71,172 in 2001 and $100,000 in 2002; and to Mr. Scott, $81,406 in both 2001 and 2002.

(d)
Represents amounts paid to reimburse executives for the taxes payable on matching contributions made by us under a variable annuity matching plan.

(e)
Mr. Hipp's annualized salary is $600,000.

(f)
Mr. Vieth was named Interim President and CEO on December 6, 2002. He resigned from these positions on February 27, 2004 in conjunction with the merger. His annualized rate of salary for 2003 was $350,000.

(g)
Represents an agreement extension bonus of $100,000 paid on December 31, 2003; $495,300 received for vested options cashed out in connection with the merger and a merger bonus of $600,000.

(h)
For Fiscal Year 2004, all other compensation includes (1) a merger bonus as follows: $465,000 to Mr. Caesar, $50,000 to Mr. Scott and $250,000 to Mr. Walker, and (2) amounts received for vested options cashed out in connection with the merger as follows: $63,500 to Mr. Caesar, $63,500 to Mr. Scott and $43,180 to Mr. Walker. For 2003, represents contributions made by us under a variable annuity matching plan of $2,243 for Mr. Caesar. For the Transition Period, represents contributions made by us under a variable annuity matching plan of $8,250 each for Mr. Scott and Mr. Caesar.

(i)
Mr. Scott's employment terminated on July 6, 2004.

Option Grants During the Fiscal Year Ended June 27, 2004

        In connection with the merger, each former shareholder received $25.00 cash for each share of the Old Common Stock and all shares of AMF Worldwide were canceled.

        Additionally, each outstanding and unexercised stock option was canceled. The holders of these stock options received consideration in the amount of the difference between the stock option price and $25.00 multiplied by the number of shares subject to the vested portion of the option. No stock options or stock appreciation rights were either granted or exercised during Fiscal Year 2004.

Employment Agreements

        Upon the closing of the merger, Mr. Frederick R. Hipp, formerly President and Chief Executive Officer of California Pizza Kitchen, became President and Chief Executive Officer of AMF Worldwide. AMF Worldwide entered into an employment agreement with Mr. Hipp. Mr. Hipp's employment agreement contains the following terms, among others: (i) $600,000 base salary per annum; (ii) a performance bonus up to 100% of base salary upon satisfaction of certain financial targets and other performance objectives to be established by the board of managers of Kingpin Holdings; (iii) a severance package providing for 12 months salary and benefits and a pro-rated bonus, upon termination of Mr. Hipp without cause or resignation for good reason; and (iv) confidentiality, non-competition and non-solicitation agreements made by Mr. Hipp.

        Mr. George Vieth was named Interim President and Chief Operating Officer on December 6, 2002, and entered into an employment agreement with AMF Worldwide effective as of that date. The initial agreement, which expired on December 31, 2003, was extended until January 31, 2004. In consideration of such extension, Mr. Vieth was paid a bonus of $100,000 on December 31, 2003. Mr. Vieth's annual base salary under this agreement was $350,000. In addition, he received a retention bonus of $275,000 on March 31, 2003.

        Under his employment agreement, Mr. Vieth was also granted stock options to purchase 100,000 shares of AMF common stock at an exercise price equal to $21.19 per share. These options vested on December 6, 2003. Under certain conditions, Mr. Vieth had the right under the agreement to return any of his options and to receive $2.00 per option from AMF Worldwide. If there was a change in control within nine months of December 1, 2003, Mr. Vieth was entitled to a bonus equal to the product of 100,000 multiplied by the difference between the per share consideration contemplated in the Transactions and $30.00. Mr. Vieth's employment agreement was amended as of January 31, 2004. The amendment provided that (i) if the merger was consummated on or before June 27, 2004, Mr. Vieth was entitled to a cash bonus of $100,000, (ii) if the merger was consummated on or before June 27, 2004, Mr. Vieth had the opportunity to earn a performance bonus of up to $100,000 based on our performance during the three-month period ending February 29, 2004, (iii) if his employment was terminated without cause after the consummation of the merger, Mr. Vieth agreed to provide us with consulting services for fifty-two weeks for an annual retainer of $130,000 and (iv) upon the termination of his employment, Mr. Vieth would receive $412,500 (less the $130,000 consulting retainer, if applicable) for a noncompetition agreement. Mr. Vieth's employment ended on February 27, 2004.

Severance Plan

        In May 2001, we adopted the AMF Senior Manager Severance Plan. This plan provides severance benefits to our senior managers who are terminated without cause or who resign with good reason. Under this plan, Mr. Caesar and Mr. Walker would be entitled to salary continuation for 12 months, a cash payment or continuation under welfare benefit plans for 12 months, and a pro-rata payment of any incentive bonus compensation. Mr. Scott, whose employment ended on July 6, 2004, is presently receiving benefits under this plan.

Change of Control Bonuses

        In May 2003, we delivered management retention letters to Mr. Caesar, Mr. Walker and Mr. Scott. Under these letters, Mr. Caesar, Mr. Walker and Mr. Scott received $400,000, $150,000, and $50,000, respectively, with 50% paid on February 27, 2004 and 50% paid on May 27, 2004. Management retention letters were also delivered to other employees, which in total provide for up to $3 million in potential change of control payments (including the payments to Mr. Caesar, Mr. Walker and Mr. Scott and a $598,000 pool payable at the discretion of our then existing board of directors). Mr. Caesar and Mr. Walker received an additional $65,000 and $100,000, respectively, out of the pool.

Compensation of Directors

        As a result of the merger, all the directors of AMF Worldwide resigned and Mr. Hipp was elected as the sole director. Mr. Hipp does not receive any compensation for serving as the sole director.

        The compensation arrangements for our President and Chief Executive Officer were established pursuant to the terms of an employment agreement between us and our President and Chief Executive Officer. The terms of the employment agreement were established pursuant to arms-length negotiations between a representative of the equity investors and our President and Chief Executive Officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Equity Arrangements

        In connection with the Transactions, CHS IV and certain other equity investors purchased membership interests of Kingpin Holdings. Holders of such membership interests entered into a limited liability company agreement, a stockholders agreement, a registration agreement and a securities purchase agreement with Kingpin Holdings. CHS IV may decide to sell a portion of Kingpin Holdings' equity subsequent to the consummation of the Transactions, in which case the purchasers of that equity would become parties to the limited liability company agreement, the stockholders agreement, the registration rights agreement and a securities purchase agreement, as discussed below.

        Limited Liability Company Agreement.    Kingpin Holdings entered into a limited liability company agreement with its new equity investors. Under this agreement, the holders of Kingpin Holdings' equity agreed on a board of managers, which initially included Frederick R. Hipp and certain other CHS designees. The limited liability company agreement also contains provisions governing, among other things, the general rights and obligations of managers and equityholders, indemnification of managers and officers, allocation of profits and losses to the equityholders, transfers of equity interests, and dissolution, liquidation and valuation of the equity interests.

        Stockholders Agreement.    Kingpin Holdings entered into a stockholders agreement with its new equity investors. The stockholders agreement provides for rights of first refusal, tag along rights, drag along rights, preemptive rights, transfer restrictions and other rights and obligations customarily included in such agreements.

        Registration Agreement.    Kingpin Holdings also entered into a registration agreement with its new equity investors. Under the registration agreement, holders of Kingpin Holdings' equity have the right to require Kingpin Holdings to register the sale of such equity to the public under applicable SEC rules under certain circumstances.

        Securities Purchase Agreements.    The purchasers of equity interests in Kingpin Holdings, other than Mr. Hipp, entered into a securities purchase agreement, which we refer to as the "Investor Purchase Agreement." Under the Investor Purchase Agreement, the purchasers of equity interests made representations and warranties to Kingpin Holdings regarding their status as investors and the nature and purpose of their investment. The Investor Purchase Agreement also contains covenants which provide for (i) the delivery to the purchasers of certain consolidated financial reports of Kingpin Holdings and its subsidiaries and (ii) approval by CHS of significant corporate actions such as the payment of dividends, issuances and redemptions of Kingpin Holdings' equity interests, significant acquisitions or dispositions of assets, fundamental changes in business activities, change of control transactions, affiliate transactions, incurrence of substantial indebtedness, the making of certain investments, amendments to the limited liability company agreement of Kingpin Holdings or to the Executive Purchase Agreement and the hiring or firing of senior managers. Mr. Hipp entered into a separate executive purchase agreement, which we refer to as the "Executive Purchase Agreement," for the purchase of his equity interests in Kingpin Holdings. Mr. Hipp's purchase agreement contains similar investor representations as the Investor Purchase Agreement, however, it does not provide for financial deliveries to Mr. Hipp or approval rights for corporate actions. Upon termination of Mr. Hipp's employment, the Executive Purchase Agreement provides for the repurchase of Mr. Hipp's equity interests by Kingpin Holdings or CHS. The repurchase price for his shares will vary depending on the reason for Mr. Hipp's termination.

Management Agreement with CHS

        We entered into a management agreement with CHS following the merger. Under this agreement, CHS provides certain financial, operational and management services to us. The management agreement provides for an annual management fee to be paid to CHS of $2.0 million, the payment of which is subordinated to the notes and will not be payable, among other reasons, if we are in default under the indenture governing the notes. In addition to the annual management fee, the management agreement provided for payment to CHS at the closing of the Transactions of a one-time fee of $6.8 million as compensation for services rendered by CHS in connection with the structuring, negotiation and financing of the Transactions. If CHS or any of its affiliates purchases any additional securities from Kingpin Holdings or its subsidiaries after the closing of the Transactions, CHS will be entitled to a fee equal to 5% of the aggregate amount of such investment. The initial term of the management agreement is seven years and will be automatically renewed thereafter on a year-to-year basis unless one party gives 30 days' prior written notice of its desire to terminate. The management agreement will terminate automatically upon certain change of control events.

PRINCIPAL STOCKHOLDERS

        AMF Bowling Worldwide, Inc. is a wholly owned subsidiary of Kingpin Intermediate Corp., which is a wholly owned subsidiary of Kingpin Holdings. Kingpin Holdings is a limited liability company formed at the direction of CHS IV for the purpose of effecting the merger. In connection with the Transactions, CHS IV, Mr. Hipp and certain other equity investors purchased membership interests of Kingpin Holdings. In addition, CHS IV is implementing a customary management equity program under which senior management, outside managers or certain members of the Board of Directors may purchase or be granted options to purchase a portion of Kingpin Holdings' equity interests. CHS IV and associated investors own approximately 97.8% of Kingpin Holdings' membership interests. The address for CHS IV is Code Hennessy & Simmons LLC, 10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606. Mr. Hipp owns approximately 2.2% of Kingpin Holdings' membership interests. The address for Mr. Hipp is c/o AMF Bowling Worldwide, Inc., 8100 AMF Drive, Richmond, Virginia 23111.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

        In connection with the Transactions, we entered into a $175.0 million senior secured credit facility led by affiliates of Merrill Lynch Capital Corporation and Credit Suisse First Boston.

        The senior secured credit facility provides for $135.0 million in term loans and up to $40.0 million in revolving loans. A portion of the revolving credit facility may be made available to us and certain of our foreign subsidiaries for borrowings in pounds sterling, euros and, if consented to by the lenders, other foreign currencies. The term loans mature five and one-half years after the closing of the Transactions and the revolving loans mature five years after the closing of the Transactions. The term loans amortize at a rate of 1.00% per annum, with the balance of payments due in the final year of the agreement. Borrowings bear interest, at our option, at either a LIBOR rate or a base rate plus, in each case, an applicable margin. For the term loans, the applicable margin for LIBOR loans is 3.00% and for base rate loans is 2.00%. For the revolving loans, the initial applicable margin for LIBOR loans is 3.00% and for base rate loans is 2.00%, subject to a pricing grid tied to senior leverage. The senior secured credit facility is required to be repaid with the net proceeds of asset sales (subject to certain exceptions), issuances of debt by AMF Worldwide or its subsidiaries or sales of equity securities of AMF Worldwide or its subsidiaries in any public offering or private placement (subject to certain exceptions) and from excess cash flow.

        The senior secured credit facility is guaranteed by Kingpin Intermediate Corp. and substantially all of our direct or indirect domestic subsidiaries. The facility is secured by a perfected first priority security interest in (i) all of our tangible and intangible assets and property and (ii) the capital stock and intercompany notes of AMF Worldwide and its subsidiaries, except that with respect to foreign subsidiaries, only 65% of the stock of certain of those entities need be pledged.

        The senior secured credit facility requires us to meet certain financial tests, including but not limited to, a maximum total leverage ratio, a minimum interest coverage ratio and a fixed charge coverage ratio. In addition, the senior secured credit facility contains restrictive covenants which limit, among other things, the incurrence of additional indebtedness, investments, guarantees, dividends and similar distributions, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, liquidations, prepayments, repurchases and redemption of other indebtedness, liens, hedging agreements, amendments of debt agreements, organizational documents and other material agreements, lines of business, sale-leaseback transactions and other matters customarily restricted in such agreements. The senior secured credit facility also provides for customary events of default, which includes any event of default under the indenture governing the notes.

Sale-Leaseback Facility

        In connection with the Transactions, we entered into a sale-leaseback facility with an unaffiliated third party involving 186 of our owned U.S. bowling centers. Under the terms of the sale-leaseback facility, we sold the land and related improvements with respect to those bowling centers to the unaffiliated third party and simultaneously leased those properties back pursuant to two leases, each for an initial lease term of approximately 20 years, with 9 renewal terms, the first of which being for a term of 10 years and the second through ninth of which being for a term of 5 years each. The purchase price for the portfolio of sale-leaseback properties was $250 million plus transaction costs. The annual net rent payable under the leases is equal to purchase price multiplied by a 9.75% cap rate, subject to increases as of the 6th, 11th, and 16th lease years by 10%, and, if the term of the leases are renewed, subject to further increases during the first renewal term as of the 21st and 26th lease years, and, if the term of the leases are further renewed, subject to further increases during the second through ninth renewal term based upon the then current fair market rental value. We account for these leases as operating leases. The annual payments are described in note 3 to "Unaudited Pro Forma Financial Information—Notes to Unaudited Pro Forma Consolidated Statement of Operations." The sale-leaseback facility also provides for events of default, including upon the breach of the operating lease and a cross default to certain other indebtedness, the occurrence of which could have a material adverse impact on our ability to operate the facilities that are subject to the sale-leaseback facility.

DESCRIPTION OF THE NOTES

        The 10% Senior Subordinated Notes were issued under an Indenture dated as of February 27, 2004 among the Company, the Guarantors and Wilmington Trust Company, as Trustee in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939. Any Notes that remain outstanding after completion of the exchange offer, together with the Exchange Notes (as defined in the Indenture) issued in the exchange offer, will be treated as a single class of securities under the Indenture.

        The following description is a summary of the material provisions of the Indenture. It does not restate those documents in their entirety. A copy of the Indenture will be made available upon request to the Company. For definitions of certain capitalized terms used in the following summary, see "—Certain Definitions." Defined terms used in this description but not defined below or under the heading "—Certain Definitions" have the meanings assigned to them in the Indenture. References in this "Description of the Notes" to the Company do not include any Subsidiaries of the Company unless specifically stated. Unless otherwise required by the context, references in this description to the "Notes" includes the Notes issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act, and the Exchange Notes, which have been registered under the Securities Act.

        The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Maturity, Principal and Interest

        The Notes will mature on March 1, 2010, will be in the aggregate principal amount of $150,000,000, subject to the Company's ability to issue additional notes which may be of the same series as these Notes as described under "—Further Issues." The Notes will be unsecured senior subordinated obligations of the Company. Each Note will bear interest at the rate described on the cover page from February 27, 2004 or from the most recent interest payment date on which interest has been paid, payable semiannually in arrears on March 1 and September 1 in each year, commencing September 1, 2004.

        The Company will pay interest to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the February 15 or August 15 immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed.

        Settlement for the Notes will be made in same day funds. All payments of principal and interest will be made by the Company in same day funds. The Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company (the "Depositary" or "DTC") until maturity, and secondary market trading activity for the Notes will therefore settle in same day funds.

Guarantees

        Payment of the Notes is guaranteed by the Guarantors jointly and severally, fully and unconditionally, on a senior subordinated basis.

  •
  The Guarantors are comprised of all of the current direct and indirect domestic Wholly Owned Restricted Subsidiaries of the Company, to the extent they are guarantors under the Credit Agreement or other Indebtedness of the Company. The Company's Foreign Subsidiaries, certain non-Wholly Owned Subsidiaries and Holdings and any Parent Entity will not guarantee the Notes.

  •
  In addition, if any Restricted Subsidiary of the Company becomes a guarantor or obligor in respect of any other funded Indebtedness of the Company or any of the Restricted Subsidiaries, the Company shall cause such Restricted Subsidiary to enter into a supplemental indenture pursuant to which such Restricted Subsidiary shall agree to guarantee the Company's obligations under the Notes jointly and severally with any other such Restricted Subsidiary, fully and unconditionally, on a senior subordinated basis; provided that no guaranty will be required from a Restricted Subsidiary to the extent it is not a Wholly Owned Restricted Subsidiary and does not guarantee Public Debt if the aggregate Consolidated Net Income of all Restricted Subsidiaries guaranteeing funded Indebtedness of the Company or any Restricted Subsidiary but not guaranteeing the Notes does not exceed 3% of the Consolidated Net Income of the Company and its Restricted Subsidiaries taken as a whole.

        If the Company defaults in payment of the principal of, premium, if any, or interest on the Notes, each of the Guarantors will be unconditionally, jointly and severally obligated to duly and punctually pay the principal of, premium, if any, and interest on the Notes.

        The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from any other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

        Notwithstanding the foregoing, in certain circumstances a Guarantee of a Guarantor may be released pursuant to the provisions of subsection (b) under "—Certain Covenants—Limitation on Issuances of Guarantees of Indebtedness." The Company also may, at any time, cause a Restricted Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary on the basis provided in the Indenture.

Optional Redemption

        After March 1, 2007, the Company may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days' prior notice, in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning March 1 of the years indicated below:

Year	Redemption Price
2007	105.00%
2008	102.50%
2009 and thereafter	100%

of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

        In addition, at any time prior to March 1, 2007, the Company or Holdings or a Parent Entity, at the Company's option, may use the net proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price equal to 110% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date). At least 65% of the initial aggregate principal amount of Notes must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, the Company must mail a notice of redemption no later than 30 days after the closing of the related Public Equity Offering and must complete such redemption within 60 days of the closing of the Public Equity Offering.

        If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the Notes are listed, or if the Notes are not listed, on a pro rata basis, by lot or by any other method the Trustee shall deem fair and reasonable. Notes redeemed in part must be redeemed only in integral multiples of $1,000.

Mandatory Redemption

        The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Purchase of Notes Upon a Change of Control

        If a Change of Control occurs, each holder of Notes will have the right to require that the Company purchase all or any part (in integral multiples of $1,000) of such holder's Notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Company will offer to purchase all of the Notes, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date") (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

        Within 30 days of any Change of Control or, at the Company's option, prior to such Change of Control but after it is publicly announced, the Company must notify the Trustee and give written notice of the Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register. The notice must state, among other things,

  •
  that a Change of Control has occurred or will occur and the date of such event;

  •
  the circumstances and relevant facts regarding such Change of Control;

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  the purchase price and the purchase date which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the purchase date may not occur prior to the Change of Control;

  •
  that any Note not tendered will continue to accrue interest;

  •
  that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

  •
  other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

        If a Change of Control Offer is made, the Company may not have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the

Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Notes the rights described under "—Events of Default."

        The Credit Agreement provides that certain change of control events with respect to the Company and Holdings would constitute a default thereunder. A default under the Credit Agreement would result in a default under the Indenture if the lenders accelerate the indebtedness under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. If a Change of Control occurs at a time when the Company is prohibited from purchasing Notes under the Credit Agreement, the Company will be obligated to seek the consent of its lenders to the purchase of Notes or refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders.

        In addition to the obligations of the Company under the Indenture with respect to the Notes in the event of a Change of Control, the Company's Credit Agreement also contains an event of default upon a Change of Control as defined therein which obligates the Company to repay amounts outstanding under such indebtedness upon an acceleration of the indebtedness issued thereunder.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company. The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase.

        The existence of a holder's right to require the Company to repurchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

        The provisions of the Indenture will not afford holders of the Notes the right to require the Company to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control if it is the type of transaction specified by such definition.

        The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Ranking for Senior Subordinated Notes

        The Notes are unsecured senior subordinated obligations of the Company. The payment of principal, premium, if any, and interest on the Notes and any other payment obligations on or with respect to the Notes (including any obligation to repurchase the Notes) is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of Senior Indebtedness. The Guarantee of a Guarantor will be subordinated to obligations of the Guarantor similar to the subordination provisions relating to the Notes described herein. The Notes are effectively subordinated to any future secured indebtedness to the extent of the assets securing such indebtedness. In addition, the Company conducts substantial business operations through its subsidiaries. The Notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of its subsidiaries not providing guarantees, initially the Foreign Subsidiaries, which are distinct legal entities having no obligation to pay any amounts pursuant to the Notes or to make funds available therefor. In addition, Holdings will not guarantee the Notes.

        The holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of all obligations due in respect of such Senior Indebtedness (including interest after the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding whether or not allowed or allowable as a claim in any such proceeding at the rate specified in the applicable Senior Indebtedness) before the holders of Notes will be entitled to receive any direct or indirect payment in respect of any Indenture Obligations, in the event of any distribution to creditors of the Company or a Guarantor:

  (1)
  in a liquidation or dissolution of the Company or a Guarantor;

  (2)
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or a Guarantor or its property;

  (3)
  in an assignment for the benefit of creditors; or

  (4)
  in any marshaling of the Company's or a Guarantor's assets and liabilities.

        Accordingly, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Indenture Obligations with respect to the Notes in any case, proceeding, dissolution, liquidation or other winding up or event of the type referred to in clauses (1) through (4) above, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company or a Guarantor which is subordinated to the payment of the Indenture Obligations with respect to the Notes, shall be paid by the Company or Guarantor, as applicable, or by the trustee in bankruptcy, debtor-in-possession, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company or a Guarantor directly to the holders of the Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash or Cash Equivalents after giving effect to any concurrent payment or distribution to or for the benefit of the holders of the Senior Indebtedness, except that (1) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or a Guarantor or its property, holders of Notes may receive any payment or distribution authorized by an unstayed, final, nonappealable order or decree stating that effect is being given to the subordination of the Indenture Obligations with respect to the Notes to the Senior Indebtedness and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law of securities ("Permitted Junior Securities") which, if debt securities, are subordinated to at least the same extent as the Indenture Obligations are to (x) the Senior Indebtedness or (y) any securities issued in exchange for the Senior

Indebtedness; and (2) holders of Notes may recover payments made from the trust described under the caption "—Defeasance or Covenant Defeasance of Indenture."

        The Company also may not make any direct or indirect payment upon or in respect of the Notes (except from the trust described under the caption "—Defeasance or Covenant Defeasance of Indenture") if:

  (1)
  a default in the payment of principal of, premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace; or

  (2)
  any other default occurs and is continuing with respect to Designated Senior Indebtedness which permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from (A) with respect to the Designated Senior Indebtedness arising under the Credit Agreement, the applicable Agent Bank or (B) with respect to any other Designated Senior Indebtedness, the holders or the representative of the holders of any such Designated Senior Indebtedness.

        Payments on the Notes may and shall be resumed:

  (1)
  in the case of a payment default, upon the date on which such default is cured or waived and, if the Designated Senior Indebtedness has been accelerated, such acceleration has been rescinded;

  (2)
  in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received unless the maturity of any Designated Senior Indebtedness has been accelerated; and

  (3)
  the Designated Senior Indebtedness has been paid in full in cash or Cash Equivalents.

        No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until 360 days have elapsed since the first day of the effectiveness of the immediately prior Payment Blockage Notice; provided that the delivery of a Payment Blockage Notice by the representatives for or holders of Designated Senior Indebtedness other than under the Credit Agreement shall not bar the delivery of another Payment Blockage Notice by the applicable Agent Bank for the Credit Agreement within such period of 360 days; provided, further, that no period of payment blockage shall exceed 179 days in any one year and no two consecutive interest payments on the Notes may be blocked by delivery of a Payment Blockage Notice.

        No nonpayment event of default which existed or was continuing on the date of the delivery of a Payment Blockage Notice with respect to the Designated Senior Indebtedness delivering such Payment Blockage Notice shall be, or be made, the basis for the commencement of a second Payment Blockage Notice by the representative for or the holders of such Designated Senior Indebtedness whether or not within a period of 360 days unless such default has been cured or waived for a period of not less than 90 days.

        If the Trustee or any holder of the Notes receives a payment in respect of the Notes (except (i) for Permitted Junior Securities or (ii) from the trust described under the caption "—Defeasance or Covenant Defeasance of Indenture") when the payment is prohibited by these subordination provisions, then the Trustee or the holder of the Notes, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Indebtedness of the Company. Upon the proper written request of the holders of Senior Indebtedness of the Company, the Trustee or the holder of the Notes, as the case may be, shall deliver the amounts in trust to the holders of Senior Indebtedness of the Company or their proper representative.

        If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "—Events of Default." The Indenture will require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of any Event of Default. If any Designated Senior Indebtedness is outstanding, neither the Company nor any Guarantor may pay the Notes until five business days after such holders or the representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

        As a result of the subordination provisions described above, in the event of an insolvency, bankruptcy, reorganization or liquidation of the Company, creditors of the Company who are holders of Senior Indebtedness and holders of trade payables may recover more, ratably, than the holders of the Notes, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness has been paid in full in cash or Cash Equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes. See "Risk Factors—Risks Relating to the Notes."

        Payments under the Guarantee of each Guarantor will be subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of such Guarantor, including Senior Indebtedness of such Guarantor incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the Notes by the Company to the prior payment in full in cash or Cash Equivalents of Senior Indebtedness of the Company. See "Risk Factors—Risks Relating to the Notes."

        During the fiscal year ending June 27, 2004, our non-guarantor subsidiaries accounted for approximately 13% of our net revenue and, as of June 27, 2004, approximately 12% of our total assets.

        As of June 27, 2004, the Company and the Guarantors had an aggregate of $138.8 million of secured indebtedness outstanding, and the Guarantors had $3.4 million of senior indebtedness outstanding (excluding guarantees under the Credit Agreement).

Certain Covenants

        The Indenture contains, among others, the following covenants:

        Limitation on Indebtedness.    (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), unless such Indebtedness is incurred by the Company or any Guarantor and, in each case, the Company's Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are publicly available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2.00:1.00.

        (b)   Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, the "Permitted Indebtedness"):

  (1)
  Indebtedness of the Company (and any of the Guarantors and any domestic non-Wholly Owned Restricted Subsidiary that is a guarantor of the Credit Facilities) under or in respect of Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $215.0 million under any term loans made pursuant thereto or under any revolving credit facility or in respect of letters of credit thereunder, minus any permanent reduction in commitments thereunder resulting from the repayment thereof from the proceeds of one or more asset sales (including with respect to the sale of the International Operations) pursuant to clause (b)(i) of "—Limitation on Sale of Assets;"

  (2)
  Indebtedness of the Company pursuant to (a) the Notes (excluding any Additional Notes) and any Guarantee of the Notes, and (b) any Exchange Notes issued in exchange for the Notes pursuant to the Registration Rights Agreement;

  (3)
  Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of the Indenture or the date of the consummation of the Acquisition, if later;

  (4)
  Indebtedness of the Company owing to a Restricted Subsidiary;

  •
  provided that any Indebtedness of the Company owing to a Restricted Subsidiary that is not a Guarantor is unsecured and is subordinated in right of payment to the payment and performance of the Company's obligations under the Notes;

  •
  provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary and other than a pledge permitted under "—Limitation on Liens") shall be deemed to be an incurrence of such Indebtedness by the Company or other obligor not permitted by this clause (4);

  (5)
  Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

  •
  provided that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary or a pledge permitted under "—Limitation on Liens") shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (5), and (b) any transaction pursuant to which any Restricted Subsidiary, which has Indebtedness owing to the Company or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Restricted Subsidiary that is not permitted by this clause (5);

  (6)
  guarantees of any Restricted Subsidiary of Indebtedness of the Company or any of its Restricted Subsidiaries which is permitted to be incurred under the Indenture, provided that such guarantees are made in accordance with the provisions of "—Limitation on Issuances of Guarantees of Indebtedness;"

  (7)
  obligations of the Company or any Guarantor entered into for genuine business purposes and not for speculative purposes

  (a)
  pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates or to permit such fluctuations in respect of Indebtedness of the Company or any Restricted Subsidiary as long as such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder, or

  (b)
  under any Currency Hedging Agreements, relating to (1) Indebtedness of the Company or any Restricted Subsidiary and/or (2) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company or any Restricted Subsidiary; provided, however, that such Currency Hedging Agreements do not increase the Indebtedness or other obligations of the Company or any Restricted

      Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (8)
  Indebtedness of the Company or any Guarantors represented by Capital Lease Obligations (whether or not incurred pursuant to sale and leaseback transactions) or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company, in an aggregate principal amount pursuant to this clause (8) not to exceed the greater of (x) $20.0 million or (y) 3% of Consolidated Tangible Assets outstanding at any time; provided that the principal amount of any Indebtedness permitted under this clause (8) did not in each case at the time of incurrence exceed the Fair Market Value, as determined by the Company in good faith, of the acquired or constructed asset or improvement so financed;

  (9)
  Indebtedness of the Company or any of its Restricted Subsidiaries in connection with surety, payment, performance, appeal or similar bonds, completion guarantees, export or import indemnity or similar instruments, including pursuant to self-insurance and workers' compensation obligations; provided that such Indebtedness is not incurred for the purpose of borrowing of money;

  (10)
  Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

  (11)
  Indebtedness of the Company to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under "—Defeasance or Covenant Defeasance of Indenture;"

  (12)
  Indebtedness of the Company or any Restricted Subsidiary arising from agreements for indemnification or purchase price adjustment obligations or similar obligations, earn-outs or other similar obligations or from guarantees securing any obligation of the Company or a Restricted Subsidiary pursuant to such an agreement, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually paid or received by the Company and any Restricted Subsidiary, including the Fair Market Value of non-cash proceeds;

  (13)
  any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness incurred pursuant to paragraph (a) of this section and clauses (2) and (3) of this paragraph (b) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the borrower under such refinancing is the Company or a Guarantor or, if not the Company or a Guarantor, the same as the borrower of the Indebtedness being refinanced and the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing plus the lesser of (a) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (b) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of commissions, fees and expenses of the Company incurred in connection with such refinancing and (1) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (2) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness;

  (14)
  Indebtedness in an aggregate principal amount outstanding at any one time not to exceed $25.0 million of any Foreign Subsidiaries; and

  (15)
  Indebtedness of the Company and its Restricted Subsidiaries in addition to that described in clauses (1) through (14) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $35.0 million outstanding at any one time in the aggregate.

        For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify or reclassify such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types; provided that Indebtedness under the Credit Facility (or amounts committed thereunder) which is in existence on the Issue Date or the date of the consummation of the Acquisition, if later, and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof, in an amount not in excess of the amount permitted to be incurred pursuant to clause (1) of paragraph (b) above, shall be deemed to have been incurred pursuant to clause (1) of paragraph (b) above rather than paragraph (a) above. For clarity purposes, the Company may incur Indebtedness under a Credit Facility in amounts after the Issue Date or the date of the consummation of the Acquisition, if later, in excess of the amounts outstanding on the Issue Date or the the date of the consummation of the Acquisition, if later (or amounts committed thereunder) under any other clause of "—Limitation on Indebtedness."

        Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

        Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on any Redeemable Capital Stock or Preferred Stock in the form of additional shares of the same class of Redeemable Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued is included in Consolidated Fixed Charge Coverage Ratio of the Company.

        For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount that the Company or a Restricted Subsidiary of the Company may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

        If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit.

        The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

        Limitation on Restricted Payments.    (a) The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:

  (1)
  declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

  (2)
  purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Company's or Holdings' or any Parent Entity's Capital Stock or any Capital Stock of any Affiliate of Holdings, any Parent Entity or the Company, including any Subsidiary of Holdings, any Parent Entity or the Company (other than Capital Stock of any Restricted Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock;

  (3)
  make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness, except a purchase, repurchase, redemption, defeasance or retirement within one year of final maturity thereof;

  (4)
  declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than to the Company or any of its Restricted Subsidiaries); or

  (5)
  make any Investment in any Person (other than any Permitted Investments);

(any of the foregoing actions described in clauses (1) through (5) above, other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred, as determined by the board of directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless

  (1)
  immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Restricted Subsidiaries;

  (2)
  immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to clause (a) of "—Limitation on Indebtedness;" and

  (3)
  after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture and all Designation Amounts does not exceed the sum of:

  (A)
  50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company's fiscal quarter beginning before the date of the Indenture and ending on the last day of the Company's last fiscal quarter for which financial statements are publicly available ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

  (B)
  the aggregate Net Cash Proceeds received after the date of the Indenture, or the date of the Acquisition, if later, by the Company either (1) as capital contributions in the form of common equity to the Company or (2) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (2) or (3) of paragraph (b) below and except for any capital contributions or issuances of Capital Stock made as part of, or concurrent with, the Transactions) (and excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

    (C)
    the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (and excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

    (D)
    the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Restricted Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after the date of the Indenture, the aggregate of Net Cash Proceeds from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Redeemable Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

    (E)
    the aggregate Net Cash Proceeds (including Fair Market Value of assets other than cash) received upon the sale or other disposition of any Investment made since the date of the Indenture; plus the net reduction in Investments made since the date of the Indenture or the date of the Acquisition, if later; plus the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to the date of the Indenture, in each case, to the Company or any Restricted Subsidiary from such Person; plus to the extent that the ability to make Restricted Payments was reduced as the result of the designation of an Unrestricted Subsidiary, the portion (proportionate to the Company's or any Restricted Subsidiary's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated, or liquidated or merged into, a Restricted Subsidiary; provided, in each case, the foregoing shall not exceed, in the aggregate, (x) the amount of all Investments which previously reduced the ability to make Restricted Payments minus (y) the amount of any increase of the amounts available to make Restricted Payments pursuant to clause (a)(3)(A) of "—Limitation on Restricted Payments" resulting from any of the events described above; and

    (F)
    at any time after the extinguishment or termination of any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by the Company or any Restricted Subsidiary, such amount; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

        (b)   Notwithstanding the foregoing, the foregoing provisions shall not prohibit the following actions (each of clauses (1) through (7), (8)(A), (8)(B) and (9) being referred to as a "Permitted Payment"):

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by this Section and such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a "Permitted Payment" for purposes of the calculation required by paragraph (a) of this Section;

  (2)
  the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of the issuance and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

  (3)
  the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of, the issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

  (4)
  the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the issuance of new Subordinated Indebtedness of the Company; provided that any such new Subordinated Indebtedness

  (a)
  shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the payment thereof, then such lesser amount as of the date of determination), plus the lesser of (1) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of commissions, fees and expenses of the Company incurred in connection with such refinancing;

  (b)
  has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes;

  (c)
  has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and

  (d)
  is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

  (5)
  the repurchase of Capital Stock deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock represent a portion of the exercise price of such options or upon the withholding of a portion thereof to pay taxes;

  (6)
  the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of the Company;

  (7)
  the repurchase of any Subordinated Indebtedness or Redeemable Capital Stock of the Company at a purchase price not greater than as contractually provided for in any such instrument in the event of an Asset Sale pursuant to a provision similar to the "—Limitation on Sale of Assets" covenant; provided that prior to consummating any such repurchase, the Company has made the Offer required by the Indenture and has repurchased all Notes validly tendered for payment in connection with such Offer; provided, further that no Default or Event of Default is continuing or would arise therefrom;

  (8)
  any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) through (C) below:

  (A)
  to Holdings or any Parent Entity in amounts equal to the amounts required for Holdings or any Parent Entity to pay franchise taxes, accounting, legal and other fees required to maintain its corporate existence and provide for other operating costs in each case related to the Company and its Restricted Subsidiaries of up to $750,000 per fiscal year; provided that any amounts under this Clause (A) not used in any fiscal year may be used in subsequent fiscal years;

  (B)
  to Holdings or any Parent Entity in amounts equal to amounts required for Holdings or any Parent Entity to pay federal, state, local and foreign income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries); or

  (C)
  to Holdings or any Parent Entity in amounts equal to amounts expended by Holdings or any Parent Entity to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of Holdings or any Parent Entity owned by employees, former employees, directors or former directors, consultants or foreign consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors, consultants or foreign consultants); provided, however, that the aggregate amount paid, loaned or advanced to Holdings or any Parent Entity pursuant to this clause (C) will not, in the aggregate, exceed $2.0 million per fiscal year of the Company, provided, further, that any amounts under this clause (C) not used in any fiscal year may be used in the subsequent fiscal year so long as the amount used in any one fiscal year shall in no event exceed $5.0 million, plus any amounts contributed by Holdings or any Parent Entity to the Company as a result of sales of shares of Capital Stock to employees, directors and consultants (not included pursuant to clause (3)(B) of paragraph (a) of this Section), plus the net proceeds of any key person life insurance received by the Company after the date of the Indenture; provided that no Default or Event of Default is continuing or would arise therefrom;

  (9)
  the payment of any dividend or distribution to Holdings for any Parent Entity or the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company or Holdings or any Parent Entity (an "International Payment") of up to 35% of the Net Cash Proceeds from the sale of International Operations in one or more transactions; provided, that there may only be two such International Payments and provided further that at or prior to the time of an International Payment (i) as a result of or in contemplation of or following the announcement or the consummation of the sale of International Operations or an International Payment, no downgrading shall have occurred in the rating or negative change made to the outlook accorded the Notes or of any of the Company's other debt instruments by either Moody's or Standard & Poor's, and neither such organization shall have announced that it has under surveillance or review its ratings of any of the Company's debt instruments; (ii) at the time of such International Payment and after giving pro forma effect thereto as if such International Payment had been made at the beginning of the applicable four-quarter period, the Company could incur $1.00 of additional Indebtedness pursuant to clause (a) of "—Limitation on Indebtedness; (iii) no Default or Event of Default is continuing or would arise therefrom; and (iv) if, and only if, the Company opts to make an International Payment, the Company shall have first made an offer to all holders (which shall be open for at least 20 business days) of the Notes to purchase Notes with an aggregate principal amount equal to 35% of the Net Cash Proceeds from such sale of

    International Operations (the "International Offer Amount") at a price equal to 102% of the aggregate principal amount of the Notes so purchased; provided, that if the Notes tendered by holders accepting such offer exceeds the International Offer Amount, such purchase shall be made on a pro rata basis to all holders accepting the offer made pursuant to this clause (iv); and provided, further, that the amount available to make an International Payment shall be reduced by any payments made to tendering holders pursuant to the offer contemplated by this clause (iv); and

  (10)
  Restricted Payments not to exceed $25.0 million in the aggregate since the Issue Date; provided that no Default or Event of Default is continuing or would arise therefrom.

        Limitation on Transactions with Affiliates.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of Holdings or any Parent Entity or the Company (other than the Company or a Wholly Owned Restricted Subsidiary) unless such transaction or series of related transactions is entered into in good faith and in writing, such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary (as reasonably determined by the Company), as the case may be, than those that would be available in a comparable transaction in arm's-length dealings with an unrelated third party, and

  (1)
  with respect to any transaction or series of related transactions involving aggregate value in excess of $5.0 million,

  (a)
  the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with the paragraph above, and

  (b)
  such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the board of directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director; provided that in the event there are no Disinterested Directors the Company delivers to the Trustee a Fairness Opinion, or

  (2)
  with respect to any transaction or series of related transactions involving aggregate value in excess of $15.0 million, the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the holders of the Notes from a financial point of view (a "Fairness Opinion");

provided, however, that this provision shall not apply to:

  (i)
  employee benefit arrangements with any officer or director of the Company, including under any stock option or stock incentive plans, and customary indemnification arrangements with officers or directors of the Company,

  (ii)
  any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" above,

  (iii)
  transactions involving the Company or any of its Restricted Subsidiaries on the one hand, and CHS or any of its Affiliates, on the other hand, in connection with the Acquisition and transactions related thereto, the Credit Facility and any amendment, modification, supplement, extension, refinancing, replacement, work-out, restructuring and other transactions related thereto or transactions provided for in the Management Agreement with CHS as in effect on the Issue Date, or the date of the Acquisition, if later, as the same may be modified or amended so long as such modification or amendment does not increase the amount of management or advisory fees to be paid thereunder; provided that before making any such payment and after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing and such payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Restricted Subsidiaries;

  (iv)
  transactions pursuant to the Equity Agreements as in effect on the date of the Indenture as the same may be amended from time to time in any manner not materially less favorable taken as a whole to the holders of the Notes;

  (v)
  any sale or issuance of Qualified Capital Stock of the Company to Affiliates of the Company;

  (vi)
  transactions between or among the Company and/or its Restricted Subsidiaries;

  (vii)
  transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, any Capital Stock in such Person;

  (viii)
  the Transactions and the payment of all fees and expenses related to the Transactions; and

  (ix)
  any agreement to do any of the foregoing.

        Limitation on Liens.    The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur or affirm any Lien (except for any Permitted Liens) securing Indebtedness (including any intercompany notes) of the Company or any Restricted Subsidiary owned on the date of the Indenture or the date of the Acquisition, if later, or acquired after the date of the Indenture, unless the Notes (or a Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness) the Indebtedness secured by such Lien.

        Notwithstanding the foregoing, any Lien securing the Notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by the holders of the Indebtedness described above of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as the holders of all such Indebtedness also release their Lien on the property or assets of the Company or such Restricted Subsidiary, or upon any sale, exchange or transfer to any Person not an Affiliate of the Company or Holdings or any Parent Entity of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary that owns the property or assets subject to such Lien.

        Limitation on Sale of Assets.    (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (1) at least 75% of the consideration from such Asset Sale other than Asset Swaps is received in cash and (2) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the board of directors of the Company and evidenced in a board resolution).

        For purposes of Section (a)(1) of this covenant, the following will be deemed to be cash: (A) the amount of any Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully and unconditionally released (excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale and contingent liabilities), (B) the amount of any notes, securities or other similar obligations received by the Company or any

Restricted Subsidiary from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within 90 days of the related Asset Sale) by the Company or the Restricted Subsidiaries into cash in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange and (C) the amount of any Designated Non-cash Consideration by the Company or any Restricted Subsidiaries in the Asset Sale.

        With respect to an Asset Swap constituting an Asset Sale, the Company or any Restricted Subsidiary shall be required to receive in cash an amount equal to 75% of the proceeds of the Asset Sale which do not consist of like-kind assets acquired with the Asset Swap.

        (b)   All or a portion of the Net Cash Proceeds of any Asset Sale may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness under the Credit Agreement):

            (i)  to prepay permanently or repay permanently any Indebtedness under the Credit Agreement or any other Senior Indebtedness or any Indebtedness of any non-Guarantors then outstanding (and in the case of any such Indebtedness under a revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility), or

           (ii)  to invest the Net Cash Proceeds in properties and other assets that (as determined by the board of directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Restricted Subsidiaries (including pursuant to capital expenditures) existing on the date of the Indenture or in businesses reasonably related thereto, or

          (iii)  to make an International Payment.

        The amount of such Net Cash Proceeds not used or invested in accordance with the preceding clauses (i), (ii) and (iii) within 365 days of the Asset Sale (other than any Net Cash Proceeds from an Asset Sale of International Operations) constitutes "Excess Proceeds."

        (c)   When the aggregate amount of Excess Proceeds exceeds $15 million or more, the Company will apply the Excess Proceeds to the repayment of the Notes and, at the Company's option, any other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:

  (A)
  the Company will make an offer to purchase (an "Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered); and

  (B)
  to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness (or accreted value in the case of Indebtedness issued with original issue discount), the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount (or accreted value) of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness.

The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

        (d)   If the Company becomes obligated to make an Offer pursuant to clause (c) above, the Notes and the Pari Passu Indebtedness shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

        (e)   The Indenture will provide that the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

        Limitation on Issuances of Guarantees of Indebtedness.    (a) The Company will not cause or permit any Restricted Subsidiary (which is not a Guarantor), directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any funded Indebtedness of the Company or any Restricted Subsidiary (other than a guarantee by a Foreign Subsidiary of the Indebtedness of another Foreign Subsidiary) unless the Restricted Subsidiary issuing the guarantee simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Notes on the same terms as the guarantee of such Indebtedness except that

  (1)
  such guarantee need not be secured unless required pursuant to "—Limitation on Liens";

  (2)
  if such Indebtedness is by its terms expressly subordinated to the Notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary's Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes; and

  (3)
  no guaranty will be required from a Restricted Subsidiary to the extent it is not a Wholly Owned Restricted Subsidiary and does not guarantee Public Debt if the aggregate Consolidated Net Income of all Restricted Subsidiaries guaranteeing funded Indebtedness of the Company or any Restricted Subsidiary but not guaranteeing the Notes does not exceed 3% of the Consolidated Net Income of the Company and its Restricted Subsidiaries taken as a whole.

        (b)   Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon

  (1)
  any sale, exchange or transfer, to any Person not an Affiliate of the Company or Holdings or any Parent Entity, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, or the designation of such Restricted Subsidiary as an Unrestricted Subsidiary, which transaction is in compliance with the terms of the Indenture and such Restricted Subsidiary is released from all guarantees, if any, by it of other Indebtedness of the Company or any Restricted Subsidiaries,

  (2)
  the release by the holders of the Indebtedness of the Company described in clause (a) above of their security interest or their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as (A) no other Indebtedness of the Company has been secured or guaranteed by such Restricted Subsidiary, as the case may be, or (B) the holders of all such other Indebtedness which is secured or guaranteed by such Restricted Subsidiary also release their security interest in or guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness),

  (3)
  if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture,

  (4)
  upon defeasance or legal defeasance or satisfaction and discharge of the Notes as provided below under the captions "—Defeasance or Covenant Defeasance of Indenture" and "—Satisfaction and Discharge,"

  (5)
  the merger or dissolution of a Guarantor into the Company or another Guarantor or the transfer or sale of all or substantially all of the assets of a Guarantor to the Company or another Guarantor, or

  (6)
  upon dissolution of a Guarantor that is permitted under the Indenture.

        Limitation on Subsidiary Preferred Stock.    (a) The Company will not permit any Restricted Subsidiary of the Company to issue, sell or transfer any Preferred Stock, except for (1) Preferred Stock issued or sold to, held by or transferred to the Company or a Wholly Owned Restricted Subsidiary, (2) the issuance to directors of director's qualifying shares to the extent required by applicable law, (3) the issuance of any regulatorily required shares of Preferred Stock, (4) the issuances of any shares of Preferred Stock to persons in connection with the obtaining of liquor licenses and (5) Preferred Stock issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary, (B) such Person merges with or into a Restricted Subsidiary or (C) a Restricted Subsidiary merges with or into such Person; provided that such Preferred Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C). This clause (a) shall not apply upon the acquisition of all the outstanding Preferred Stock of such Restricted Subsidiary in accordance with the terms of the Indenture.

        (b)   The Company will not permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to acquire Preferred Stock of any Restricted Subsidiary from the Company or any Restricted Subsidiary, except upon the acquisition of all the outstanding Preferred Stock of such Restricted Subsidiary in accordance with the terms of the Indenture.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

  (1)
  pay dividends or make any other distribution on its Capital Stock;

  (2)
  pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

  (3)
  make any Investment in the Company or any other Restricted Subsidiary; or

  (4)
  transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

  (b)
  However, paragraph (a) will not prohibit

  (1)
  encumbrance or restriction pursuant to an agreement (including the Credit Agreement) in effect on the date of the Indenture or the date of the consummation of the Acquisition, if later, or any amendments thereto that are not more restrictive with respect to such matters in the aggregate than such existing agreements;

  (2)
  the Indenture, the Notes and the Exchange Notes;

  (3)
  encumbrance or restriction with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the properties or assets of the Company or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;

  (4)
  encumbrance or restriction pursuant to any agreement governing any Indebtedness of the type permitted by clause (8) of the definition of Permitted Indebtedness as to the assets financed with the proceeds of such Indebtedness;

  (5)
  encumbrance or restriction contained in any Acquired Indebtedness or other agreement of any entity or related to assets acquired by or merged into or consolidated with the Company or any Restricted Subsidiaries, so long as such encumbrance or restriction (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (B) is not applicable to any Restricted Subsidiary, or the properties or assets of any Restricted Subsidiary, other than the Restricted Subsidiary, or the property or assets of the Restricted Subsidiary, so acquired, so long as the agreement containing such restriction does not violate any other provision of the Indenture;

  (6)
  encumbrance or restriction existing under applicable law, regulations or any requirement of any governmental or regulatory body;

  (7)
  Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Limitation on Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

  (8)
  customary non-assignment provisions in leases, permits, licenses or contracts;

  (9)
  customary restrictions contained in (A) asset sale agreements permitted to be incurred under the provisions of the covenant described above under the caption "—Limitation on Sale of Assets" that limit the transfer of such assets pending the closing of such sale and (B) any other agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (10)
  in the case of clause (4) of paragraph (a) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary permitted under the Indenture to the extent such restrictions restrict the transfer of property subject to such security agreements or mortgages;

  (11)
  provisions limiting the disposition or distribution of assets or property in joint venture or similar agreements, which limitation is applicable only to assets or property that are the subject of such joint venture agreements, provided that such joint venture or similar arrangement is included within the calculation of Permitted Investments under clause (10) of the definition of "Permitted Investments" below; or

  (12)
  under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (11), or in this clause (12), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect taken as a whole than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

Limitation on Layering

        Notwithstanding the provisions described above under "—Limitation on Indebtedness," the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of the Company and senior in right of payment to the Notes. In addition, no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness of such Guarantor that is expressly subordinate or junior in right of payment to any Indebtedness of such Guarantor and senior in right of payment to the Guarantee of such Guarantor. For purposes of the foregoing, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Sale and Leaseback Transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction other than the Portfolio Sale and amendments, extensions and replacements thereof; provided, that the Company or one of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

  (1)
  the Company or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "—Limitation on Indebtedness" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Limitation on Liens";

  (2)
  the gross cash proceeds of such sale and leaseback transactions are at least equal to the Fair Market Value of the property that is the subject of such sale and leaseback transaction as determined by the Company in its reasonable judgment; and

  (3)
  the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Limitation on Sale of Assets."

        Limitation on Unrestricted Subsidiaries.    The Company may designate after the Issue Date any Subsidiary (other than a Guarantor) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

  (a)
  no Default shall have occurred and be continuing after giving effect to such Designation;

  (b)
  the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to paragraph (a) of "—Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's interest in such Subsidiary as determined in good faith by the Company's board of directors;

  (c)
  the Company could incur $1.00 of additional Indebtedness pursuant to clause (a) of "—Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation);

  (d)
  such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary;

  (e)
  such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the Notes; and

  (f)
  such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or Holdings or any Parent Entity or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.

        In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "—Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

        The Indenture will also provide that the Company shall not and shall not cause or permit any Restricted Subsidiary to at any time

  (a)
  provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (other than Permitted Investments in Unrestricted Subsidiaries); or

  (b)
  be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary,

provided, however, that the Company or any Restricted Subsidiary, with respect to any Indebtedness of any Unrestricted Subsidiary, may (i) provide credit support for, guarantee or subject any of its property or assets to the satisfaction of such Indebtedness or (ii) be directly or indirectly be liable for such Indebtedness, to the extent that such provision of credit or the assumption of liability, as the case may be, will constitute a Restricted Payment pursuant to paragraph (a) of "—Limitation on Restricted Payments" in an amount equal to the credit support or guarantee or value of the property or assets that is subject to the satisfaction of any such Indebtedness, as the case may be.

        For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary.

        The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

  (a)
  no Default shall have occurred and be continuing after giving effect to such Revocation;

  (b)
  all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

  (c)
  the Company could incur the Indebtedness of such Subsidiary pursuant to the covenant described under "—Limitation on Indebtedness."

        All Designations and Revocations must be evidenced by a resolution of the board of directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

        Provision of Financial Statements.    Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company and the Guarantors will (following the Exchange Offer or the effectiveness of a Shelf Registration Statement), to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company and such Guarantors would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) if the Company or such Guarantors were so subject, such documents to be filed with the Commission on or prior to the date (the "Required Filing Date") by which the Company and such Guarantors would have been required so to file such documents if the Company and such Guarantors were so subject.

        The Company and the Guarantors will also in any event (a) within 15 days of each Required Filing Date (whether before or after the Exchange Offer or the effectiveness of a Shelf Registration Statement) (1) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and (2) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company and such Guarantors would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act if the Company and such Guarantors were subject to either of such Sections and (b) if filing such documents by the Company and such Guarantors with the Commission is not permitted under the Exchange Act or prior to the Exchange Offer or the effectiveness of a Shelf Registration Statement, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's cost.

        If the Guarantors' or secured party's financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include such Guarantors' financial statements in any filing or delivery pursuant to the Indenture.

        The Indenture also provides that, so long as any of the Notes remain outstanding, the Company will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.

        Additional Covenants.    The Indenture also contains covenants with respect to the following matters: (1) payment of principal, premium and interest; (2) maintenance of an office or agency in The City of New York; (3) arrangements regarding the handling of money held in trust; (4) maintenance of corporate existence; (5) payment of taxes and other claims; (6) maintenance of properties; and (7) maintenance of insurance.

Consolidation, Merger, Sale of Assets

        The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons (other than the Company or a Guarantor), unless at the time and after giving effect thereto

  (1)
  either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation, partnership or limited liability company organized or existing under the laws of the U.S., any state of the U.S. or the District of Columbia; provided that if the Person is a partnership or limited liability company, a corporation wholly owned by such Person organized or existing under the laws of the U.S., any state of the U.S. or the District of Columbia that does not and will not have any material assets or operations will become a co-issuer of the Notes (pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee) such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and the Registration Rights Agreement, as the case may be, and the Notes and the Indenture and the Registration Rights Agreement will remain in full force and effect as so supplemented (and any Guarantees will be confirmed as applying to such Surviving Entity's obligations);

  (2)
  after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

  (3)
  after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), either (a) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness pursuant to clause (a) of "—Certain Covenants—Limitation on Indebtedness;" or (b) the Company's Consolidated Fixed Charge Coverage Ratio shall be at least as great as that in effect prior to such transaction;

  (4)
  at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes;

  (5)
  at the time of the transaction, if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of "—Certain Covenants—Limitation on Liens" are complied with; and

  (6)
  at the time of the transaction, the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

        Notwithstanding the foregoing, (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Restricted Subsidiary and (2) the Company may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the Company's jurisdiction of organization to another state of the United States, provided that the surviving entity assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, the Company's obligation under the Indenture and the Registration Rights Agreement.

        Each Guarantor will not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions, (x) consolidate with or merge with or into any other Person (other than the Company or any Guarantor) or (y) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (other than the Company or any Guarantor) or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, in the case of clause (y) would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons (other than the Company or any Guarantor), unless at the time and after giving effect thereto

  (1)
  either (a) the Guarantor will be the continuing corporation in the case of a consolidation or merger involving the Guarantor or (b) the Person (if other than the Guarantor) formed by such consolidation or into which such Guarantor is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Guarantor Entity") will be a corporation, limited liability company, limited liability partnership, partnership or trust duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee of the Notes and the Indenture and the Registration Rights Agreement and such Guarantee, Indenture and Registration Rights Agreement will remain in full force and effect;

  (2)
  after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and

  (3)
  at the time of the transaction such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with; provided, however, that this paragraph shall not apply to any Guarantor whose Guarantee of the Notes is unconditionally released and discharged in accordance with paragraph (b) under the provisions of "Certain Covenants—Limitation on Issuances of Guarantees of Indebtedness."

        In the event of any transaction (other than a lease) described in and complying with the conditions listed in the two immediately preceding paragraphs in which the Company or any Guarantor, as the case may be, is not the continuing corporation, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or any Guarantor, as the case may be, would be discharged from all obligations and covenants under the Indenture and the Notes or its Guarantee, as the case may be, and the Registration Rights Agreement. An assumption by any Person of the Company's or any Guarantor's obligations under the Indenture and the Notes or a Guarantee might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purpose and possibly other adverse tax consequences to holders of the Notes. Holders of the Notes should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default

        An Event of Default will occur under the Indenture if:

  (1)
  there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

  (2)
  there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise);

  (3)
  (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or in clause (b), (c) or (d) of this clause (3)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described in "—Consolidation, Merger, Sale of Assets;" (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of "—Certain Covenants—Limitation on Sale of Assets;" or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "—Purchase of Notes Upon a Change of Control;"

  (4)
  (a) any default in the payment of the principal at Stated Maturity on any Indebtedness shall have occurred under any of the agreements, indentures or instruments under which the Company, any Guarantor or any Restricted Subsidiary then has outstanding Indebtedness in excess of $20.0 million when the same shall become due and payable in full and such default shall have continued after giving effect to any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or (b) an event of default as defined in any of the agreements, indentures or instruments described in clause (a) of this clause (4) shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

  (5)
  any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

  (6)
  one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $20.0 million, either individually or in the aggregate, shall be rendered against the Company, any Guarantor or any Subsidiary or any of their respective properties and shall not be discharged or covered by insurance or indemnity from a financially sound third party and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

  (7)
  there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company or any of its Significant Subsidiaries bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any of its Significant Subsidiaries or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

  (8)
  (a) the Company or any Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent,

  (b)
  the Company or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it,

  (c)
  the Company or any Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law,

  (d)
  the Company or any Significant Subsidiary (1) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or of any substantial part of their respective properties or (2) makes an assignment for the benefit of creditors, or

  (e)
  the Company or any Significant Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (8).

        If an Event of Default (other than as specified in clauses (7) and (8) of the prior paragraph with respect to the Company or any Guarantor that is a Significant Subsidiary) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately; provided, however, that so long as any Indebtedness under the Credit Facility shall be outstanding, no such acceleration shall be effective until the earlier of (x) acceleration of any such Indebtedness under the Credit Facility and (y) five business days after the giving of the acceleration notice to the Company and the Agent Bank of such acceleration. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) under "—Events of Default" has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default triggering such Event of Default pursuant to clause (4) shall be remedied or cured by the Company or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto (and any acceleration of such Indebtedness was rescinded) and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default specified in clause (7) or (8) of the prior paragraph occurs with respect to the Company or any Guarantor that is a Significant Subsidiary and is continuing, then all the Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

        After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

  (a)
  the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses,

    disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all Notes then outstanding, (3) the principal of, and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes;

  (b)
  the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

  (c)
  all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

        The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all outstanding Notes waive any past default under the Indenture and its consequences, except a default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each holder of Notes effected) or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note affected by such modification or amendment.

        No holder of any of the Notes has any right to institute any proceedings with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not, however, apply to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

        The Company is required to notify the Trustee within five business days of becoming aware of the occurrence of any Default. The Company is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

        The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, but if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, member or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance or Covenant Defeasance of Indenture

        The Company may, at its option and at any time, elect to have the obligations of the Company, any Guarantor and any other obligor upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company, any such Guarantor and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for

  (1)
  the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,

  (2)
  the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and

  (4)
  the defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either defeasance or covenant defeasance,

  (a)
  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or on any date after March 1, 2007 (such date being referred to as the "Defeasance Redemption Date"), if at or prior to electing either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date);

  (b)
  in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

  (c)
  in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

  (d)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (8) or (9) under the first paragraph under "—Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit;

  (e)
  such defeasance or covenant defeasance shall not cause the Trustee for the Notes to have a conflicting interest as defined in the Indenture and for purposes of the Trust Indenture Act with respect to any securities of the Company or any Guarantor;

  (f)
  such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Restricted Subsidiary is a party or by which it is bound;

  (g)
  such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder;

  (h)
  the Company will have delivered to the Trustee an opinion of independent counsel in the United States to the effect that (assuming no holder of the Notes would be considered an insider of the Company or any Guarantor under any applicable bankruptcy or insolvency law and assuming no intervening bankruptcy or insolvency of the Company or any Guarantor between the date of deposit and the 91st day following the deposit) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (i)
  the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others;

  (j)
  no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

  (k)
  the Company will have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes under the Indenture when

  (a)
  either

  (1)
  all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or

  (2)
  all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year, or

      (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

  (b)
  the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;

  (c)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

  (d)
  the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and any Guarantor; and

  (e)
  the Company has delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that (1) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (2) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Subsidiary is a party or by which the Company, any Guarantor or any Subsidiary is bound.

Modifications and Amendments

        Modifications and amendments of the Indenture may be made by the Company, each Guarantor, if any, and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

  (1)
  change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal of, premium, if any, or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

  (2)
  amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "—Purchase of Notes Upon a Change of Control," including, in each case, amending, changing or modifying any definitions related thereto;

  (3)
  reduce the percentage in principal amount of such outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture;

  (4)
  modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby;

  (5)
  except as otherwise permitted under "—Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture;

  (6)
  amend or modify any of the provisions of the Indenture in any manner which makes any change to the subordination provisions of the Notes or makes any change to the subordination provisions of any Guarantee in each case in any material respect; or

  (7)
  release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

        Notwithstanding the foregoing, without the consent of any holders of the Notes, the Company, any Guarantor, any other obligor under the Notes and the Trustee may modify or amend the Indenture:

  (1)
  to evidence the succession of another Person to the Company or a Guarantor, and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture and in the Notes and in any Guarantee in accordance with "—Consolidation, Merger, Sale of Assets;"

  (2)
  to add to the covenants of the Company, any Guarantor or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee;

  (3)
  (a) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee or (b) make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in the case of clause (b), such provisions shall not adversely affect the interest of the holders of the Notes in any material respect;

  (4)
  to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

  (5)
  to add a Guarantor under the Indenture;

  (6)
  to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

  (7)
  to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company's and any Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise; or

  (8)
  to provide for the issuance of Additional Notes under the Indenture.

        The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

        However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless holders of such Senior Indebtedness (or any group or representative thereof authorized to give such consent) give their consent.

Further Issues

        The Company may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes (the "Additional Notes") ranking equally with the Notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes), subject to compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness" and the restrictions contained in the Credit Agreement and other agreements of the Company. Such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as to the Notes.

Governing Law

        The Indenture, the Notes and any Guarantee will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee.

        The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

        "Acquisition" means the consummation of the merger by and among AMF Bowling Worldwide, Inc. and a wholly owned subsidiary of Holdings.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Agent Bank" means Merrill Lynch, Pierce, Fenner & Smith Incorporated or any other agent bank under the Credit Agreement.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of:

  (1)
  any Capital Stock of any Subsidiary;

  (2)
  all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

  (3)
  any other properties, assets or rights of the Company or any Restricted Subsidiary other than in the ordinary course of business.

        For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets

  (A)
  that is governed by the provisions described under "—Consolidation, Merger, Sale of Assets" or a transaction that is a Change of Control and the Company makes a Change of Control Offer and complies with its terms,

  (B)
  that is by the Company to any Restricted Subsidiary, Guarantor, or by any Restricted Subsidiary to the Company or any Restricted Subsidiary or Guarantor in accordance with the terms of the Indenture,

  (C)
  that would be within the definition of a "Restricted Payment" under the "—Limitation on Restricted Payments" covenant and would be permitted to be made as a Restricted Payment (and is deemed a Restricted Payment) under such covenant,

  (D)
  that is of obsolete equipment or excess property in the ordinary course of business,

  (E)
  that consist of cash or Cash Equivalents, inventory, receivables and other current assets in the ordinary course of business,

  (F)
  the licensing of any intellectual property, or

  (G)
  the Fair Market Value of which in the aggregate does not exceed $2.5 million in any transaction or series of related transactions.

        "Asset Swap" means the exchange by the Company or a Restricted Subsidiary of a portion of its property, business or assets, in the ordinary course of business, for property, businesses or assets which, or Capital Stock of a Person all or substantially all of whose assets, are of a type used in the business of the Company on the date of the Indenture or the date of the Acquisition, if later, or in a Permitted Business, or a combination of any property, business or assets or Capital Stock of such a Person and cash or Cash Equivalents.

        "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

        "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

        "Capital Lease Obligation" of any Person means any obligation of such Person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation.

        "Capital Stock" of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, other equity interests whether now outstanding or issued after the date of the Indenture, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person that right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

        "Cash Equivalents" means

  (1)
  any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof,

  (2)
  deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose senior unsecured debt is rated at least "A-1" by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), or at least "P-1" by Moody's Investors Service, Inc. ("Moody's"),

  (3)
  commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate or Subsidiary of the Company or Holdings or any Parent Entity) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least "A-1" by S&P and at least "P-1" by Moody's,

  (4)
  repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition, and

  (5)
  money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (4).

        "Change of Control" means the occurrence of any of the following events:

  (1)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company or Holdings or any Parent Entity;

  (2)
  during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors or managers of the Company or Holdings or any Parent Entity (together with any new directors or managers whose election to such board or whose nomination for election by the stockholders of the Company or the members of Holdings or any Parent Entity was approved by a vote of a majority of the directors or managers then still in office who were either directors or managers at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the board of directors or managers of the Company or Holdings or any Parent Entity, as the case may be, then in office;

  (3)
  the Company or Holdings or any Parent Entity consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges into or with the

    Company or Holdings or any Parent Entity, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or Holdings or any Parent Entity is converted into or exchanged for cash, securities or other property, other than any such transaction where

    (A)
    the outstanding Voting Stock of the Company or Holdings or any Parent Entity is changed into or exchanged for (1) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (2) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company or Holdings or any Parent Entity as a Restricted Payment as described under "—Certain Covenants—Limitation on Restricted Payments" (and such amount is treated as a Restricted Payment subject to the provisions in the Indenture described under "—Certain Covenants—Limitation on Restricted Payments") and

    (B)
    immediately after such transaction, no "person" or "group," is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving corporation; or

  (4)
  the Company or Holdings or any Parent Entity is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "—Consolidation, Merger, Sale of Assets."

        For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company or Holdings or any Parent Entity will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred. Notwithstanding the foregoing, the occurrence of a reorganization event that results in the Capital Stock of the Company or Holdings being held by a Parent Entity shall not result in a Change of Control so long as such reorganization would not otherwise fall within the definition of Change of Control.

        "CHS" means Code Hennessy & Simmons LLC, a Delaware limited liability company, and its Affiliates, and their respective successors, heirs and assigns.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act then the body performing such duties at such time.

        "Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value which is dependent upon, fluctuations in commodity prices.

        "Company" means AMF Bowling Worldwide, Inc., a corporation incorporated under the laws of Delaware.

        "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of

  (a)
  the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis, less all non-cash items increasing Consolidated Net Income for such period and less all cash payments during such period relating to non-cash charges that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period to

  (b)
  the sum of Consolidated Interest Expense for such period and cash and non-cash dividends paid on any Redeemable Capital Stock or Preferred Stock of such Person and its Restricted Subsidiaries during such period, in each case after giving pro forma effect (as calculated in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision) to

  (1)
  the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period;

  (2)
  the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period, unless being repaid with the proceeds of such issuance);

  (3)
  in the case of Acquired Indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period; and

  (4)
  any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period.

        "Consolidated Income Tax Expense" of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

        "Consolidated Interest Expense" of any Person means, without duplication, for any period, the sum of

  (a)
  the interest expense of such Person and its Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation,

  (1)
  amortization of debt discount,

  (2)
  the net cash costs associated with Interest Rate Agreements (including amortization of discounts),

  (3)
  the interest portion of any deferred payment obligation,

  (4)
  all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and

    (5)
    accrued interest, plus

  (b)
  (1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period and

  (2)
  all capitalized interest of such Person and its Restricted Subsidiaries amortized or accrued in the relevant period, plus

  (c)
  the interest expense under any Guaranteed Debt of such Person and any Restricted Subsidiary to the extent not included under clause (a)(4) above, whether or not paid by such Person or its Restricted Subsidiaries, plus

  (d)
  dividend requirements of the Company with respect to Redeemable Capital Stock and of any Restricted Subsidiary with respect to Preferred Stock (except, in either case, dividends payable solely in shares of Qualified Capital Stock of the Company or such Restricted Subsidiary, as the case may be), minus

  (e)
  amortization of deferred financing costs incurred in connection with the Acquisition;

        provided that

    (1)
    in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate, and

    (2)
    in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

        "Consolidated Net Income (Loss)" of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

  (1)
  all extraordinary or non-cash non-recurring gains or losses net of taxes (less all fees and expenses relating thereto),

  (2)
  the portion of net income (or loss) of such Person and its Restricted Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Restricted Subsidiaries,

  (3)
  any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP,

  (4)
  any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

  (5)
  gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions and including from the sale of the International Operations),

  (6)
  the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, provided that upon the release of any such prohibition, such net income shall be included with retroactive effect,

  (7)
  any net gain arising from the acquisition of any securities or extinguishment, under GAAP, of any Indebtedness of such Person,

  (8)
  all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness,

  (9)
  the cumulative effect of a change in accounting principles, or

  (10)
  with respect to calculations made for purposes of "—Limitation on Indebtedness," currency gains and losses, or

  (11)
  with respect to calculations made for purposes of "—Limitation on Indebtedness," losses related to discontinued operations as determined in accordance with GAAP.

        "Consolidated Non-cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Subsidiaries on a Consolidated basis for such period (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

        "Consolidated Tangible Assets" of any Person means, at any time, for such Person and its Restricted Subsidiaries on a consolidated basis, an amount equal to (a) the consolidated assets of the Person and its Restricted Subsidiaries minus (b) consolidated intangible assets of the Person and its Restricted Subsidiaries at that time.

        "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

        "Credit Agreement" means the Credit Agreement dated February 27, 2004, among the Company, as borrower thereto, the Company's subsidiaries which are guarantors thereof, Credit Suisse First Boston, Cayman Islands Branch, as administrative agent, Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent and documentation agent, certain lenders party thereto, and certain agents party thereto, as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing), including without limitation any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).

        "Credit Facility" means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including without limitation any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).

        "Currency Hedging Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the fair market value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated pursuant to an officer's certificate, setting forth the basis of the valuation. The aggregate fair market value of the Designated Non-cash Consideration held by the Company or any Restricted Subsidiary at any given time, taken together with the fair market value at the time of receipt of all other Designated Non-cash Consideration received and still held by the Company or any Restricted Subsidiary at such time, may not exceed $10.0 million in aggregate, at the time of the receipt of the Designated Non-cash Consideration (with the fair market value being measured at the time received and without giving effect to subsequent changes in value).

        "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Credit Agreement permitted to be incurred pursuant to paragraph (b)(1) of "—Limitation on Indebtedness" and (ii) any other Senior Indebtedness which at the time of determination has an aggregate principal amount outstanding of at least $20.0 million and which is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness" by the Company.

        "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the board of directors or managers of the Company or Holdings or any Parent Entity who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions, provided that no director shall be deemed to have a financial interest in such transaction solely as a result of stock ownership.

        "Equity Agreements" means the stockholders agreement and other equity arrangements entered into in connection with the Acquisition.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Company that (x) is not organized under the laws of the United States of America or any State thereof or the District of Columbia, or (y) was organized under the laws of the United States of America or any State thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above and is not a guarantor of Indebtedness under the Credit Agreement.

        "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the

American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect (i) with respect to periodic reporting requirements, from time to time, and (ii) otherwise on the date of the Indenture.

        "Guarantee" means the guarantee by any Guarantor of the Company's Indenture Obligations.

        "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement

  (1)
  to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

  (2)
  to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

  (3)
  to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

  (4)
  to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or

  (5)
  otherwise to assure a creditor against loss;

provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

        "Guarantor" means any Subsidiary which is a guarantor of the Notes, including any Person that is required after the date of the Indenture to execute a guarantee of the Notes pursuant to the "—Certain Covenants—Limitation on Liens" covenant or the "—Certain Covenants—Limitation on Issuance of Guarantees of Indebtedness" covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

        "Holdings" means Kingpin Holdings, LLC, a limited liability company formed under the laws of Delaware.

        "Indebtedness" means, with respect to any Person, without duplication,

  (1)
  all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

  (2)
  all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

  (3)
  all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

  (4)
  all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person if terminated at such time),

  (5)
  all Capital Lease Obligations of such Person,

  (6)
  all Indebtedness referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

  (7)
  all Guaranteed Debt of such Person,

  (8)
  all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

  (9)
  Preferred Stock of any Restricted Subsidiary of the Company, and

  (10)
  any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (1) through (9) above,

provided, however, that Indebtedness shall not include any obligations incurred by the Company and its Restricted Subsidiaries of obligations under repurchase arrangements in connection with the financing by lenders and leasing companies of bowling equipment sales.

For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

        "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the respective terms thereof.

        "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

        "International Operations" means the assets or Capital Stock relating to the Company's operations outside the U.S.

        "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect

Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company (other than the sale of all of the outstanding Capital Stock of such Subsidiary), the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Company's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in "—Certain Covenants—Limitation on Restricted Payments."

        "Issue Date" means the original issue date of the Notes under the Indenture.

        "Lien" means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

        "Management Agreement" means the management agreement entered into with CHS or its Affiliates; provided the Company agrees that any fee paid pursuant to the Management Agreement in any fiscal year in excess of $2.5 million will be treated as a Restricted Payment under the Indenture; provided, further, that the Company agrees not to pay any fee pursuant to the Management Agreement so long as any Default or Event of Default is continuing or would arise therefrom.

        "Maturity" means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

        "Merger" means the merger by and among the Company, Holdings and AMF Bowling Worldwide, Inc. pursuant to the Merger Agreement.

        "Merger Agreement" means the merger agreement dated as of November 26, 2003 among the Company, Holdings and AMF Bowling Worldwide, Inc.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Cash Proceeds" means

  (a)
  with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of

  (1)
  brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

  (2)
  provisions for all taxes payable as a result of such Asset Sale,

  (3)
  payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

  (4)
  amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale,

    (5)
    appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and

    (6)
    in the case of any sale of International Operations, payments made to retire Indebtedness of the Subsidiary owning the assets being sold and

  (b)
  with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under "—Certain Covenants—Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Parent Entity" means the entity that holds at least a majority of the Capital Stock of the Company or Holdings upon the occurrence of a reorganization.

        "Pari Passu Indebtedness" means (a) any Indebtedness of the Company that is equal in right of payment to the Notes and (b) with respect to any Guarantee, Indebtedness which ranks equal in right of payment to such Guarantee.

        "Permitted Business" means the lines of business conducted by the Company and its Restricted Subsidiaries on the date the Acquisition is consummated and business reasonably related, complementary or ancillary thereto, including reasonably related extensions or expansions thereof.

        "Permitted Holders" means CHS and any Affiliate of CHS.

        "Permitted Investment" means

  (1)
  Investments in any Restricted Subsidiary or any Guarantor or any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary;

  (2)
  Indebtedness of the Company or a Restricted Subsidiary of the type described under clauses (4), (5), (6), (7) and (12) of the definition of "Permitted Indebtedness;"

  (3)
  Investments in any of the Notes;

  (4)
  Investments in Cash Equivalents;

  (5)
  Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "—Certain Covenants—Limitation on Sale of Assets" to the extent such Investments are non-cash proceeds as permitted under such covenant or the date of the consummation of the Acquisition, if later;

  (6)
  Investments in existence on the date of the Indenture;

  (7)
  Investments acquired in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock of the Company, Holdings, any Parent Entity or a Restricted Subsidiary or

    Preferred Stock of a Restricted Subsidiary) or acquired with the net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of Capital Stock (other than Redeemable Capital Stock of the Company, Holdings, any Parent Entity or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary); provided that such Net Cash Proceeds are used to make such Investment within 10 days of the receipt thereof and the amount of all such Net Cash Proceeds will be excluded from clause (3)(B) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments;"

  (8)
  loans or advances to employees of the Company or Holdings or any Parent Entity in the ordinary course of business in the aggregate amount outstanding at any one time of $2.0 million;

  (9)
  any Investments received in good faith in settlement or compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

  (10)
  Investments in joint ventures engaged in a Permitted Business in an aggregate amount outstanding (together with other Investments made pursuant to this clause (10)) not to exceed 3.0% of Consolidated Tangible Assets at the time such Investment is made; and

  (11)
  other Investments in the aggregate amount outstanding at any one time of up to $15.0 million.

In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the Company's board of directors) at the time of Investment.

        "Permitted Lien" means:

  (a)
  Liens on assets of the Company and its Subsidiaries securing Senior Indebtedness and Liens on assets of a Restricted Subsidiary securing Senior Indebtedness of such Restricted Subsidiary, that was permitted by the terms of the Indenture to be incurred;

  (b)
  any Lien existing as of the date of the Indenture or the date of the consummation of the Acquisition, if later, on Indebtedness existing on the date of the Indenture or the date of the consummation of the Acquisition, if later;

  (c)
  any Lien arising by reason of

  (1)
  any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (2)
  taxes not yet delinquent or which are being contested in good faith;

  (3)
  security for payment of workers' compensation or other insurance;

  (4)
  good faith deposits in connection with tenders, leases, contracts (other than contracts for the payment of money);

  (5)
  zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Subsidiary or the value of such property for the purpose of such business;

    (6)
    deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; or

    (7)
    operation of law in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

  (d)
  any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary;

  (e)
  any Lien to secure the performance bids, trade contracts, leases (including, without limitation, statutory and common law landlord's liens), statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Subsidiary;

  (f)
  any Lien permitted under the Credit Agreement as in effect on the date of the Indenture or the date of the consummation of the Acquisition, if later; and

  (g)
  any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (f) so long as no additional collateral is granted as security thereby.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Portfolio Sale" means, the sale leaseback transaction on the terms set forth in the Sale Leaseback Agreements entered into by and among iStar Financial Inc. and AMF Worldwide Centers, Inc. in connection with the Acquisition.

        "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

        "Public Debt" means any Indebtedness (i) issued in a registered offering of securities under the Securities Act or (ii) issued in a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act.

        "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Redeemable Capital Stock) of the Company or Holdings or a Parent Entity with gross proceeds to the Company or Holdings or a Parent Entity (and contributed by Holdings or the Parent Entity, as applicable, on a non-recourse basis as equity to the Company) of at least $50.0 million pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-4 (or any successor form covering substantially the same transactions), Form S-8 (or any successor form covering substantially the same transactions) or otherwise relating to equity securities issuable under any employee benefit plan of the Company or Holdings or a Parent Entity).

        "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Company and any additions and accessions thereto, which are purchased or constructed by the Company at any time after the Notes are issued; provided that

  (1)
  the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Purchase Money Security Agreement") shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom,

  (2)
  at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and

  (3)
  (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company of the assets subject thereto and associated fees and expenses or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

        "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

        "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of or sale of assets by the Company in circumstances where the holders of the Notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the board of directors of the Company by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "—Certain Covenants—Limitation on Unrestricted Subsidiaries."

        "Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

        "Senior Indebtedness" means (a) all obligations (including principal, premium, if any, interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law, whether or not allowed or allowable as a claim in any such proceeding), fees, charges, expenses, indemnities and other amounts payable from time to time) arising under the Credit Agreement or any guarantee, security or collateral documents relating thereto, all amounts that may be or become available for drawings under all letters of credit outstanding under the Credit Agreement, and all obligations arising under Currency Hedging Agreements, in each case, whether at any time owing, actually or contingent, and (b) the principal of, premium, if any, and interest (including interest, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law, whether or not allowed or allowable as a claim in any such proceeding) on any of the Company's Indebtedness (other than as otherwise provided in this definition), whether outstanding on the issue date or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Notwithstanding anything else herein to the contrary, Senior Indebtedness shall not include:

  •
  Indebtedness that is subordinate or junior in right of payment to any of the Company's Indebtedness;

  •
  Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to us;

  •
  Indebtedness which is represented by Redeemable Capital Stock;

  •
  any liability for foreign, federal, state, local or other taxes owed or owing by the Company to the extent such liability constitutes indebtedness;

  •
  Indebtedness of the Company to a Subsidiary or any other Affiliate of the Company or Holdings, or any Parent Entity (other than a lender under a Credit Facility or an Affiliate of such lender with respect to indebtedness incurred prior to or concurrent with such Person becoming an Affiliate) or any of such Affiliate's Subsidiaries;

  •
  to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by the Company, and amounts owed by the Company for compensation to employees or services rendered to the Company;

  •
  that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture; and

  •
  Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness.

        Obligations constituting Senior Indebtedness shall continue to constitute Senior Indebtedness for all purposes, notwithstanding that such Senior Indebtedness or any claim in respect thereof may be disallowed, avoided, or subordinated pursuant to any Bankruptcy Law (i) as a claim for unmatured interest, (ii) as a fraudulent transfer or conveyance or (iii) otherwise.

        "Significant Subsidiary" means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (8) or (9) under "Events of Default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

        "Standard & Poor's" means Standard & Poor's Ratings Service.

        "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

        "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor subordinated in right of payment to the Notes or a Guarantee, as the case may be.

        "Subsidiary" of a Person means

  (1)
  any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or

  (2)
  any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or

  (3)
  any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

        "Transactions" has the meaning as set forth in the prospectus.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, or any successor statute.

        "Unrestricted Subsidiary" means any Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under "—Certain Covenants—Limitation on Unrestricted Subsidiaries."

        "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary

  (1)
  as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Restricted Subsidiary to any Affiliate or any Affiliate of Holdings or any Parent Entity which becomes an Unrestricted Subsidiary, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate or Affiliate of Holdings or any Parent Entity is designated an Unrestricted Subsidiary and

  (2)
  which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; provided that notwithstanding the foregoing any Unrestricted Subsidiary may guarantee the Notes.

        "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

        "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Restricted Subsidiary.

Book-Entry Delivery and Form

        Notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof. Notes will not be issued in bearer form.

        The Exchange Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time. Beneficial interests in the Global Notes may not be exchanged for Notes in certified form except in the limited circumstances described below. See "—Exchange of Book-Entry Notes for Certificated Notes."

        Exchange of Book-Entry Notes for Certificated Notes.  A beneficial interest in a Global Note may not be exchanged for a Note in certificated form unless

  (1)
  DTC (a) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case the Company thereupon fails to appoint a successor Depositary within 90 days,

  (2)
  the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form, or

  (3)
  there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes.

In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Any certificated Note issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DWAC system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

        Certain Book-Entry Procedures for Global Notes.  The descriptions of the operations and procedures of DTC, Euroclear and Clearstream that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised the Company that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York,

  •
  a "banking organization" within the meaning of the New York Banking Law,

  •
  a member of the Federal Reserve System, and

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        DTC has advised the Company that its current practice, upon the issuance of the Global Notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interest in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interest of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

        As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Except in the limited circumstances described above under "—Exchange of Book-Entry Notes for Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, and will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders of the Global Note (or any Notes represented thereby) under the Indenture or the Notes.

        Investors may hold their interests in the Global Note directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Investors may also hold their interests in the Global Note through organizations other than Euroclear and Clearstream that are participants in the DTC system. Euroclear and Clearstream will hold interests in the Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, will hold such interests in the Global Note in customers' securities accounts in the depositories' names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system.

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Payments of the principal, of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The Company expects that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of a Global Note representing any Notes held by it or its nominee, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants. None of the Company or the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

        Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be affected in the ordinary way in accordance with their respective rules and operating procedures.

        Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interest in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures or same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose accounts with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfer of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear, Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences and, in the case of a non-United States Holder (as defined below), the material United States federal estate tax consequences, relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the "Code," United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income or estate tax consequences that may be relevant to a purchaser of notes in light of such purchaser's particular circumstances or to purchasers subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. In addition, this discussion is limited to persons purchasing the notes for cash in this offering and at their "issue price" within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, the effect of any applicable state, local, foreign or other tax laws, including gift tax laws is not discussed. The discussion deals only with notes held as "capital assets" (generally, property for investment) within the meaning of Section 1221 of the Code.

        As used herein, "United States Holder" means a beneficial owner of the notes who or that is, for United States federal income tax purposes:

  •
  an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation or other entity taxable as a corporation for such purposes created or organized in or under the laws of the United States or a political subdivision thereof;

  •
  an estate, the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more "United States persons" within the meaning of the Code can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, a trust that has elected to continue to be treated as a "United States person" within the meaning of the Code.

        A "non-United States Holder" is a beneficial owner of the notes who is not a United States Holder for United States federal income tax purposes.

        If a partnership or other entity taxable as a partnership for United States federal income tax purposes holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

        We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

        PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

  United States Holders

  Interest

        Payments of stated interest on the notes will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder's method of accounting for United States federal income tax purposes. In certain circumstances (see "Exchange Offer—Purpose and Effect of the Exchange Offer," and "—Purchase of Notes Upon a Change of Control"), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount, timing or character of interest income or gain a United States Holder recognizes if there is only a remote chance as of the date the notes are issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of additional interest or the potential payment of a premium in the event the merger fails to be consummated or pursuant to the change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder. If we pay additional interest on the notes or a premium in the event the merger fails to be consummated or pursuant to the change of control provisions, United States Holders will be required to recognize such amounts as income.

  Sale or other taxable disposition of the notes

        A United States Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer or a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder's income) and the United States Holder's tax basis in the note. A United States Holder's tax basis in a note generally will be the United States Holder's cost therefor. Except to the extent attributable to accrued market discount, as discussed below, this gain or loss generally will be a capital gain or loss. In the case of a non-corporate United States Holder, such capital gain will be subject to tax at a reduced rate if a note is held for more than one year at the time of the disposition. Subject to limited exceptions, capital losses cannot be used to offset ordinary income. The deductibility of capital losses is subject to limitation.

  Market Discount and Acquisition Premium

        A United States Holder who purchases a note at a "market discount" that exceeds a statutorily defined de minimis amount will be subject to the "market discount" rules of the Code. A United States Holder who purchases a note at a premium will be subject to the bond premium amortization rules of the Code.

        In general, "market discount" would be calculated as the excess of a note's issue price, within the meaning of section 1273 of the Code, over its purchase price. If a United States Holder purchases a note at a "market discount," any gain on sale of that note attributable to the United States Holder's unrecognized accrued market discount would generally be treated as ordinary income to the United States Holder. In addition, a United States Holder who acquires a debt instrument at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the debt instrument until the United States Holder disposes of the debt instrument in a taxable transaction. Instead of recognizing any market discount upon a disposition of a note and being required to defer any applicable interest expense, a United States Holder may elect to include market discount in income currently as the discount accrues. The current income inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS.

        In the event that a note is treated as purchased at a premium, that premium will be amortizable by a United States Holder as an offset to interest income (with a corresponding reduction in the United States Holder's tax basis) on a consent yield basis if the United States Holder elects to do so. This election will also apply to all other debt instruments held by the United States Holder during the year in which the election is made and to all debt instruments acquired after that year.

  Exchange offer

        The exchange of the notes for the exchange notes will not constitute a taxable exchange. As a result, (1) a United States Holder will not recognize taxable gain or loss as a result of exchanging such holder's notes; (2) the holding period of the exchange notes will include the holding period of the notes exchanged therefor; and (3) the tax basis of the exchange notes received will be the same as the tax basis of the notes exchanged therefor immediately before such exchange.

  Backup withholding

        A United States Holder may be subject to a backup withholding tax (at a rate of 28%) when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

  •
  fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed to properly report payments of interest or dividends; or

  •
  fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

        United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

  Non-United States Holders

  Interest

        Interest paid to a non-United States Holder will not be subject to United States federal income or withholding tax of 30% (or, if applicable, a lower rate under an applicable income tax treaty) under the "portfolio interest" exception of the Code provided that:

  •
  such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

  •
  such holder is not a controlled foreign corporation that is related to us through sufficient stock ownership and is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  •
  either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes directly through a "qualified intermediary" and certain conditions are satisfied; and

  •
  the interest is not effectively connected with such holder's conduct of a trade or business within the United States.

        Even if the above conditions are not met, a non-United States Holder may be entitled to an exemption from United States federal withholding tax if the interest is effectively connected to a United States trade or business as described below or to a reduction in or an exemption from United States federal income and withholding tax on interest under an income tax treaty between the United States and the non-United States Holder's country of residence. To claim a reduction or exemption under an income tax treaty, a non-United States Holder must generally complete an IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-United States Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

        The certification requirements described above may in some circumstances require a non-United States Holder that claims the benefit of an income tax treaty to also provide its United States taxpayer identification number on IRS Form W-8BEN.

  Sale or other taxable disposition of the notes

        A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note so long as (i) the gain is not effectively connected with the conduct by the non-United States Holder of a trade or business within the United States, (ii) in the case of a non-United States Holder who is an individual, such non-United States Holder is not present in the United States for 183 days or more in the taxable year of disposition, and (iii) in the case of disposition proceeds representing accrued interest, the non-United States Holder has satisfied the requirements of the "portfolio interest" exception of the Code (described above).

  United States trade or business

        If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder's conduct of a United States trade or business and, if an income tax treaty applies and the non-United States Holder maintains a United States "permanent establishment" to which the interest or gain is attributable, the non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally IRS Form W-8ECI). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

  United States Federal Estate Tax

        If a non-United States Holder is an individual and is not a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of the holder's death, the holder's notes will generally not be subject to the United States federal estate tax, unless, at the time of the holder's death:

  •
  the holder directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock; or

  •
  interest on the holder's notes is effectively connected with the holder's conduct of a trade or business within the United States.

  Backup withholding and information reporting

        Backup withholding will likely not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder is exempt from withholding tax on interest as described above. However, information reporting may still apply with respect to interest payments.

        Payment of proceeds made to a non-United States Holder outside the United States from a disposition of notes effected through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting. However, payment of the proceeds from a disposition by a non-United States Holder of a note made to or through a non-U.S. office of a broker may be subject to information reporting (but generally not backup withholding) if the broker is:

  •
  a United States person (within the meaning of the Code);

  •
  a controlled foreign corporation for United States federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

        Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

        Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reasons to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder's United States federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

PLAN OF DISTRIBUTION

        Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

        We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

        The validity of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Certain matters under Virginia, South Carolina and Texas law will be passed upon by McGuireWoods LLP, Richmond, Virginia. Certain matters under Oregon law will be passed upon by Davis Wright Tremaine LLP, Portland, Oregon. Certain matters under Kansas law will be passed upon by Lathrop & Gage L.C., Overland Park, Kansas.

EXPERTS

        The consolidated financial statements of AMF Bowling Worldwide, Inc. and subsidiaries as of June 27, 2004 and June 29, 2003, and the related consolidated statements of operations, cash flows, stockholder's equity and comprehensive income (loss) for the four months ended June 27, 2004 (New Company), the eight months ended February 29, 2004, the year ended June 29, 2003, the four months ended June 30, 2002 (Reorganized Predecessor Company) and the two months ended February 28, 2002 (Predecessor Company), have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report contains an explanatory paragraph that states, effective March 8, 2002, the Company was reorganized under a plan of reorganization confirmed by the United States Bankruptcy Court for the Eastern District of Virginia. In connection with its reorganization, the Company applied fresh start accounting on February 28, 2002.

        Our consolidated financial statements as of and for the year ended December 31, 2001 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP. Arthur Andersen LLP has not reissued its report with respect to those consolidated financial statements, and we have not been able to obtain, after reasonable efforts, Arthur Andersen LLP's written consent to the inclusion in this prospectus of said report. As a result, you may not have an effective remedy against Arthur Andersen LLP in connection with any material misstatement or omission in the consolidated financial statements to which its audit report relates. In addition, even if you were able to assert such a claim, as a result of its recent conviction of federal obstruction of justice charges and other lawsuits, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors that might arise under federal securities laws or otherwise with respect to its audit report.

WHERE YOU CAN FIND OTHER INFORMATION

        We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-117668) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about use and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules is on file at the offices of the SEC and may be inspected without charge.

        We file reports and other information with the SEC. You can inspect and copy these reports, and other information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC's web site. The address of this site is http://www.sec.gov.

        If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of such reports, proxy statements and other information. Any such request should be directed to:

AMF Bowling Worldwide, Inc.
8100 AMF Drive
Mechanicsville, Virginia 23111
(804) 730-4000

        In addition, we make available, free of charge, on or through our web site, copies of such reports, proxy statements and other information. We maintain a web site at http://www.amf.com. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement of which this prospectus forms a part.

        The indenture provides that, whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act, we will file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Sections 13(a) or 15(d) if we were required to file such reports and provide copies to the trustee and the holders of the notes. Provision of this information is subject to certain qualifications. See "Description of the Notes—Certain Covenants—Provision of Financial Statements."

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Financial Statements
Report of Independent Registered Public Accounting Firm.	F-2
Report of Independent Public Accountants	F-3
Consolidated Balance Sheets as of June 27, 2004 and June 29, 2003	F-4
Consolidated Statements of Operations for the four months ended June 27, 2004, the eight months ended February 29, 2004, the year ended June 29, 2003, the four months ended June 30, 2002, the two months ended February 28, 2002 and the year ended December 31, 2001	F-5
Consolidated Statements of Cash Flows for the four months ended June 27, 2004, the eight months ended February 29, 2004, the year ended June 29, 2003, the four months ended June 30, 2002, the two months ended February 28, 2002 and the year ended December 31, 2001	F-6
Consolidated Statements of Stockholder's Equity for the four months ended June 27, 2004, the eight months ended February 29, 2004, the year ended June 29, 2003, the four months ended June 30, 2002, the two months ended February 28, 2002 and the year ended December 31, 2001	F-7
Consolidated Statements of Comprehensive Income (Loss) for the four months ended June 27, 2004, the eight months ended February 29, 2004, the year ended June 29, 2003, the four months ended June 30, 2002, the two months ended February 28, 2002 and the year ended December 31, 2001	F-8
Notes to Consolidated Financial Statements	F-9
Selected Quarterly Financial Data (unaudited)	F-55

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
AMF BOWLING WORLDWIDE, INC.:

        We have audited the accompanying consolidated balance sheets of AMF Bowling Worldwide, Inc. (a Delaware corporation) and subsidiaries as of June 27, 2004 and June 29, 2003, and the related consolidated statements of operations, cash flows, stockholder's equity and comprehensive income (loss) for the four months ended June 27, 2004 (New Company), the eight months ended February 29, 2004, the year ended June 29, 2003, the four months ended June 30, 2002 (Reorganized Predecessor Company) and the two months ended February 28, 2002 (Predecessor Company). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements for the year ended December 31, 2001 were audited by other auditors who have ceased operations. Those auditors' report, dated March 8, 2002, on those consolidated financial statements was unqualified and included an explanatory paragraph which described the reorganization of the Company confirmed by the United States Bankruptcy Court for the Eastern District of Virginia discussed in Note 1 to the consolidated financial statements.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMF Bowling Worldwide, Inc. and subsidiaries as of June 27, 2004 and June 29, 2003, and the results of their operations and their cash flows for the four months ended June 27, 2004 (New Company), the eight months ended February 29, 2004, the year ended June 29, 2003, the four months ended June 30, 2002 (Reorganized Predecessor Company) and the two months ended February 28, 2002 (Predecessor Company), in conformity with U.S. generally accepted accounting principles.

        As described in Note 1 to the consolidated financial statements, effective March 8, 2002, the Company was reorganized under a plan of reorganization confirmed by the United States Bankruptcy Court for the Eastern District of Virginia. In connection with its reorganization, the Company applied fresh start accounting on February 28, 2002.

KPMG LLP

Richmond, Virginia
August 27, 2004, except as to Note 17,
        which is as of October 4, 2004

This report is a copy of a previously issued Arthur Andersen LLP report which has not been reissued by Arthur Andersen LLP.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
AMF BOWLING WORLDWIDE, INC.:

        We have audited the accompanying consolidated balance sheets of AMF Bowling Worldwide, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's equity, cash flows and comprehensive loss for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AMF Bowling Worldwide, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

        As described more fully in Note 1 to the consolidated financial statements, effective March 8, 2002, the Company was reorganized under a plan of reorganization confirmed by the United States Bankruptcy Court for the Eastern District of Virginia. The accompanying consolidated financial statements do not reflect the effects of fresh start accounting which will be applied in connection with the Company's emergence from Chapter 11.

ARTHUR ANDERSEN LLP

Richmond, Virginia
March 8, 2002

AMF BOWLING WORLDWIDE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	New Company	Reorganized Predecessor Company
	June 27, 2004	June 29, 2003
Assets
Current assets:
Cash	$12,734	$56,275
Accounts and notes receivable, net of allowance for doubtful accounts of $4,155 in 2004 and $7,329 in 2003	25,737	23,217
Inventories, net	30,745	34,001
Prepaid expenses and other current assets	19,231	19,019

Total current assets	88,447	132,512
Property and equipment, net	363,956	568,609
Other assets	49,704	30,269

Total assets	$502,107	$731,390

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$21,661	$17,642
Accrued expenses and other liabilities	79,979	84,372
Current portion of long-term debt	2,294	40,901

Total current liabilities	103,934	142,915
Long-term debt, less current portion	286,503	375,587
Liabilities, subject to resolution	233	1,323

Total liabilities	390,670	519,825
Stockholder's equity:
Common stock ($0.01 par value 1,000 shares authorized and outstanding in 2004 and $0.01 par value 20,000,000 shares authorized and 9,958,689 outstanding in 2003) (a)	—	100
Paid-in capital	133,716	212,361
Accumulated deficit	(18,992)	(12,209)
Accumulated other comprehensive income (loss)	(3,287)	11,313

Total stockholder's equity	111,437	211,565

Total liabilities and stockholder's equity	$502,107	$731,390

(a)
In connection with the merger of Kingpin Merger Sub, Inc. and Worldwide on February 27, 2004, each former shareholder of Worldwide received $25.00 in cash for each share of the former common stock and all shares of Worldwide were canceled. At June 27, 2004, Kingpin Intermediate Corp. was the sole shareholder of Worldwide.

The accompanying notes are an integral part of these consolidated financial statements.

AMF BOWLING WORLDWIDE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	New Company	Reorganized Predecessor Company			Predecessor Company
	2004 Four Months	2004 Eight Months	Fiscal Year 2003	2002 Four Months	2002 Two Months	Fiscal Year 2001
Operating revenue	$219,470	$459,311	$667,578	$219,055	$122,886	$694,878
Operating expenses:
Costs of goods sold	59,023	93,171	135,019	46,908	19,991	154,619
Bowling center operating expenses	132,978	265,485	369,279	125,499	63,357	384,608
Selling, general and administrative expenses	18,145	47,965	42,204	15,025	8,064	52,786
Restructuring, refinancing and other charges	826	—	1,138	3,880	302	18,636
Depreciation and amortization	20,783	41,176	80,667	28,917	17,144	130,043

Total operating expenses	231,755	447,797	628,307	220,229	108,858	740,692

Operating income (loss)	(12,285)	11,514	39,271	(1,174)	14,028	(45,814)
Nonoperating expenses (income):
Interest expense (a)	8,368	24,226	39,801	15,214	8,113	104,876
Interest income	(164)	(518)	(693)	(406)	—	(1,136)
Loss on extinguishment of debt	—	35,318	—	—	—	—
Other expense (income), net	189	(3,151)	(4,054)	(4,386)	907	5,910

Total nonoperating expenses	8,393	55,875	35,054	10,422	9,020	109,650

Income (loss) before reorganization items, net, gain on debt discharge, net, fresh start accounting adjustments, provision for income taxes and cumulative effect of change in accounting for goodwill	(20,678)	(44,361)	4,217	(11,596)	5,008	(155,464)
Reorganization items, net	(271)	—	(341)	—	13,288	56,731
(Gain) on debt discharge, net	—	—	—	—	(774,803)	—
Fresh start accounting adjustments	—	—	—	—	65,991	—

Income (loss) before provision for income taxes and cumulative effect of change in accounting for goodwill	(20,407)	(44,361)	4,558	(11,596)	700,532	(212,195)
Provision (benefit) for income taxes	(1,415)	3,397	1,131	4,040	1,095	4,766

Income (loss) before cumulative effect of change in accounting for goodwill	(18,992)	(47,758)	3,427	(15,636)	699,437	(216,961)
Cumulative effect of change in accounting for goodwill	—	—	—	—	(718,414)	—

Net income (loss)	$(18,992)	$(47,758)	$3,427	$(15,636)	$(18,977)	$(216,961)

Net income (loss) per common share:
Basic	N/A	$(4.78)	$0.34	$(1.56)
Diluted	N/A	$(4.78)	$0.34	$(1.56)
Weighted average common shares outstanding:
Basic	N/A	10,000	10,000	10,000
Diluted	N/A	10,000	10,109	10,000

(a)
For the periods July 2, 2001 through December 31, 2001 and January 1, 2002 through March 8, 2002, we did not accrue approximately $30,560 and $11,500, respectively, of interest on our prepetition subordinated debt. The debt was materially impaired or discharged in our Chapter 11 proceeding.

        The accompanying notes are an integral part of these consolidated financial statements.

AMF BOWLING WORLDWIDE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	New Company	Reorganized Predecessor Company			Predecessor Company
	2004 Four Months	2004 Eight Months	Fiscal Year 2003	2002 Four Months	2002 Two Months	Fiscal Year 2001
Cash flows from operating activities:
Net income (loss)	$(18,992)	$(47,758)	$3,427	$(15,636)	$(18,977)	$(216,961)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock based compensation	—	892	561	—	—	—
Impairment of assets	826	—	1,138	—	—	3,500
Depreciation and amortization	20,783	41,176	80,667	28,917	17,144	130,043
Write-off deferred financing costs	—	8,832	—	—	—	—
Non-cash purchase method accounting adjustments	8,655	—	—	—	—	—
Fresh start accounting adjustments	—	—	—	—	65,991	—
Cumulative effect of change in accounting for goodwill	—	—	—	—	718,414	—
Gain on debt discharge, net	—	—	—	—	(774,803)	—
Reorganization items non cash, net	—	—	—	—	—	46,570
Amortization of bond discount	—	—	—	—	—	6,525
(Gain) loss on sale of property and equipment, net	(1,678)	(1,193)	1,417	(991)	(65)	417
Gain on casualty loss	(59)	(1,413)	—	—	—	—
Changes in assets and liabilities:
Accounts and notes receivable, net	(6,171)	4,746	7,703	(1,017)	3,179	16,826
Inventories	1,743	2,362	6,980	7,540	(6,894)	13,268
Other assets	3,248	(2,097)	2,362	4,949	3,842	1,082
Accounts payable and accrued expenses	(1,401)	608	(12,615)	(8,033)	16,839	23,322
Other long-term liabilities	(1,694)	135	(380)	(4,559)	(706)	2,997

Net cash provided by operating activities	5,260	6,290	91,260	11,170	23,964	27,589

Cash flows from investing activities:
Purchases of property and equipment	(14,723)	(33,354)	(38,884)	(14,328)	(2,509)	(49,462)
Proceeds from:
Sale of property and equipment	4,652	4,698	1,230	904	—	300
Sale-leaseback agreements	—	254,000	—	—	—	—
Other	—	—	135	—	—	—

Net cash provided by (used in) investing activities	(10,071)	225,344	(37,519)	(13,424)	(2,509)	(49,162)

Cash flows from financing activities:
Proceeds from long-term debt	—	285,000	—	—	440,000	—
Payments on long-term debt	—	(412,227)	(25,768)	(2,000)	(436,700)	—
Borrowing (repayment) under revolving line of credit	—	—	—	(10,000)	10,000	—
Deferred financing costs	(301)	(21,747)	—	(552)	(11,743)	—
Repayment under capital lease obligations	(260)	(203)	(210)	—	—	—
Dividends paid	—	(250,252)	—	—	—	—
Proceeds from issuance of common stock	—	133,716	—	—	—	—
Stock options	—	(953)	—	—	—	—
Other	—	—	(33)	—	—	—

Net cash provided by (used in) financing activities	(561)	(266,666)	(26,011)	(12,552)	1,557	—
Effect of exchange rates on cash	493	(3,630)	(5,622)	(1,121)	1,791	105

Net increase (decrease) in cash	(4,879)	(38,662)	22,108	(15,927)	24,803	(21,468)
Cash and cash equivalents at beginning of period	17,613	56,275	34,167	50,094	25,291	46,759

Cash and cash equivalents at end of period	$12,734	$17,613	$56,275	$34,167	$50,094	$25,291

The accompanying notes are an integral part of these consolidated financial statements.

AMF BOWLING WORLDWIDE, INC

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

(In thousands)

	Common Stock	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholder's Equity
Predecessor Company:
Balance, December 31, 2000	$—	$1,047,529	$(565,030)	$(28,594)	$453,905
Net loss	—	—	(216,961)	—	(216,961)
Foreign currency translation adjustment	—	—	—	(7,410)	(7,410)

Balance, December 31, 2001	—	1,047,529	(781,991)	(36,004)	229,534
Net loss	—	—	(18,977)	—	(18,977)
Foreign currency translation adjustment	—	—	—	831	831
Cancellation of accumulated deficit under plan of reorganization	—	—	800,968	35,173	836,141
Issuance of common stock and adjustment of paid-in-capital under plan of reorganization	100	(835,729)	—	—	(835,629)

Balance, February 28, 2002	100	211,800	—	—	211,900
Reorganized Predecessor Company:
Net loss	—	—	(15,636)	—	(15,636)
Foreign currency translation adjustment	—	—	—	4,724	4,724
Change in fair value of derivative instrument	—	—	—	(56)	(56)

Balance, June 30, 2002	100	211,800	(15,636)	4,668	200,932
Net income	—	—	3,427	—	3,427
Foreign currency translation adjustment	—	—	—	6,589	6,589
Reclassification adjustment for change in fair value of derivative instrument	—	—	—	56	56
Stock compensation	—	561	—	—	561

Balance, June 29, 2003	100	212,361	(12,209)	11,313	211,565
Net loss	—	—	(47,758)	—	(47,758)
Foreign currency translation adjustment	—	—	—	8,342	8,342
Dividends paid	—	—	(250,252)	—	(250,252)
Cancellation of accumulated deficit upon Merger	—	—	310,219	(19,655)	290,564
Equity investment	—	133,716	—	—	133,716
Cancellation of common stock	(100)	(212,300)	—	—	(212,400)
Stock compensation	—	(61)	—	—	(61)

Balance February 29, 2004	—	133,716	—	—	133,716
New Company:
Net loss	—	—	(18,992)	—	(18,992)
Foreign currency translation adjustment	—	—	—	(3,287)	(3,287)

Balance, June 27, 2004	$—	$133,716	$(18,992)	$(3,287)	$111,437

The accompanying notes are an integral part of these consolidated financial statements.

AMF BOWLING WORLDWIDE, INC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	New Company	Reorganized Predecessor Company			Predecessor Company
	2004 Four Months	2004 Eight Months	Fiscal Year 2003	2002 Four Months	2002 Two Months	Fiscal Year 2001
Net income (loss)	$(18,992)	$(47,758)	$3,427	$(15,636)	$(18,977)	$(216,961)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(3,287)	8,342	6,589	4,724	831	(7,410)
Change in fair value of derivative instrument	—	—	—	(56)	—	—
Reclassification adjustment for items included in net income	—	—	56	—	35,173	—

Other comprehensive income (loss)	(3,287)	8,342	6,645	4,668	36,004	(7,410)

Total comprehensive income (loss)	$(22,279)	$(39,416)	$10,072	$(10,968)	$17,027	$(224,371)

Supplemental comprehensive income (loss) information:
Cumulative foreign currency translation adjustment	$(3,287)	$—	$11,313	$4,724	$—	$(36,004)
Cumulative change in value of derivative instrument	—	—	—	(56)	—	—

Total accumulated other comprehensive income (loss)	$(3,287)	$—	$11,313	$4,668	$—	$(36,004)

The accompanying notes are an integral part of these consolidated financial statements.

AMF BOWLING WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data and as otherwise noted)

NOTE 1. BUSINESS DESCRIPTION—ORGANIZATION, CHAPTER 11 AND EMERGENCE

Organization

        AMF Bowling Worldwide, Inc. and subsidiaries (which may be referred to as Worldwide, the Company, we, us or our), a Delaware corporation, is engaged in two business segments:

  •
  the operation of bowling centers in the United States ("U.S. Centers") and internationally ("International Centers" and collectively with U.S. Centers, "Centers"); and

  •
  the manufacture and sale of bowling equipment, such as automatic pinspotters, automatic scoring equipment, bowling pins, lanes, ball returns, lane machines, bowling center supplies and the resale of other related products, including bowling bags and shoes (collectively, "Products").

        Centers is the largest operator of bowling centers in the world, with 465 Centers in operation as of June 27, 2004, comprised of 370 bowling centers in the U.S. and 95 bowling centers in five foreign countries. As of June 27, 2004, Centers owned the real estate at 108 of its bowling centers and leased the real estate at 357 of its bowling centers.

        Products is one of the largest manufacturers of bowling center equipment in the world. Products revenue consists of two major sales categories:

  •
  New Center Packages ("NCPs"), which is all of the equipment necessary to outfit one lane at a new or existing bowling center; and

  •
  Modernization and Consumer Products, which is equipment used to upgrade an existing center; spare parts; pins; supplies and consumable products used in the operation of a center; and bowling balls and ancillary products for resale to bowlers.

        Products also manufactures and sells its Playmaster, Highland and Renaissance brands of billiard tables.

        Worldwide serves as the corporate headquarters of the Company. Its employees provide certain management and administrative services for Centers and Products. Worldwide's business operations and operating assets are held in subsidiaries. U.S. Centers is primarily operated through AMF Bowling Centers, Inc. ("AMF Centers"), a wholly-owned, indirect subsidiary of Worldwide. International Centers is operated through separate, indirect subsidiaries of Worldwide that operate bowling centers in various countries. Products is primarily operated through AMF Bowling Products, Inc. ("AMF Products"), which is a wholly-owned, indirect subsidiary of Worldwide.

Merger

        On November 26, 2003, Kingpin Holdings, LLC ("Kingpin Holdings") and its wholly-owned subsidiary, Kingpin Merger Sub, Inc. ("Merger Sub"), entered into an Agreement and Plan of Merger with Worldwide (the "Merger Agreement"). Pursuant to the Merger Agreement, on February 27, 2004, the Merger Sub was merged into Worldwide with Worldwide being the surviving corporation (the "Merger"). Each shareholder of Worldwide received $25.00 in cash for each share of the common stock of Worldwide that was outstanding prior to the Merger (the "Old Common Stock") including vested options and warrants, for aggregate proceeds (including option proceeds) of $258,700. The Old Common Stock was canceled and the common stock of Merger Sub became the new common stock of

Worldwide (the "New Common Stock"). As part of the Merger, Kingpin Intermediate Corp., a wholly-owned subsidiary of Kingpin Holdings, became the sole shareholder of Worldwide.

        Kingpin Holdings is a Delaware limited liability company formed at the direction of Code Hennessy & Simmons LLC, a Chicago-based private equity firm ("CHS"). Kingpin Holdings is owned by Code Hennessy & Simmons IV ("CHS IV"), our chief executive officer and other equity investors (collectively, the "Equity Investors"). In connection with the Merger, the following transactions occurred:

  •
  We borrowed $135,000 in term loans (the "Term Loan") under a new senior secured credit agreement (the "Credit Agreement") which also has an aggregate revolving loan commitment of $40,000 (the "Revolver");

  •
  We repaid the remaining outstanding borrowings of $228,148 in term loans (the "Old Term Facility" under our former senior secured credit agreement (the "Old Credit Agreement");

  •
  We issued $150,000 of 10% Senior Subordinated Notes due 2010 (the "Subordinated Notes");

  •
  We completed a tender offer for all of our then outstanding 13% Senior Subordinated Notes due September 2008 of $150,000 (the "Old Subordinated Notes") with each holder who tendered the notes and related consents on or before the consent expiration date, receiving $1,176.58 for each $1,000.00 principal amount of the tendered notes, including a $30.00 consent payment and each holder who tendered notes and the related consents after the consent expiration date, receiving $1,146.58 for each $1,000.00 principal amount of the tendered notes. Payment for the validly tendered notes was made on February 27, 2004;

  •
  We received an equity investment of $135,000, less equity syndication costs of $1,284;

  •
  AMF Centers and American Recreation Corporation, both wholly-owned indirect subsidiaries of ours, sold the land and related improvements of 186 owned bowling centers in the U.S. to unrelated third parties for gross proceeds of $254,000 and AMF Centers simultaneously leased these bowling centers from the purchaser pursuant to two leases, each for an initial lease term of approximately 20 years, with 9 consecutive renewal terms, the first of which being for a term of 10 years and the second through ninth of which being for a term of 5 years each (the "Sale-Leaseback Agreements"), with initial cash rental payments of $24,765 for each of the first five years; and

  •
  We paid a dividend of $250,252 to Kingpin Intermediate Corp. which was deposited with our disbursement agent for payment to Worldwide's then common stockholders, which included $956 for the benefit of unissued equity holders under Worldwide's Second Amended Second Modified Joint Plan of Reorganization (the "Plan").

        In conjunction with the Merger, the fair value of assets acquired and liabilities assumed were estimated in accordance with the purchase method of accounting for the Reorganized Predecessor

Company 2004 Eight Months. We have obtained a third-party valuation of certain assets, the results of which are reflected in our preliminary allocation of the purchase price.

February 29, 2004
Assets
Current assets:
Cash and cash equivalents	$17,613
Accounts and notes receivable, net	19,816
Inventories, net (a)	41,465
Prepaid assets and other current assets	22,808

Total current assets	101,702
Property and equipment, net (b)	376,930
Other assets (c)	46,957

Total assets	$525,589

Liabilities and Stockholder's Equity
Current liabilities:
Current portion of long-term debt	$1,605
Accounts payable	14,916
Accrued expenses and other	86,903

Total current liabilities	103,424
Long-term debt, less current portion	287,453
Liabilities subject to resolution	996

Total liabilities	394,573
Total stockholder's equity (d)	133,716

Total liabilities and stockholder's	$525,589

(a)
Includes an adjustment to step-up: (i) finished goods inventories to estimated selling prices less the sum of costs of disposal and a reasonable profit allowance; (ii) work in process to estimated selling prices of finished goods less the sum of costs to complete, costs of disposal, and a reasonable profit allowance; and (iii) raw materials to current replacement costs.

(b)
Includes an adjustment to reflect acquired property and equipment at estimated fair value. We estimated this amount as part of our initial assessment of the fair value of assets acquired and liabilities assumed in the Merger. The amount ultimately allocated to property and equipment may differ significantly from this estimate.

(c)
Includes adjustments to record our trade name, leasehold interests, patents and non-compete agreement at fair value.

(d)
Stockholder's equity represents the new equity investment of $135,000, less equity syndication costs of $1,284.

        We derived the unaudited pro forma consolidated financial data set forth below by applying pro forma adjustments attributable to the Merger to our historical consolidated financial statements.

        The unaudited pro forma consolidated statements of operations for the eight months ended February 29, 2004 and the year ended June 29, 2003 give effect to the Merger as if it were consummated on July 1, 2002. The unaudited pro forma consolidated financial data does not purport to represent what our results of operations would have been if the Merger had occurred on the date indicated, nor are they indicative of results for any future periods.

        The unaudited pro forma consolidated financial data is presented for informational purposes only, is based upon available information and certain assumptions that we believe are reasonable, and exclude certain non-recurring charges. Certain amounts may be affected by rounding.

AMF BOWLING WORLDWIDE, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Statement of Operations
For the Eight Months Ended February 29, 2004

(In millions)	Historical(1)	Adjustments		Pro forma
Operating revenue	$459.3	$—		$459.3
Operating expenses:
Cost of goods sold	93.2	—	(2)	93.2
Bowling center operating expenses	265.5	4.9	(3)	270.4
Selling, general and administrative expenses	48.0	(19.7	)(4)	28.3
Depreciation and amortization	41.2	1.8	(5)	43.0

Total operating expenses	447.9	(13.0)		434.9

Operating income	11.4	13.0		24.4
Non operating expenses (income):
Interest expense	24.2	(7.7	)(6)	16.5
Interest income	(0.5)	—		(0.5)
Loss on extinguishment of debt	35.3	(35.3	)(7)	—
Other income, net	(3.2)	—		(3.2)

Total non operating expenses	55.8	(43.0)		12.8

Income (loss) before provision for income taxes	(44.4)	56.0		11.6
Provision for income taxes	3.4	(0.9	)(8)	2.5

Net income (loss)	$(47.8)	$56.9		$9.1

AMF BOWLING WORLDWIDE, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Statements of Operations
For the Year Ended June 29, 2003

(In millions)	Historical(1)	Adjustments		Pro forma
Operating revenue	$667.6	$—		$667.6
Operating expenses:
Cost of goods sold	135.0	—	(2)	135.0
Bowling center operating expenses	369.3	28.7	(3)	398.0
Selling, general and administrative expenses	42.2	0.9	(4)	43.1
Restructuring, refinancing and other charges	1.1	—		1.1
Depreciation and amortization	80.7	3.0	(5)	83.7

Total operating expenses	628.3	32.6		660.9

Operating income (loss)	39.3	(32.6)		6.7
Non operating expenses (income):
Interest expense	39.8	(15.1	)(6)	24.7
Interest income	(0.7)	—		(0.7)
Other income, net	(4.0)	—		(4.0)

Total non operating expenses	35.1	(15.1)		20.0

Income (loss) before reorganization items, net and provision for income taxes	4.2	(17.5)		(13.3)
Reorganization items expense (income), net	(0.3)	—		(0.3)

Income (loss) before provision for income taxes	4.5	(17.5)		(13.0)
Provision for income taxes	1.1	(1.9	)(7)	(0.8)

Net income (loss)	$3.4	$(15.6)		$(12.2)

(1)
Represents our historical consolidated statements of operations for the period indicated.

(2)
The pro forma consolidated statement of operations for the eight months ended February 29, 2004 excludes the $8.7 million one-time non-cash charge to cost of sales as the inventory which has been adjusted to fair value under purchase accounting is sold in subsequent periods.

(3)
Reflects the adjustment to bowling center operating expenses for the rental expense that we would have incurred had the new sale-leaseback facility for certain of our U.S. bowling centers been in place on July 1, 2002. The facility requires monthly cash payments totaling $24.8 million for each of the twelve months ending February 28, 2005 to 2009, $27.2 million for each of the twelve months ending February 28, 2010 to 2014, $30.0 million for each of the twelve months ending February 28, 2015 to 2019, and $33.0 million for each of the twelve months ending February 28, 2020 to 2024. As a result, the straight-line rent charge is $28.7 million. The pro forma adjustments do not reflect the impact of any increase to property taxes likely to result after the sale-leaseback transaction. The eight months ended February 29, 2004 includes pro forma rental expense under the sale-leaseback facility of $18.9 million. In addition, $14.0 million in closing costs related to the sale-leaseback facility have been excluded for the eight months ended February 29, 2004.

(4)
Reflects the net adjustment to selling, general and administrative expenses, as follows:

(In millions)	Eight Months Ended February 29, 2004	Fiscal Year 2003
Public company board expenses (a)	$(0.5)	$(1.1)
Management fees (b)	1.3	2.0
Transaction costs (c)	(20.5)	—

Total	$(19.7)	$0.9

  (a)
  Represents historical board expenses incurred as a result of our former public company status. These fees were terminated as a result of the Merger.

  (b)
  Represents the management fee that will be charged to us by our new owners for certain financial, operational and management services.

  (c)
  Represents expenses directly related to the Merger, primarily professional fees and certain employee retention payments.

The pro forma adjustments above do not include the remaining post-acquisition retention payments related to the Merger of $1.2 million.

(5)
Reflects the net adjustment to depreciation and amortization expense, as follows:

(In millions)	Eight Months Ended February 29, 2004	Fiscal Year 2003
Additional depreciation expense as a result of purchase accounting (a)	$6.6	$9.8
Reduction in depreciation expense as a result of the sale-leaseback facility (b)	(4.8)	(6.8)

Total	$1.8	$3.0

  (a)
  Represents additional depreciation expense arising from step-up to fair market value of property and equipment. The additional depreciation expense is calculated using the straight line method and a weighted average remaining useful life of approximately 6.1 years.

  (b)
  Represents the reduction of depreciation expense resulting from the sale-leaseback facility discussed in note (3) above. The adjustment assumes that the sale-leaseback facility had been in place on July 1, 2002.

(6)
Reflects adjustments to pro forma interest expense resulting from our new capital structure as follows:

(In millions)	Eight Months Ended February 29, 2004	Fiscal Year 2003
Total interest expense	$13.9	$20.9
Amortization of capitalized debt issuance costs (a)	2.6	3.8

Total pro forma interest expense	16.5	24.7
Less: historical interest expense	(24.2)	(39.8)

Net adjustment to interest expense	$(7.7)	$(15.1)

  (a)
  Represents amortization expense on approximately $22.0 million of capitalized debt issuance costs related to the Merger. The debt issuance costs are being amortized over the related term of the debt instruments.

(7)
Reflects the adjustment to pro forma loss on extinguishment of debt for prepayment penalties of $26.5 million and the write-off of $8.8 million in deferred financing costs related to the Merger.

(8)
Represents the tax effect of the pro forma adjustments described above.

Change of Fiscal Year

        On March 20, 2002, we changed our fiscal year end from December 31 to the Sunday closest to June 30. This results in fiscal years having 52 or 53 weeks. Previously, our fiscal year ran from January 1 through December 31. We also adopted a retail calendar year, with each quarter comprised of one 5-week period and two 4-week periods.

Chapter 11 and Emergence

        On July 2, 2001 (the "Petition Date"), Worldwide and certain of its U.S. subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 with the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the "Bankruptcy Court"). After the Petition Date, AMF Bowling, Inc. ("AMF Bowling") our former indirect parent, filed a separate petition for relief under Chapter 11.

        On February 1, 2002, the Bankruptcy Court confirmed the Plan of the Debtors. The Plan became effective on March 8, 2002 (the "Effective Date"), which is the date on which the Debtors formally emerged from Chapter 11. On May 18, 2004, the Bankruptcy Court entered an order closing the Chapter 11 proceeding.

NOTE 2. BASIS OF PRESENTATION

        Prior to February 27, 2004, we were referred to as the "Reorganized Predecessor Company" or the "Predecessor Company" and, as we existed on and after February 27, 2004, are referred to as the "New Company." As a result of the Merger, our financial results during the twelve months ended June 27, 2004 include results of the New Company and the Reorganized Predecessor Company. Accordingly, the operating results and cash flows of the New Company and the Reorganized Predecessor Company are separately presented, as the financial statements after the Merger are not comparable with the Reorganized Predecessor Company's financial statements. Although the Merger was completed on February 27, 2004, the consummation of the Merger has been reflected as of February 29, 2004, the end of our fiscal period closest to the date of the Merger.

        All significant intercompany balances and transactions have been eliminated in the consolidation. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year.

        The following table describes the periods presented in these consolidated financial statements and related notes thereto:

Period	Referred to as
Results for the New Company from March 1, 2004 through June 27, 2004	"New Company 2004 Four Months"
Results for the Reorganized Predecessor Company from June 30, 2003 through February 29, 2004	"Reorganized Predecessor Company 2004 Eight Months"
Results for the Reorganized Predecessor Company from July 1, 2002 through June 29, 2003	"Fiscal Year 2003"
Results for the Reorganized Predecessor Company from March 1, 2002 through June 30, 2002	"Reorganized Predecessor Company 2002 Four Months"
Results for the Predecessor Company from January 1, 2002 through February 28, 2002	"Predecessor Company 2002 Two Months"
Results for the Predecessor Company from January 1 through December 31, 2001	"Fiscal Year 2001"

NOTE 3. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The more significant estimates made by management include allowances for obsolete inventory, uncollectible accounts receivable, longlived assets, deferred tax assets and reserves for litigation and claims, product warranty costs, and self-insurance costs. Actual results could differ from those estimates.

Cash and Cash Equivalents

        All highly liquid fixed-income investments purchased with an original maturity of three months or less are classified as cash equivalents. Our cash equivalents consist primarily of money market funds. We had no cash equivalents at June 27, 2004 and $45,300 at June 29, 2003.

Trade Accounts Receivable

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in the existing accounts receivable. We determine the allowance based on historical write-off experience and our knowledge of specific customer accounts and review it quarterly. Past due balances meeting specific criteria are reviewed individually for collectibility. All other balances are reviewed on a pooled basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Revenue Recognition

        Products revenue is separated into two categories. Consumable products such as parts and supplies are generally recognized upon shipment. Revenue for equipment sales, which typically require installation, is recognized upon delivery, in accordance with the terms of the contract. Installation services, if required, are generally performed by subcontractors, and the related revenue is recognized upon completion of the services. Revenue on arrangements with multiple deliverables is allocated to the deliverables by using the relative fair value method prescribed by FASB's Emerging Issues Task Force ("EITF") Issue No. 00-21 "Revenue Arrangements with Multiple Deliverables."

        Centers revenue is recognized at the time the service is provided.

Inventories

        Products inventory is valued at the lower of cost or market on a first-in, first-out basis. Centers inventory is valued at the lower of cost or market, with cost being an average cost method.

Long-Lived Assets

        Long-lived assets deemed impaired are recorded at the lower of the carrying amount or fair value in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, an impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and the fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets held for sale are carried at the lower of carrying value or estimated net realizable value.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated principally on the straightline method over the estimated useful lives. Estimated useful lives of property and equipment are as follows:

Buildings and improvements	5-40 years
Leasehold improvements	lesser of the estimated useful life or term of the lease
Bowling and related equipment	5-10 years
Manufacturing equipment	2-7 years
Furniture and fixtures	3-8 years

        Expenditures for routine maintenance and repairs which do not improve or extend the life of an asset are charged to expense as incurred. Major renewals or improvements are capitalized and amortized over the lesser of the remaining life of the asset or, if applicable, lease term. Upon retirement or sale of an asset, its cost and related accumulated depreciation are removed from property and equipment and any gain or loss is recognized.

Goodwill

        Goodwill represents the excess of the purchase price of acquisitions over the allocation among the acquired assets and liabilities in accordance with estimates of fair market value on the dates of acquisition. Through December 31, 2001, goodwill was being amortized over 40 years.

        Effective January 1, 2002, we adopted SFAS No. 142 "Goodwill and Other Intangible Assets," which specifies goodwill and certain intangible assets are no longer amortized, but are subject to periodic impairment testing. In conjunction with the adoption of SFAS No. 142, we wrote off all goodwill in the amount of $718,414. The write-off of goodwill is presented as a cumulative effect of change in accounting for goodwill in the Predecessor Company 2002 Two Months.

        Goodwill amortization expense was $20,888 in Fiscal Year 2001.

Warranty Costs

        Generally, Products warrants all new products for a period of approximately one year. Products charges to expense an estimated amount for future warranty obligations, and also offers customers the option to purchase extended warranties on certain products.

        Warranty costs for the reported periods are as follows:

New Company 2004 Four Months	$470
Reorganized Predecessor Company 2004 Eight Months	1,203
Fiscal Year 2003	987
Reorganized Predecessor Company 2002 Four Months	504
Predecessor Company 2002 Two Months	273
Fiscal Year 2001	3,340

Income Taxes

        We are taxable corporations under the Internal Revenue Code of 1986, as amended (the "Code"). Income taxes are accounted for using the asset and liability method under which deferred income taxes are recognized for the tax consequences in future years of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

Advertising Costs

        Costs for advertising are expensed when incurred and consist of the following amounts:

	Bowling Center Operating Expenses	SG&A and Corporate	Total
New Company 2004 Four Months	$5,111	$874	$5,985
Reorganized Predecessor Company 2004 Eight Months	10,692	1,424	12,116
Fiscal Year 2003	15,269	2,082	17,351
Reorganized Predecessor Company 2002 Four Months	5,190	1,364	6,554
Predecessor Company 2002 Two Months	2,500	270	2,770
Fiscal Year 2001	19,547	3,009	22,556

Foreign Currency Translation

        All assets and liabilities of our international operations are translated from foreign currencies into U.S. dollars at exchange rates in effect at the end of each fiscal period. Adjustments resulting from the translation of financial statements of international operations into U.S. dollars are included in the foreign currency translation adjustment in the accompanying consolidated balance sheets, statements of stockholder's equity and statements of comprehensive income (loss). Revenue and expenses of international operations are translated using average exchange rates that existed during each fiscal period. Currency exchange gains and losses resulting from transactions conducted in other than local currencies and are included in other expenses and consist of the following:

Gain/(loss)
New Company 2004 Four Months	$(118)
Reorganized Predecessor Company 2004 Eight Months	3,274
Fiscal Year 2003	3,651
Transition Period	3,030
Fiscal Year 2001	(4,185)

Fair Value of Financial Instruments

        The carrying value of financial instruments, including cash and cash equivalents and short-term debt, approximates fair value at June 27, 2004 and June 29, 2003 because of the short maturity of these instruments. The fair value of the Term Loan and the Subordinated Notes at June 27, 2004 was approximately $135,000 and $153,750, respectively.

Self-Insurance Programs

        We are self-insured up to certain amounts for general and product liability, workers' compensation, certain health care coverage, and property damage. The cost of these self-insurance programs is accrued based upon estimates of settlements and costs for known and anticipated claims. We recorded an estimated liability to cover known claims and claims incurred but not reported as of June 27, 2004 and June 29, 2003, which is included in accrued expenses.

Accumulated Other Comprehensive Income (Loss)

        Accumulated other comprehensive income (loss) consists of the foreign currency translation adjustment and changes in fair value of derivative instrument on the accompanying consolidated balance sheets and statements of stockholder's equity.

Earnings Per Share, Including Pro Forma Effects of Stock-Based Compensation

        The Old Common Stock was canceled in connection with the Merger on February 27, 2004. There were no equity issuances for the period subsequent to the Merger. Our equity is no longer publicly traded and therefore, no stock-based compensation disclosures are provided for the New Company 2004 Four Months.

        For Fiscal Year 2003 and Reorganized Predecessor Company 2002 Four Months, basic earnings per share was computed using the weighted average number of outstanding shares of Old Common Stock during the period. Diluted loss per share adjusted the weighted average for the potential dilution that could have occurred if stock options, warrants or restricted stock were exercised or converted into shares of Old Common Stock. Diluted loss per share was the same as basic loss per share for the Reorganized Predecessor Company 2002 Four Months because the effects of such items were anti-dilutive due to our losses.

        The computation for basic and diluted earnings (loss) per share is as follows:

	Reorganized Predecessor Company
	2004 Eight Months	Fiscal Year 2003	2002 Four Months
Net income (loss)	$(47,758)	$3,427	$(15,636)
Weighted average shares of common stock outstanding
Basic	10,000	10,000	10,000
Effect of stock options and warrants	—	109	—

Diluted	10,000	10,109	10,000

Net income (loss) per share—basic and diluted	$(4.78)	$0.34	$(1.56)

        Prior to cancellation of the Old Common Stock, we used the intrinsic value method of accounting for stock-based employee compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees." Under APB Opinion No. 25, compensation expense is based upon the difference, if any, between the fair value of the Old Common Stock and the exercise price on the date of the grant. If we had elected to recognize compensation expense based on the fair value of all stock awards at grant date as prescribed by SFAS No. 123

"Accounting for Stock-Based Compensation," the net income (loss) would have been reflected as the pro forma amounts shown below:

	Reorganized Predecessor Company
	2004 Eight Months	Fiscal Year 2003	2002 Four Months
Net income (loss), as reported	$(47,758)	$3,427	$(15,636)
Stock-based employee compensation under APB 25	892	561	—
Pro forma stock-based employee compensation expense under SFAS No. 123	(3,228)	(2,716)	(737)

Net income (loss), pro forma	$(50,094)	$1,272	$(16,373)

Net income (loss) per common share as reported
Basic	$(4.78)	$0.34	$(1.56)
Diluted	(4.78)	0.34	(1.56)

Net income (loss) per common share, pro forma
Basic	$(5.05)	$0.13	$(1.64)
Diluted	(5.05)	0.13	(1.64)

Weighted average shares
Basic	10,000	10,000	10,000
Diluted	10,000	10,109	10,000

        The fair value of each stock option grant was estimated at the time of the grant using the Black-Scholes option-pricing model. Pro forma net income (loss) and net income (loss) per share disclosures were computed by amortizing the estimated fair value of the grants over the respective vesting periods. There were no equity awards granted in the Reorganized Predecessor Company 2004 Eight Months. The weighted average assumptions used in the model and the resulting weighted average grant date estimates of fair value are as follows:

	Reorganized Predecessor Company
	Fiscal Year 2003	2002 Four Months
Assumptions:
Expected volatility	45.00%	30.00%
Risk-free interest rate	3.19%	4.09%
Expected term (in years)	5.2	5.0
Fair value estimates:
In thousands	$8,463	$6,637
Per share	8.95	7.22

Recent Accounting Pronouncements

        In December 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. ("FIN") 46R (revised December 2003) "Consolidation of Variable Interest Entities,"

which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FIN 46, "Consolidation of Variable Interest Entities," which was issued in January 2003. The application of this interpretation did not have a material effect on our financial condition or results of operations.

        In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits." The revised SFAS No. 132 retains disclosure requirements in the original statement and requires additional disclosures about pension plan assets, benefit obligations, cash flows, benefit costs and other relevant information. The new disclosures are effective for financial statements with fiscal years ending after December 15, 2003 and interim-period disclosures are effective for interim periods beginning after December 15, 2003. The statement also requires disclosures of information about foreign plans and estimated future benefit payments effective for fiscal years ending after June 15, 2004. The adoption of this statement did not have a material effect on our results of operations or financial condition or material impact on our disclosures about pension and other postretirement benefits.

        On June 30, 2003, we adopted the provisions of the FASB's Emerging Issues Task Force ("EITF") 00-21 "Revenue Arrangements with Multiple Deliverables." EITF 00-21 provides a model for use, in the context of a multiple deliverable arrangement, in determining how the arrangement consideration should be measured. The guidance in this EITF is effective for revenue arrangements entered into in periods beginning after June 15, 2003. The adoption of this statement did not have a material effect on our results of operations or financial condition.

Reclassifications

        Certain amounts in the financial statements and supporting footnotes have been reclassified to conform to the current year's classification.

NOTE 4. INVENTORIES, NET

        Inventories, net of obsolescence reserves at June 27, 2004 and June 29, 2003 consist of the following:

	New Company	Reorganized Predecessor Company
	June 27, 2004	June 29, 2003
Products, at FIFO:
Raw materials	$6,157	$4,117
Work in process (a)	2,281	4,929
Finished goods and spare parts	14,362	17,283
Centers, at average cost:
Merchandise and spare parts	7,945	7,672

Total inventories	$30,745	$34,001

(a)
Work in process also includes certain inventory shipments in-transit to customers.

NOTE 5. PROPERTY AND EQUIPMENT

        Property and equipment, net at June 27, 2004 and June 29, 2003 consist of:

	New Company	Reorganized Predecessor Company
	June 27, 2004	June 29, 2003
Land	$44,248	$117,267
Buildings and improvements	143,124	307,722
Equipment, furniture and fixtures	186,488	255,817
Other	10,664	3,118

	384,524	683,924
Less accumulated depreciation	(20,568)	(115,315)

Property and equipment, net	$363,956	$568,609

        Depreciation expense related to property and equipment was as follows:

Depreciation Expense
New Company 2004 Four Months	$20,530
Reorganized Predecessor Company 2004 Eight Months	40,771
Fiscal Year 2003	79,748
Reorganized Predecessor Company 2002 Four Months	28,782
Predecessor Company 2002 Two Months	16,383
Fiscal Year 2001	101,184

        Equipment under a capital lease amounted to $1,938 as of June 27, 2004 and June 29, 2003. Accumulated depreciation of the leased equipment was $1,437 at June 27, 2004 and $1,051 at June 29, 2003.

NOTE 6. ACCRUED EXPENSES AND OTHER LIABILITIES

        Accrued expenses and other liabilities as June 27, 2004 and June 29, 2003 consist of:

	New Company	Reorganized Predecessor Company
	June 27, 2004	June 29, 2003
Accrued compensation	$16,349	$14,697
Accrued interest	6,528	9,604
Accrued professional fees	5,163	6,324
Accrued taxes and licenses	6,501	7,580
Accrued center closing costs	1,927	1,308
Accrued warranty expense	1,136	1,521
Accrued income taxes	8,425	6,870
Accrued insurance	9,835	9,475
Other	24,115	26,993

Total accrued liabilities	$79,979	$84,372

NOTE 7. LONG-TERM DEBT

        As discussed in Note 1, we completed the Merger on February 27, 2004 and substantially all of the debt the Reorganized Predecessor Company had in place prior to the Merger was paid in full.

Long- Term Debt Summary

	New Company	Reorganized Predecessor Company
	June 27, 2004	June 29, 2003
Term Loan	$135,000	$—
Revolver	—	—
Subordinated Notes, 10%, due 2010	150,000	—
Old Term Facility	—	262,232
Old Subordinated Notes, 13%, due 2008	5	150,000
Mortgage note and capitalized leases	3,792	4,256

Total debt	288,797	416,488
Current maturities	(2,294)	(40,901)

Total long-term debt	$286,503	$375,587

Credit Agreement

        As of February 27, 2004, in conjunction with the Merger, we entered into the Credit Agreement that consisted of a $135,000 Term Loan maturing in August 2009 and a $40,000 Revolver maturing in February 2009.

        Outstanding borrowings under the Term Loan bear interest equal to either the Adjusted Eurocurrency Rate (as defined in the Credit Agreement) plus the applicable margin (3.00%) or the Base Rate (as defined in the Credit Agreement) plus the applicable margin (2.00%), at the our option depending on certain financial ratios. The interest rate in effect at June 27, 2004 was 4.13%. Outstanding borrowings under the Revolver bear interest equal to the Adjusted Eurocurrency Rate plus the applicable margin (3.00%) or the Base Rate plus the applicable margin (2.00%), subject to a pricing grid tied to senior leverage. We pay a quarterly commitment fee of 0.50% on the unused portion of the Revolver. The Credit Agreement contains certain restrictive covenants, including the achievement of certain financial covenants and maximum levels of capital expenditures.

        No borrowings were outstanding under the Revolver as of June 27, 2004 and outstanding standby letters of credit issued under the Revolver totaled $18,135, leaving $21,865 available for additional borrowings or letters of credit. Our aggregate letter of credit obligations outstanding under the Credit Agreement may not exceed $25,000. The principal amount of the Term Loan must be repaid on a quarterly basis in the amounts and at the times specified in the Credit Agreement, with a final principal payment of $127,913 due on August 27, 2009. Scheduled quarterly principal payments of $338 will begin in fiscal year 2005. All scheduled principal payments are due on the 30th day of the last month of the calendar quarter. Repayment also is required in amounts specified in the Credit Agreement for certain events including certain asset sale proceeds and equity and debt offering proceeds. The Credit Agreement requires the frequency of interest payments to be not less than quarterly and an annual mandatory prepayment of the Term Loan based on a percentage of free cash flow, ranging from 25-75%, as specified in the Credit Agreement. The obligations under the Credit Agreement are secured by substantially all of our U.S. assets and a 65% pledge of the capital stock of certain first tier foreign subsidiaries. Certain of our U.S. subsidiaries have guaranteed, or are directly obligated on, the Credit Agreement. The Credit Agreement contains certain events of default including cross default provisions.

Subordinated Notes

        As of February 27, 2004, in conjunction with the Merger, we issued the $150,000 Subordinated Notes with interest payable semi-annually. The Subordinated Notes were issued pursuant to an indenture dated February 27, 2004 (the "Indenture"). The Subordinated Notes are expressly subordinated to the payment of the Credit Agreement and any other senior indebtedness; contain affirmative and negative covenants that are customary to high yield instruments and generally no more restrictive than those contained in the Credit Agreement; contain certain events of default including cross default provisions; are unsecured; and have the benefit of guarantees of certain of the U.S. subsidiaries. Subject to certain exceptions, the Subordinated Notes may not be redeemed at our option before March 1, 2007. Thereafter, the Subordinated Notes are redeemable in the manner provided in the Indenture at redemption prices equal to 105.00% during the 12 month period beginning March 1, 2007, 102.50% during the 12 month period beginning March 1, 2008 and 100.00% beginning on March 1, 2009 and thereafter. Upon the occurrence of a change of control (as defined in the Indenture), we are required to offer to purchase the Subordinated Notes at 101.00% of their principal amount, plus accrued interest. Subject to certain restrictions and conditions, the Indenture permits the payment of a dividend or distribution to Kingpin Intermediate Corp. or the repurchase or redemption of shares of Worldwide or any parent of Worldwide of up to 35% of the Net Cash Proceeds (as defined in the Indenture) from the sale of International Operations (as defined in the Indenture).

        Future minimum principal payments under the Term Loan and the Subordinated Notes are as follows:

Fiscal Year	Amount
2005	$1,688
2006	$1,350
2007	$1,350
2008	$1,013
2009	$1,350
2010	$128,250

Old Credit Agreement

        Our indebtedness under the Old Credit Agreement consisted of a $290,000 term facility and a $60,000 revolving credit facility. On December 19, 2002, after reviewing our future liquidity requirements, we voluntarily and permanently reduced the revolving credit facility from $60,000 to $45,000. The Old Credit Agreement was paid in full in connection with the Merger.

Old Subordinated Notes

        As of the date of the Merger, substantially all of the holders of the Old Subordinated Notes were satisfied in full. We paid $9,533 of accrued and unpaid interest related to these notes. We were also required to pay prepayment penalties of $26,486, which is classified as loss on extinguishment of debt. In addition, we wrote-off all of the deferred financing costs related to the Old Credit Agreement and the Old Subordinated Notes in the amount of $8,832, which is classified as loss on extinguishment of debt.

Interest Expense

        As of the Petition Date, the Predecessor Company discontinued accruing interest on certain prepetition debt that management believed would receive little, if any, distribution under the Plan (primarily the Old Subordinated Notes). If such interest had been accrued from July 1, 2001 through the Effective Date, interest expense for the year ended June 30, 2002 would have been approximately $42,060 higher than the amount reported.

NOTE 8. LIABILITIES SUBJECT TO RESOLUTION

        Liabilities subject to resolution in the Chapter 11 proceeding at June 27, 2004 were $233 and $1,323 at June 29, 2003. These balances consist primarily of real and personal property taxes expected to be paid upon settlement of the claim or over a six year period.

NOTE 9. REORGANIZATION ITEMS, NET AND OTHER CHARGES

	New Company	Reorganized Predecessor Company			Predecessor Company
	2004 Four Months	2004 Eight Months	Fiscal Year 2003	2002 Four Months	2002 Two Months	Fiscal Year 2001
Professional fees (a)	$—	$—	$—	$—	$10,303	$19,783
Provision for center closing	—	—	—	—	—	22,396
Write-off deferred financing costs (b)	—	—	—	—	—	9,068
Claims settlement (c)	—	—	—	—	4,757	—
Employee retention program (d)	—	—	—	—	—	2,447
Other (e)	(271)	—	(341)	—	(1,772)	3,037

Total reorganizations items, net	$(271)	$—	$(341)	$—	$13,288	$56,731

(a)
Included amounts for legal, accounting and financial advisory fees related to the Chapter 11 proceeding.

(b)
Represented financing costs associated with amounts borrowed under the senior secured credit agreement dated May 1, 1996, as amended and restated (the "Pre-petition Credit Agreement") and with the issuance of the 10 7/8% Series B Senior Subordinated Notes due 2006 and the 12 1/4% Series B Senior Subordinated Discount Notes due 2006 (the "Pre-petition Subordinated Notes").

(c)
Included amounts reserved for the settlement of administration claims, property tax interest and penalties and the related professional fees.

(d)
Represented a bonus, severance and retention program approved by the Bankruptcy Court to ensure the retention of certain employees who were actively involved in our restructuring.

(e)
Includes the reversal of estimated expenses accrued in Fiscal Year 2001.

Refinancing Costs

        In Fiscal Year 2001, we recorded approximately $12,970 of refinancing charges related to the proposed restructuring of debt. The charges primarily included amounts paid prior to the Petition Date for legal and advisory services and certain payments made in connection with employee retention programs.

Restructuring Charges

        In the Reorganized Predecessor Company 2002 Four Months, Products recorded charges of approximately $3,900 to move from a direct sales force in the People's Republic of China, Hong Kong and India to sales through distributors. In the Reorganized Predecessor Company 2002 Four Months, Centers recorded charges of approximately $520 for the intended sale or closure of the four bowling centers that it operates in Hong Kong. These charges were partially offset by the reversal of accruals previously recorded related to the closure of certain international operations and for severance obligations.

        In the Predecessor Company 2002 Two Months, we recorded charges of approximately $300 primarily related to Products restructuring its European sales and service network and Centers closure and sale of its golf driving ranges.

        In Fiscal Year 2001, we recorded restructuring charges of approximately $2,100 related primarily to severance and other employee expenses.

Asset Impairment Charges

        We recorded asset impairment charges of approximately $826 in the New Company 2004 Four Months, $1,138 in Fiscal Year 2003 and $3,500 in Fiscal Year 2001, representing the difference between the fair market value and carrying value of impaired assets. The asset impairment charges relate to under- performing bowling centers which were subsequently closed. Fair market value is generally determined based on the average sales proceeds from previous sales of idle bowling centers.

NOTE 10. INCOME TAXES

        We were included in the consolidated federal and certain consolidated state income tax returns of our former parent, AMF Bowling, through March 8, 2002. For the period from March 9, 2002 through December 31, 2002 and January 1, 2003 through December 31, 2003, we filed consolidated federal and certain state income tax returns separate from AMF Bowling. We have a December 31 year-end for income tax purposes.

        Realization of deferred tax assets associated with deductible temporary differences, the net operating losses ("NOLs") and foreign tax credit carryforwards is dependent on generating sufficient future taxable income. Based on historical and expected future taxable earnings, management believes it is more likely than not that we will not realize the benefit of a majority of the deferred tax assets, and, accordingly, we have established a valuation allowance against the net deferred tax asset in the amount of $216,551. Further, as discussed below, such deferred tax assets have been substantially reduced by the income tax implications of the Chapter 11 proceeding.

        As of June 27, 2004, we have not recorded U.S. deferred income taxes on certain undistributed earnings of our foreign subsidiaries. It is expected that these earnings will either be permanently reinvested in the operations within the respective country or, if repatriated, will be substantially offset by tax credits or NOLs. We have recorded deferred tax assets equal to the tax effect of earnings associated with various property sales in Australia since the proceeds from these sales are expected to be repatriated and the deferred tax benefits will be realized.

        As a result of the Chapter 11 proceeding, we must generally reduce our tax attributes, such as NOLs, tax credits, capital loss carryforwards and tax basis in its assets, by any cancellation of indebtedness ("COD") income realized. COD income is the amount of indebtedness discharged in the Chapter 11 proceeding. These circumstances will result in the elimination of the NOLs and tax credits existing on March 8, 2002 and a substantial reduction of the tax basis in the stock of certain subsidiaries.

        Since the Plan provided for substantial changes in Worldwide's ownership, there are annual limitations on the utilization of federal and certain state NOL carryforwards and net unrealized built-in losses existing on the Effective Date. After an ownership change, limits are placed on net operating loss carryforwards and certain built-in losses existing on the change date. This annual limitation is $10,616 for taxable periods from March 9, 2002 through February 27, 2004. The net unrealized built-in loss items existing on the Effective Date are only subject to the annual limitation for the five year period beginning with the tax year ended December 31, 2002 and ending with the tax year ended December 31, 2006. In addition, the Merger with Kingpin Holdings on February 27, 2004 is also an ownership change subject to annual limitations on NOL carryforwards and net unrealized built-in losses. The new annual limitation is $6,338 starting on February 28, 2004. The net unrealized built-in loss items existing on the Merger date are only subject to the annual limitation for the five year period beginning with the tax year ended December 31, 2004 and ending with the tax year ended December 31, 2008.

        The provision for income taxes is presented below:

	New Company	Reorganized Predecessor Company			Predecessor Company
	2004 Four Months	2004 Eight Months	Fiscal Year 2003	2002 Four Months	2002 Two Months	Fiscal Year 2001
Current income tax provision
U.S. Federal	$210	$—	$—	$—	$—	$—
State and local	(869)	2,183	3,163	—	—	—
Foreign	2,171	1,214	(2,032)	4,040	1,095	4,766

Total current provision	1,512	3,397	1,131	4,040	1,095	4,766

Deferred income tax provision
U.S. Federal	$—	$—	$—	$—	$—	$—
State and local	—	—	—	—	—	—
Foreign	(2,927)	—	—	—	—	—

Total deferred provision	(2,927)	—	—	—	—	—

Total provision	$(1,415)	$3,397	$1,131	$4,040	$1,095	$4,766

        The provision for income taxes differs from the amount computed by applying the statutory rate to the income (loss) before income taxes primarily due to valuation allowances, foreign, state and local taxes, effects of the Chapter 11 proceeding and other permanent adjustments as follows:

	New Company	Reorganized Predecessor Company			Predecessor Company
	2004 Four Months	2004 Eight Months	Fiscal Year 2003	2002 Four Months	2002 Two Months	Fiscal Year 2001
Book income (loss) from operations before income taxes:
U.S. Federal and State	$(18,364)	$(45,173)	$9,447	$(12,009)	$703,628	$(174,256)
Foreign	(2,043)	812	(4,889)	413	(3,096)	(37,939)

Total	$(20,407)	$(44,361)	$4,558	$(11,596)	$700,532	$(212,195)

Tax provision (benefit) computed at statutory rate	$(7,142)	$(15,526)	$1,595	$(4,059)	$245,186	$(74,268)
Increases (reductions) in taxes due to:
Federal AMT tax	210	—	—	—	—	—
Foreign income taxes	(756)	1,214	(2,032)	4,040	1,095	4,766
State and local income taxes, net	(869)	2,183	2,056	—	—	—
Purchase accounting adjustments	4,333	—	—	—	—	—
Deconsolidated international subsidiaries	(578)	1,031	63	161	(285)	—
Adjustments to deferred taxes due to bankruptcy	—	—	—	—	58,013	—
Other permanent items	5,665	2,558	977	247	74	—
Cancellation of debt	—	—	—	—	(271,181)	—
Attribute write-down related to foreign subsidiaries adjustment	—	—	—	—	5,744	—
Change in valuation allowance for deferred tax assets	(1,553)	—	(8,379)	5,920	(48,310)	74,720
Miscellaneous and other adjustments	(725)	11,937	6,851	(2,269)	10,759	(452)

Actual provision	$(1,415)	$3,397	$1,131	$4,040	$1,095	$4,766

        The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities at June 27, 2004 and June 29, 2003 consist of:

	New Company	Reorganized Predecessor Company
	June 27, 2004	June 29, 2003
Deferred income tax assets
Current assets:
Reserves not deductible for tax purposes	$32,280	$29,278

Noncurrent assets:
Net operating loss	63,682	26,336
Depreciation on property and equipment	10,964	33,278
Goodwill	110,034	126,881
Other intangible assets	2,518	2,331

Noncurrent deferred tax assets	187,198	188,826
Deferred taxes before valuation allowance	219,478	218,104
Valuation allowance	(216,551)	(218,104)

Net deferred tax assets	$2,927	$—

	New Company	Reorganized Predecessor Company
	June 27, 2004	June 29, 2003
Net operating loss schedule
June 30, 2002	$30,105	$30,105
June 30, 2003	37,597	37,597
June 30, 2004	96,003	—

Net operating loss carry forward	$163,705	$67,702

        NOL's of $30,105, $37,597 and $96,003 will expire in 2022, 2023 and 2024, respectively.

NOTE 11. COMMITMENTS AND CONTINGENCIES

Leases

        In connection with the Merger, the land and related improvements of 186 owned U.S. bowling centers were sold and leased back for an initial period of 20 years. Centers and Products lease certain facilities and equipment under operating leases, which expire at various dates. Centers has certain ground leases, associated with several centers, which expire at various dates. These leases generally contain renewal options and require payments of taxes, insurance, maintenance, and other expenses in addition to the minimum annual rentals. Certain leases require contingent payments based on usage of equipment above certain specified levels.

        Presented below are contingent rentals and total rent expense:

	New Company	Reorganized Predecessor Company			Predecessor Company
	2004 Four Months	2004 Eight Months	Fiscal Year 2003	2002 Four Months	2002 Two Months	Fiscal Year 2001
Contingent rentals	$236	$252	$408	$261	$125	$471
Total rent expense	20,157	20,236	26,513	9,531	4,819	31,030

        Future minimum rental payments under operating and capital lease agreements as of June 27, 2004 are as follows:

	Operating	Capital
Fiscal year ending:
2005	$53,111	$746
2006	51,853	746
2007	50,221	386
2008	45,871	117
2009	43,230	68
Thereafter	566,828	—

Total	$811,114	2,063
Less amounts representing interest at weighted average interest rate of 9.42%		(267)

Present value of lease obligations		$1,796

Equipment Warranties

        The following table provides a roll-forward from June 29, 2003 of our exposure related to equipment warranties for the year ended June 27, 2004:

Balance, June 29, 2003	$1,521
Provision	320
Payments	(714)
Exchange rate effect	9

Balance, June 27, 2004	$1,136

Equipment Sale Repurchase Agreements and Operating Lease Guarantees

        In connection with certain equipment sales, AMF Products offers to certain lenders and leasing companies outside of the U.S. an equipment repurchase agreement. The repurchase price under such agreements is calculated to equal a portion of the debt incurred by customers to finance the purchase of the equipment. Our aggregate amount of exposure related to equipment repurchase agreements is approximately $6,101 at June 27, 2004 of which $1,057 relates to equipment repurchase agreements entered into prior to the Petition Date. If a customer defaults under an equipment loan or lease, AMF Products may be requested to repurchase the equipment from the lender or leasing company and would be at risk for the difference of the repurchase price paid to the lender or leasing company and the amount AMF Products could realize in re-selling the equipment.

        The obligations under the repurchase agreements that were incurred prior to the Petition Date were impaired under the Plan. Management has taken the position that the beneficiaries of such agreements are only entitled to their distributions as unsecured creditors of the Company under the Plan.

        Our exposure under equipment repurchase agreements entered into after the Petition Date is $5,044 at June 27, 2004. This amount includes 19 equipment repurchase agreements that have been entered into since the Petition Date. We believe we can realize approximately $2,891 upon the sale of the equipment if it was required to perform under such agreements, leaving us with a net exposure of $2,153. While there can be no assurance as to the timing, such equipment sales would occur in the normal course of business.

        Effective January 1, 2003, we adopted the provisions of FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which require us to record the fair value of any equipment sale repurchase agreements executed or modified after December 31, 2002. Since this adoption, we have entered into repurchase agreements which resulted in a liability of approximately $123 related to the guarantees at fair value.

Management Agreement with CHS

        We entered into a management agreement with CHS following the Merger. Under this agreement, CHS provides certain financial, operational and management services to us. The management agreement provides for an annual management fee to be paid to CHS of $2,000, the payment of which will be subordinated to the notes and will not be payable, among other reasons, if we are in default under the indenture governing the notes.

Asset Sales

        From time to time, we sell real estate on which a bowling center is or was operated, either in connection with the closing of a bowling center or in response to an attractive offer to buy the real estate.

        During Fiscal Year 2004, we sold the land and buildings associated with the closure of six bowling centers in the U.S. for net proceeds of $3,110 and losses of $1,441, of which $810 was reserved and excess real estate and equipment in the U.S. for net proceeds of $1,337 and gains of the same amount. We also sold the land and building associated with two bowling centers in Australia for net proceeds of $3,974 and a gain of $2,069.

Litigation and Claims

        Currently and from time to time, we are subject to claims and actions arising in the ordinary course of our business, including general liability, workers' compensation and environmental claims. In some actions, plaintiffs request punitive and other damages that may not be covered by insurance. In management's opinion, the ordinary course claims and actions in which we are involved is not expected to have a material adverse impact on our financial position or results of operations. In addition, AMF Centers is a defendant in certain actions alleging violations of the federal legislation for transmission of unsolicited communications. The plaintiffs in these actions seek statutory damages and have requested geographically-limited class certifications. In one of the actions, which was brought in Georgia state court, the court recently approved a settlement of the class action. It is not possible at this time to predict the outcome of the remaining action. AMF Centers also, from time to time, resolves claims alleging similar violations in order to avoid litigation.

NOTE 12. EMPLOYEE BENEFIT PLANS

        We have a defined contribution 401(k) plan to which certain U.S. employees may make voluntary contributions based on their compensation. Under the provisions of the plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions. Employer contributions made prior to January 1, 1999 vest on the fifth anniversary of employment. Employer contributions made subsequent to December 31, 1998 vested immediately.

        The amounts charged to expense under this plan were:

New Company 2004 Four Months	$574
Reorganized Predecessor Company 2004 Eight Months	1,187
Fiscal Year 2003	1,712
Reorganized Predecessor Company 2002 Four Months	666
Predecessor Company 2002 Two Months	333
Fiscal Year 2001	1,927

NOTE 13. EQUITY

General

        In connection with the Merger, each former shareholder of Worldwide received $25.00 cash for each share of the Old Common Stock and all shares of Worldwide were canceled. The capital stock of Merger Sub became the capital stock of Worldwide as part of the merger and Kingpin Intermediate Corp. became the sole shareholder of Worldwide.

        Additionally, each outstanding and unexercised stock option was canceled. The holders of these stock options received consideration in the amount of the difference between the stock option price and $25.00 multiplied by the number of shares subject to the vested portion of the option.

        The table below summarizes the activity in the former 2002 Stock Option Plan:

Options
Outstanding at June 30, 2002	919,282
Granted	380,000
Forfeited	(353,282)
Exercised	—
Expired	—

Outstanding at June 29, 2003	946,000
Canceled	(946,000)

Outstanding at February 29, 2004	—

        No awards were issued after February 29, 2004.

        At June 29, 2003, 946,000 options were outstanding at an exercise price of $21.19 and a weighted average remaining life of 5.9 years. At June 29, 2003, 373,094 options were exercisable at an exercise price of $21.19 with a weighted average remaining life of 6.7 years.

NOTE 14. GEOGRAPHIC SEGMENTS

	New Company	Reorganized Predecessor Company			Predecessor Company
Operating revenue	2004 Four Months	2004 Eight Months	Fiscal Year 2003	2002 Four Months	2002 Two Months	Fiscal Year 2001
(In millions)
United States	$166.9	$354.6	$528.6	$175.5	$101.3	$535.7
Australia	17.3	35.5	43.4	14.2	6.1	40.3
Japan	6.4	16.6	15.7	6.3	1.6	25.0
United Kingdom	15.6	31.8	43.5	13.4	7.3	50.0
Other European	14.6	27.2	40.0	10.5	5.7	39.4
Other	4.5	7.9	13.8	5.8	3.1	23.1
Eliminations	(5.8)	(14.3)	(17.4)	(6.6)	(2.2)	(18.6)

Total	$219.5	$459.3	$667.6	$219.1	$122.9	$694.9

	New Company	Reorganized Company
Identifiable Assets
	June 27, 2004	June 29, 2003
(In millions)
United States	$365.8	$596.6
Australia	50.6	50.1
Japan	8.9	10.0
United Kingdom	44.9	41.2
Other European	18.4	20.5
Other	6.1	6.0
Eliminations	7.4	7.0

Total	$502.1	$731.4

NOTE 15. BUSINESS SEGMENTS

        We operate in two business segments: operation of bowling centers and manufacturing and sale of bowling and related products. Information concerning operations in these business segments is presented below:

	New Company 2004 Four Months
	Revenue from unaffiliated customers	Intersegment sales		Operating income (loss)	Identifiable assets	Depreciation and amortization	Capital expenditures
(In millions)
Centers:
U.S.	$135.7	$		$(0.8)	$251.8	$13.2	$9.7
International	39.6		—	0.1	125.4	4.8	4.0

Subtotal	175.3		—	(0.7)	377.2	18.0	13.7

Products:
U.S.	26.8		4.4	0.3	82.7	2.3	0.7
International	17.4		1.4	(0.4)	22.9	0.1	0.2

Subtotal	44.2		5.8	(0.1)	105.6	2.4	0.9

Corporate	—		—	(11.6)	11.9	0.6	0.1
Eliminations	—		(5.8)	0.1	7.4	(0.2)	—

Total	$219.5		$—	$(12.3)	$502.1	$20.8	$14.7

	Reorganized Predecessor Company 2004 Eight Months
	Revenue from unaffiliated customers	Intersegment sales	Operating income (loss)	Depreciation and amortization	Capital expenditures
(In millions)
Centers
U.S.	$304.9	$—	$39.7	$27.7	$25.3
International	80.7	—	5.8	9.1	4.8

Subtotal	385.6	—	45.5	36.8	30.1

Products:
U.S.	38.5	11.2	2.0	3.5	1.1
International	35.2	3.1	(2.3)	0.2	0.1

Subtotal	73.7	14.3	(0.3)	3.7	1.2

Corporate	—	—	(34.0)	1.1	2.1
Eliminations	—	(14.3)	0.3	(0.4)	—

Total	$459.3	$—	$11.5	$41.2	$33.4

	Fiscal Year 2003
	Revenue from unaffiliated customers	Intersegment sales	Operating income (loss)	Identifiable assets	Depreciation and amortization	Capital expenditures
(In millions)
Centers
U.S.	$452.5	$—	$53.3	$481.6	$61.8	$27.0
International	108.5	—	7.7	101.1	12.5	7.5

Subtotal	561.0	—	61.0	582.7	74.3	34.5

Products:
U.S.	61.9	14.2	2.2	86.8	5.4	2.0
International	44.7	3.2	(4.0)	26.7	0.4	0.1

Subtotal	106.6	17.4	(1.8)	113.5	5.8	2.1

Corporate	—	—	(20.5)	28.2	1.3	2.3
Eliminations	—	(17.4)	0.6	7.0	(0.7)	—

Total	$667.6	$—	$39.3	$731.4	$80.7	$38.9

	Reorganized Predecessor Company 2002 Four Months
	Revenue from unaffiliated customers	Intersegment sales	Operating income (loss)	Identifiable assets	Depreciation and amortization	Capital expenditures
(In millions)
Centers
U.S.	$148.5	$—	$10.6	$508.5	$23.3	$9.4
International	35.4	—	1.0	93.3	4.2	2.6

Subtotal	183.9	—	11.6	601.8	27.5	12.0

Products:
U.S.	21.9	5.1	0.7	91.9	1.3	1.1
International	13.3	1.5	(5.7)	31.9	0.2	—

Subtotal	35.2	6.6	(5.0)	123.8	1.5	1.1

Corporate	—	—	(8.0)	23.5	0.4	1.2
Eliminations	—	(6.6)	0.2	6.4	(0.5)	—

Total	$219.1	$—	$(1.2)	$755.5	$28.9	$14.3

	Predecessor Company 2002 Two Months
	Revenue from unaffiliated customers	Intersegment sales	Operating income (loss)	Depreciation and amortization	Capital expenditures	Extraordinary Item	Cumulative effect of change in accounting for goodwill
(In millions)
Centers
U.S.	$93.1	$—	$19.6	$13.6	$1.1	$—	$86.7
International	18.2	—	1.7	2.2	0.5	—	181.9

Subtotal	111.3	—	21.3	15.8	1.6	—	268.6

Products:
U.S.	6.5	1.7	(4.1)	1.3	0.4	—	449.8
International	5.0	0.5	—	0.1	0.1	—	—

Subtotal	11.5	2.2	(4.1)	1.4	0.5	—	449.8

Corporate	—	—	(3.3)	0.1	0.4	774.8	—
Eliminations	—	(2.2)	0.2	(0.2)	—	—	—

Total	$122.8	$—	$14.1	$17.1	$2.5	$774.8	$718.4

	Fiscal Year 2001
	Revenue from unaffiliated customers	Intersegment sales	Operating income (loss)	Identifiable assets	Depreciation and amortization	Capital expenditures
(In millions)
Centers
U.S.	$466.8	$—	$18.0	$696.7	$86.5	$35.8
International	110.3	—	4.6	278.9	18.9	8.3

Subtotal	577.1	—	22.6	975.6	105.4	44.1

Products:
U.S.	55.2	13.7	(32.1)	531.1	23.9	2.6
International	62.6	4.9	(10.4)	36.7	0.9	0.3

Subtotal	117.8	18.6	(42.5)	567.8	24.8	2.9

Corporate	—	—	(26.9)	—	1.3	2.5
Eliminations	—	(18.6)	1.1	6.0	(1.5)	—

Total	$694.9	$—	$(45.7)	$1,549.4	$130.0	$49.5

NOTE 16. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

        As discussed in Note 1, we issued $150,000 of Subordinated Notes in connection with the Merger. The Subordinated Notes are jointly and severally guaranteed on a full and unconditional basis by our direct and indirect, wholly-owned domestic subsidiaries (the "Guarantor Subsidiaries"). Our foreign and non wholly-owned subsidiaries (the "Non-Guarantor Subsidiaries") do not provide guarantees. Based on this distinction, the following information presents the condensed consolidating balance sheet as of June 27, 2004 and June 29, 2003, condensed consolidating statements of operations and cash flows for the New Company 2004 Four Months, Reorganized Predecessor Company 2004 Eight Months, Fiscal Year 2003, Reorganized Predecessor Company 2002 Four Months, Predecessor Company 2002 Two Months and Fiscal Year 2001. The elimination entries presented are necessary to combine the entities.

Condensed Consolidating Financial Statements
AMF Bowling Worldwide, Inc.
Condensed Consolidating Balance Sheet

	June 27, 2004
	Worldwide	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$3,379	$6,484	$2,871	$—	$12,734
Accounts and notes receivable, net	—	21,333	4,404	—	25,737
Accounts and notes receivable—intercompany	16,288	150,135	20,146	(186,569)	—
Inventories, net	—	27,430	6,039	(2,724)	30,745
Prepaid expenses and other current assets	(7,137)	19,444	6,924	—	19,231

Total current assets	12,530	224,826	40,384	(189,293)	88,447
Notes receivable—intercompany	47,330	—	5,663	(52,993)	—
Property and equipment, net	7,256	315,007	41,627	66	363,956
Investment in subsidiaries	477,829	—	5	(477,834)	—
Other assets	30,003	98,258	(392)	(78,165)	49,704

Total assets	$574,948	$638,091	$87,287	$(798,219)	$502,107

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$496	$14,719	$6,446	$—	$21,661
Accrued expenses and other liabilities	13,533	60,189	6,257	—	79,979
Current portion of long-term debt	1,688	530	76	—	2,294
Accounts and notes payable—intercompany	130,212	13,576	42,781	(186,569)	—

Total current liabilities	145,929	89,014	55,560	(186,569)	103,934
Long-term debt, less current portion	283,317	2,837	349	—	286,503
Liabilities subject to resolution	—	233	—	—	233
Other long-term liabilities	21,569	56,422	174	(78,165)	—
Notes payable-intercompany	10,038	—	42,955	(52,993)	—

Total liabilities	460,853	148,506	99,038	(317,727)	390,670
Stockholder's equity:
Common Stock	—	—	—	—	—
Paid-in capital	133,716	504,566	(10,975)	(493,591)	133,716
Accumulated (deficit) earnings	(16,334)	(9,965)	(886)	8,193	(18,992)
Accumulated other comprehensive income (loss)	(3,287)	(5,016)	110	4,906	(3,287)

Total stockholders' equity	114,095	489,585	(11,751)	(480,492)	111,437

Total liabilities and stockholder's equity	$574,948	$638,091	$87,287	$(798,219)	$502,107

Condensed Consolidating Financial Statements
AMF Bowling Worldwide, Inc.
Condensed Consolidating Balance Sheet

	June 29, 2003
	Worldwide	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$48,123	$5,440	$2,712	$—	$56,275
Accounts and notes receivable, net	—	19,658	3,559	—	23,217
Accounts and notes receivable—intercompany	16,361	100,511	20,515	(137,387)	—
Inventories, net	—	29,184	4,817	—	34,001
Prepaid expenses and other current assets	(7,104)	20,424	5,699	—	19,019

Total current assets	57,380	175,217	37,302	(137,387)	132,512
Notes receivable—intercompany	116,268	—	5,663	(121,931)	—
Property and equipment, net	6,250	522,019	39,848	492	568,609
Investment in subsidiaries	638,944	—	—	(638,944)	—
Other assets	2,905	103,835	291	(76,762)	30,269

Total assets	$821,747	$801,071	$83,104	$(974,532)	$731,390

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$(1,487)	$13,529	$5,600	$—	$17,642
Accrued expenses and other liabilities	15,317	61,236	7,819	—	84,372
Current portion of long-term debt	40,367	231	303	—	40,901
Accounts and notes payable—intercompany	97,843	5,570	33,974	(137,387)	—

Total current liabilities	152,040	80,566	47,696	(137,387)	142,915
Long-term debt, less current portion	371,865	2,630	1,092	—	375,587
Liabilities subject to resolution	1,806	(483)	—	—	1,323
Other long-term liabilities	21,569	55,019	174	(76,762)	—
Notes payable-intercompany	63,394	12,802	45,735	(121,931)	—

Total liabilities	610,674	150,534	94,697	(336,080)	519,825
Stockholders' equity:
Common Stock	100	—	—	—	100
Paid-in capital	212,361	476,867	38,529	(515,396)	212,361
Accumulated (deficit) earnings	(12,701)	150,215	(38,610)	(111,113)	(12,209)
Accumulated other comprehensive income (loss)	11,313	23,455	(11,512)	(11,943)	11,313

Total stockholders' equity	211,073	650,537	(11,593)	(638,452)	211,565

Total liabilities and stockholders' equity	$821,747	$801,071	$83,104	$(974,532)	$731,390

Condensed Consolidating Financial Statements
AMF Bowling Worldwide, Inc.
Condensed Consolidating Statements of Operations

	New Company 2004 Four Months
	Worldwide	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Operating revenue	$—	$193,996	$30,348	$(4,874)	$219,470
Operating expenses:
Cost of goods sold	—	54,465	9,143	(4,585)	59,023
Bowling center operating expenses	—	116,404	16,855	(281)	132,978
Selling, general and administrative expenses	11,034	5,693	1,418	—	18,145
Restructuring, refinancing and other	—	826	—	—	826
Depreciation and amortization	584	18,067	2,187	(55)	20,783

Total operating expenses	11,618	195,455	29,603	(4,921)	231,755

Operating income (loss)	(11,618)	(1,459)	745	47	(12,285)
Nonoperating expenses (income):
Interest expense	8,158	202	2,530	(2,522)	8,368
Interest income	(2,437)	(136)	(113)	2,522	(164)
Other expense (income)	(12,019)	12,290	(73)	(9)	189

Total nonoperating expenses, net	(6,298)	12,356	2,344	(9)	8,393

Income (loss) before reorganization items, net, provision (benefit) for income taxes and equity in income (loss) of subsidiaries	(5,320)	(13,815)	(1,599)	56	(20,678)
Reorganization items, net	(116)	(155)	—	—	(271)

Income (loss) before provision (benefit) for income taxes and equity in income (loss) of subsidiaries	(5,204)	(13,660)	(1,599)	56	(20,407)
Provision (benefit) for income taxes	275	(1,312)	(378)	—	(1,415)
Equity in income (loss) of subsidiaries	(16,253)	—	—	16,253	—

Net income (loss)	$(21,732)	$(12,348)	$(1,221)	$16,309	$(18,992)

Condensed Consolidating Financial Statements
AMF Bowling Worldwide, Inc.
Condensed Consolidating Statements of Operations

	Reorganized Predecessor Company 2004 Eight Months
	Worldwide	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Operating revenue	$—	$407,506	$58,799	$(6,994)	$459,311
Operating expenses:
Cost of goods sold	—	83,626	16,108	(6,563)	93,171
Bowling center operating expenses	—	233,889	32,027	(431)	265,485
Selling, general and administrative expenses	32,882	12,627	2,456	—	47,965
Depreciation and amortization	1,079	35,959	4,333	(195)	41,176

Total operating expenses	33,961	366,101	54,924	(7,189)	447,797

Operating income (loss)	(33,961)	41,405	3,875	195	11,514
Nonoperating expenses (income):
Interest expense	24,101	59	66	—	24,226
Interest income	(41)	(252)	(225)	—	(518)
Loss on extinguishment of debt	35,318	—	—	—	35,318
Other expense (income)	(22,235)	17,643	1,432	9	(3,151)

Total nonoperating expenses, net	37,143	17,450	1,273	9	55,875

Income (loss) before provision for income taxes and equity in income (loss) of subsidiaries	(71,104)	23,955	2,602	186	(44,361)
Provision for income taxes	91	2,131	1,175	—	3,397
Equity in income (loss) of subsidiaries	23,437	—	—	(23,437)	—

Net income (loss)	$(47,758)	$21,824	$1,427	$(23,251)	$(47,758)

Condensed Consolidating Financial Statements
AMF Bowling Worldwide, Inc.
Condensed Consolidating Statements of Operations

	Fiscal Year 2003
	Worldwide	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Operating revenue	$—	$596,336	$79,338	$(8,096)	$667,578
Operating expenses:
Cost of goods sold	—	123,320	19,376	(7,677)	135,019
Bowling center operating expenses	—	324,985	44,713	(419)	369,279
Selling, general and administrative expenses	19,184	18,348	4,672	—	42,204
Restructuring, refinancing and other charges	—	1,138	—	—	1,138
Depreciation and amortization	1,277	73,187	6,203	—	80,667

Total operating expenses	20,461	540,978	74,964	(8,096)	628,307

Operating income (loss)	(20,461)	55,358	4,374	—	39,271
Nonoperating expense (income):
Interest expense	39,588	251	2,139	(2,177)	39,801
Interest income	(2,399)	(371)	(100)	2,177	(693)
Other expense (income)	(8,905)	2,276	2,575	—	(4,054)

Total nonoperating expenses, net	28,284	2,156	4,614	—	35,054

Income (loss) before reorganization items, net, provision (benefit) for income taxes and equity in income (loss) of subsidiaries	(48,745)	53,202	(240)	—	4,217
Reorganization items, net	—	(341)	—	—	(341)

Income (loss) before provision (benefit) for income taxes and equity in income (loss) of subsidiaries	(48,745)	53,543	(240)	—	4,558
Provision (benefit) for income taxes	—	2,637	(1,506)	—	1,131
Equity in income (loss) of subsidiaries	52,172	—	—	(52,172)	—

Net income (loss)	$3,427	$50,906	$1,266	$(52,172)	$3,427

Condensed Consolidating Financial Statements
AMF Bowling Worldwide, Inc.
Condensed Consolidating Statements of Operations

	Reorganized Predecessor Company 2002 Four Months
	Worldwide	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Operating revenue	$—	$194,738	$28,834	$(4,517)	$219,055
Operating expenses:
Cost of goods sold	—	42,706	9,059	(4,857)	46,908
Bowling center operating expenses	—	108,867	16,756	(124)	125,499
Selling, general and administrative expenses	7,558	5,934	1,533	—	15,025
Restructuring, refinancing and other charges	—	3,831	49	—	3,880
Depreciation and amortization	346	26,224	2,388	(41)	28,917

Total operating expenses	7,904	187,562	29,785	(5,022)	220,229

Operating income (loss)	(7,904)	7,176	(951)	505	(1,174)
Nonoperating expenses (income):
Interest expense	15,012	84	118	—	15,214
Interest income	(239)	(117)	(50)		(406)
Other expense (income)	(10,533)	5,692	455	—	(4,386)

Total nonoperating expenses, net	4,240	5,659	523	—	10,422

Income (loss) before reorganization items, net, provision for income taxes and equity in income (loss) of subsidiaries	(12,144)	1,517	(1,474)	505	(11,596)
Reorganization items, net	53	(71)	18	—	—

Income (loss) before provision for income taxes and equity in income (loss) of subsidiaries	(12,197)	1,588	(1,492)	505	(11,596)
Provision for income taxes	—	2,851	1,189	—	4,040
Equity in income (loss) of subsidiaries	(3,439)	—	—	3,439	—

Net income (loss)	$(15,636)	$(1,263)	$(2,681)	$3,944	$(15,636)

Condensed Consolidating Financial Statements
AMF Bowling Worldwide, Inc.
Condensed Consolidating Statements of Operations

	Predecessor Company 2002 Two Months
	Worldwide	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Operating revenue	$—	$109,590	$14,684	$(1,388)	$122,886
Operating expenses:
Cost of goods sold	—	17,294	3,608	(911)	19,991
Bowling center operating expenses	—	55,686	7,721	(50)	63,357
Selling, general and administrative expenses	3,316	4,277	471	—	8,064
Restructuring, refinancing and other charges	(781)	559	524	—	302
Depreciation and amortization	142	15,889	1,124	(11)	17,144

Total operating expenses	2,677	93,705	13,448	(972)	108,858

Operating income (loss)	(2,677)	15,885	1,236	(416)	14,028
Nonoperating expenses (income):
Interest expense	—	7,846	267	—	8,113
Interest income	100	(69)	(31)	—	—
Other expense (income)	(6,100)	6,040	967	—	907

Total nonoperating expenses, net	(6,000)	13,817	1,203	—	9,020

Income (loss) before reorganization items, net gain on debt discharge, net, fresh start accounting adjustments, provision (benefit) for income taxes, cumulative effect of change in accounting for goodwill and equity in income (loss) of subsidiaries	3,323	2,068	33	(416)	5,008
Reorganization items, net	16,462	(3,180)	6	—	13,288
Gain on debt discharge, net	(774,803)	—	—	—	(774,803)
Fresh start accounting adjustments	65,991	—	—	—	65,991

Income (loss) before provision (benefit) for income taxes, cumulative effect of change in accounting for goodwill and equity in income (loss) of subsidiaries	695,673	5,248	27	(416)	700,532
Provision (benefit) for income taxes	—	1,545	(450)	—	1,095

Income (loss) before cumulative effect of change in accounting for goodwill and equity in income (loss) of subsidiaries	695,673	3,703	477	(416)	699,437
Cumulative effect of change in accounting for goodwill	—	(701,403)	(17,011)	—	(718,414)
Equity in income (loss) of subsidiaries	(714,650)			714,650	—

Net income (loss)	$(18,977)	$(697,700)	$(16,534)	$714,234	$(18,977)

Condensed Consolidating Financial Statements
AMF Bowling Worldwide, Inc.
Condensed Consolidating Statements of Operations

	Fiscal Year 2001 (unaudited)
	Worldwide	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Operating revenue	$—	$617,795	$88,182	$(11,099)	$694,878
Operating expenses:
Cost of goods sold	—	141,586	23,586	(10,553)	154,619
Bowling center operating expenses	—	339,128	46,026	(546)	384,608
Selling, general and administrative expenses	14,784	32,111	5,891	—	52,786
Restructuring, refinancing and other charges	13,036	5,600	—	—	18,636
Depreciation and amortization	1,388	121,105	7,888	(338)	130,043

Total operating expenses	29,208	639,530	83,391	(11,437)	740,692

Operating income (loss)	(29,208)	(21,735)	4,791	338	(45,814)
Nonoperating expenses (income):
Interest expense	4,485	98,384	2,007	—	104,876
Interest income	(57)	(776)	(303)	—	(1,136)
Other expense (income)	(34,511)	34,446	5,975	—	5,910

Total nonoperating expenses, net	(30,083)	132,054	7,679	—	109,650

Income (loss) before reorganization items, net, provision for income taxes and equity in income (loss) of subsidiaries	875	(153,789)	(2,888)	338	(155,464)
Reorganization items, net	22,011	33,917	803	—	56,731

Income (loss) before provision for income taxes and equity in income (loss) of subsidiaries	(21,136)	(187,706)	(3,691)	338	(212,195)
Provision for income taxes	3,964	169	633	—	4,766
Equity in income (loss) of subsidiaries	(191,861)	—	—	191,861	—

Net income (loss)	$(216,961)	$(187,875)	$(4,324)	$192,199	$(216,961)

Condensed Consolidating Financial Statements
AMF Bowling Worldwide, Inc.
Condensed Consolidating Statement of Cash Flows

	New Company 2004 Four Months
	Worldwide	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net cash provided by (used in) operating activities	$(3,910)	$7,133	$2,530	$(493)	$5,260
Cash flows from investing activities:
Purchases of property and equipment	(88)	(11,742)	(2,893)	—	(14,723)
Proceeds from the sale of property and equipment	—	4,499	153	—	4,652

Net cash used in investing activities	(88)	(7,243)	(2,740)	—	(10,071)

Cash flows from financing activities:
Deferred financing costs	(301)	—	—	—	(301)
Repayment under capital lease obligations	—	(260)	—	—	(260)

Net cash used in financing activities	(301)	(260)	—	—	(561)

Effect of exchange rates on cash	—	—	—	493	493

Net decrease in cash	(4,299)	(370)	(210)	—	(4,879)
Cash and cash equivalents at beginning of period	7,678	6,854	3,081	—	17,613

Cash and cash equivalents at end of period	$3,379	$6,484	$2,871	$—	$12,734

Condensed Consolidating Financial Statements
AMF Bowling Worldwide, Inc.
Condensed Consolidating Statement of Cash Flows

	Reorganized Predecessor Company 2004 Eight Months
	Worldwide	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net cash provided by (used in) operating activities	$228,143	$(227,854)	$2,371	$3,630	$6,290

Cash flows from investing activities:
Purchases of property and equipment	(2,125)	(28,612)	(2,617)	—	(33,354)
Proceeds from the sale of property and equipment	—	4,083	615	—	4,698
Proceeds from sale-leaseback agreements	—	254,000	—	—	254,000

Net cash provided by (used in) investing activities	(2,125)	229,471	(2,002)	—	225,344

Cash flows from financing activities:
Proceeds from long-term debt	285,000	—	—	—	285,000
Payments on long-term debt	(412,227)	—	—	—	(412,227)
Repayment under capital lease obligations	—	(203)	—	—	(203)
Dividends paid	(250,252)	—	—	—	(250,252)
Proceeds from issuance of common stock	133,716	—	—	—	133,716
Deferred financing costs	(21,747)	—	—	—	(21,747)
Stock options	(953)	—	—	—	(953)

Net cash used in financing activities	(266,463)	(203)	—	—	(266,666)

Effect of exchange rates on cash	—	—	—	(3,630)	(3,630)

Net increase (decrease) in cash	(40,445)	1,414	369	—	(38,662)
Cash and cash equivalents at beginning of period	48,123	5,440	2,712	—	56,275

Cash and cash equivalents at end of period	$7,678	$6,854	$3,081	$—	$17,613

Condensed Consolidating Financial Statements
AMF Bowling Worldwide, Inc.
Condensed Consolidating Statement of Cash Flows

	Fiscal Year 2003
	Worldwide	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net cash provided by (used in) operating activities	$55,257	$31,207	$(826)	$5,622	$91,260

Cash flows from investing activities:
Purchases of property and equipment	(2,286)	(33,121)	(3,477)	—	(38,884)
Proceeds from the sale of property and equipment	—	1,230	—	—	1,230
Other	—	135	—	—	135

Net cash used in investing activities	(2,286)	(31,756)	(3,477)	—	(37,519)

Cash flows from financing activities:
Payments on long-term debt	(25,768)	—	—	—	(25,768)
Repayment under capital lease obligations	—	(210)	—	—	(210)
Other	—	(33)	—	—	(33)

Net cash used in financing activities	(25,768)	(243)	—	—	(26,011)

Effect of exchange rates on cash	—	—	—	(5,622)	(5,622)

Net increase (decrease) in cash	27,203	(792)	(4,303)	—	22,108
Cash and cash equivalents at beginning of year	20,920	6,232	7,015	—	34,167

Cash and cash equivalents at end of year	$48,123	$5,440	$2,712	$—	$56,275

Condensed Consolidating Financial Statements
AMF Bowling Worldwide, Inc.
Condensed Consolidating Statement of Cash Flows

	Reorganized Predecessor Company 2002 Four Months
	Worldwide	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net cash provided by (used in) operating activities	$3,276	$7,851	$(1,078)	$1,121	$11,170

Cash flows from investing activities:
Purchases of property and equipment	(1,696)	(11,430)	(1,202)	—	(14,328)
Proceeds from the sale of property and equipment	—	904	—	—	904

Net cash used in investing activities	(1,696)	(10,526)	(1,202)	—	(13,424)

Cash flows from financing activities:
Payments under revolving line of credit	(10,000)	—	—	—	(10,000)
Payments on long-term debt	(2,000)	—	—	—	(2,000)
Deferred financing costs	(552)	—	—	—	(552)

Net cash used in financing activities	(12,552)	—	—	—	(12,552)

Effect of exchange rates on cash	—	—	—	(1,121)	(1,121)

Net decrease in cash	(10,972)	(2,675)	(2,280)	—	(15,927)
Cash and cash equivalents at beginning of period	31,892	9,281	8,921	—	50,094

Cash and cash equivalents at end of period	$20,920	$6,606	$6,641	$—	$34,167

Condensed Consolidating Financial Statements
AMF Bowling Worldwide, Inc.
Condensed Consolidating Statement of Cash Flows

	Predecessor Company 2002 Two Months
	Worldwide	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net cash provided by (used in) operating activities	$24,941	$2,483	$(1,669)	$(1,791)	$23,964

Cash flows from investing activities:
Purchases of property and equipment	(421)	(1,659)	(429)	—	(2,509)

Net cash used in investing activities	(421)	(1,659)	(429)	—	(2,509)

Cash flows from financing activities:
Proceeds from long-term debt	440,000	—	—	—	440,000
Payments on long-term debt	(436,700)	—	—	—	(436,700)
Borrowing under revolving line of credit	10,000	—	—	—	10,000
Deferred financing costs	(11,743)	—	—	—	(11,743)

Net cash provided by financing activities	1,557	—	—	—	1,557

Effect of exchange rates on cash	—	—	—	1,791	1,791

Net increase (decrease) in cash	26,077	824	(2,098)	—	24,803
Cash and cash equivalents at beginning of period	5,815	8,457	11,019	—	25,291

Cash and cash equivalents at end of period	$31,892	$9,281	$8,921	$—	$50,094

Condensed Consolidating Financial Statements
AMF Bowling Worldwide, Inc.
Condensed Consolidating Statement of Cash Flows

	Fiscal Year 2001 (unaudited)
	Worldwide	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net cash provided by (used in) operating activities	$(6,705)	$30,200	$4,199	$(105)	$27,589

Cash flows from investing activities:
Purchases of property and equipment	(360)	(44,703)	(4,399)	—	(49,462)
Other	—	300	—	—	300

Net cash used in investing activities	(360)	(44,403)	(4,399)	—	(49,162)

Cash flows from financing activities:
Net cash used in financing activities	—	—	—	—	—

Effect of exchange rates on cash	—	—	—	105	105

Net decrease in cash	(7,065)	(14,203)	(200)	—	(21,468)
Cash and cash equivalents at beginning of year	12,880	22,660	11,219	—	46,759

Cash and cash equivalents at end of year	$5,815	$8,457	$11,019	$—	$25,291

NOTE 17. SUBSEQUENT EVENTS

        On September 20, 2004, we entered into an amendment to our Credit Agreement. The amendment became effective on September 24, 2004. The amendment, among other things, requires us to prepay loans and/or cash collateralize or pay certain letter of credit obligations under the Credit Agreement in an amount equal to 20% of the net cash proceeds from any sale, transfer or other disposition of the assets or stock of certain of our subsidiaries. The amendment also permits us to redeem, purchase, prepay, retire, defease or otherwise acquire the Subordinated Notes for cash consideration that does not exceed 80% of the net cash proceeds from those sales of assets or stock within a specified time period.

        On September 30, 2004, we sold our bowling center business that operated 33 bowling centers in the United Kingdom for gross cash proceeds of approximately $72.0 million.

AMF BOWLING WORLDWIDE, INC.

SELECTED QUARTERLY FINANCIAL DATA

2004 Fiscal Quarters

	1st	2nd	3rd(a)	4th
Operating revenue	$148,014	$174,189	$200,744	$155,834
Operating income (loss)	(3,870)	19,699	(3,186)	(13,414)
Net income (loss)	(12,672)	12,494	(49,206)	(17,366)
Net income (loss) per share of common stock:
Basic	$(1.27)	$1.25	N/A	N/A
Diluted	(1.27)	1.21	N/A	N/A

2003 Fiscal Quarters

	1st	2nd	3rd	4th
Operating revenue	$150,627	$176,572	$187,861	$152,518
Operating income (loss)	(8,295)	18,353	32,381	(3,168)
Net income (loss)	(20,808)	7,243	21,112	(4,120)
Net income (loss) per share of common stock:
Basic	$(2.08)	$0.72	$2.11	$(0.41)
Diluted	(2.08)	0.72	2.11	(0.41)

(a)
The 2004 Third Quarter ended March 28, 2004 includes the New Company One Month and the Reorganized Predecessor Company Two Months.

AMF BOWLING WORLDWIDE, INC.

Offer to Exchange

$150,000,000 of 10% Senior Subordinated Notes due 2010, Series B

for any and all outstanding

$150,000,000 of 10% Senior Subordinated Notes due 2010

PROSPECTUS

October 19, 2004

QuickLinks

TABLE OF CONTENTS
MARKET AND INDUSTRY DATA
TRADEMARKS
SUMMARY
The Company
The Merger and Related Financing Transactions
Summary of the Exchange Offer
Summary of Terms of the Exchange Notes
Risk Factors
Summary Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA FINANCIAL INFORMATION
AMF BOWLING WORLDWIDE, INC. AND SUBSIDIARIES Unaudited Pro Forma Consolidated Statement of Operations For the Fiscal Year Ended June 27, 2004 ($ in millions)
AMF BOWLING WORLDWIDE, INC. AND SUBSIDIARIES Notes to Unaudited Pro Forma Consolidated Statement of Operations ($ in millions)
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE NOTES
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND OTHER INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
AMF BOWLING WORLDWIDE, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except share data)
AMF BOWLING WORLDWIDE, INC. CONSOLIDATED STATEMENT OF OPERATIONS (In thousands, except per share data)
AMF BOWLING WORLDWIDE, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (in thousands, except per share data and as otherwise noted)
AMF BOWLING WORLDWIDE, INC. AND SUBSIDIARIES Unaudited Pro Forma Consolidated Statement of Operations For the Eight Months Ended February 29, 2004
AMF BOWLING WORLDWIDE, INC. AND SUBSIDIARIES Unaudited Pro Forma Consolidated Statements of Operations For the Year Ended June 29, 2003
Condensed Consolidating Financial Statements AMF Bowling Worldwide, Inc. Condensed Consolidating Balance Sheet
Condensed Consolidating Financial Statements AMF Bowling Worldwide, Inc. Condensed Consolidating Statements of Operations
Condensed Consolidating Financial Statements AMF Bowling Worldwide, Inc. Condensed Consolidating Statements of Operations
Condensed Consolidating Financial Statements AMF Bowling Worldwide, Inc. Condensed Consolidating Statements of Operations
Condensed Consolidating Financial Statements AMF Bowling Worldwide, Inc. Condensed Consolidating Statements of Operations
Condensed Consolidating Financial Statements AMF Bowling Worldwide, Inc. Condensed Consolidating Statements of Operations
Condensed Consolidating Financial Statements AMF Bowling Worldwide, Inc. Condensed Consolidating Statements of Operations
Condensed Consolidating Financial Statements AMF Bowling Worldwide, Inc. Condensed Consolidating Statement of Cash Flows
Condensed Consolidating Financial Statements AMF Bowling Worldwide, Inc. Condensed Consolidating Statement of Cash Flows